Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

IVANHOE CAPITAL ACQUISITION CORP.,

WORMHOLE MERGER SUB PTE. LTD.

AND

SES HOLDINGS PTE. LTD.

DATED AS OF JULY 12, 2021

Article I. THE CLOSING TRANSACTIONS	3

Section 1.1	Closing	3

Section 1.2	Closing Deliverables	3

Section 1.3	Closing Transactions	4

Article II. THE Amalgamation	5

Section 2.1	Effective Time	5

Section 2.2	The Amalgamation	5

Section 2.3	Effect of the Amalgamation	6

Section 2.4	Governing Documents	5

Section 2.5	Directors and Officers of the Amalgamated Company.	5

Section 2.6	Conversion of Securities	6

Section 2.7	Disbursement of Amalgamation Consideration	8

Section 2.8	Withholding Taxes	9

Section 2.9	Taking of Necessary Action; Further Actions	9

Section 2.10	Tax Treatment of the Domestication and the Amalgamation	9

Section 2.11	Earn-Out	10

Article III. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY	12

i

Article IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND AMALGAMATION SUB	32

Section 4.18	Sponsor Agreement	41

Section 4.19	Investment Company Act; JOBS Act	41

Section 4.20	Disclaimer of Other Warranties	41

Article V. CONDUCT PRIOR TO THE CLOSING DATE	42

Section 5.1	Conduct of Business by the Company	42

Section 5.2	Conduct of Business by Parent and Amalgamation Sub	45

Article VI. ADDITIONAL AGREEMENTS	47

Article VII. CONDITIONS TO THE TRANSACTION	64

Section 7.1	Conditions to Obligations of Each Party’s Obligations	64

Section 7.2	Additional Conditions to Obligations of the Company	64

Section 7.3	Additional Conditions to the Obligations of Parent and Amalgamation Sub	65

Article VIII. TERMINATION	66

Section 8.1	Termination	66

Section 8.2	Notice of Termination; Effect of Termination	67

Article IX. NO SURVIVAL	67

Section 9.1	No Survival	67

Article X. GENERAL PROVISIONS	67

EXHIBITS

Exhibit A	Form of Parent Charter
Exhibit B	Form of Parent Bylaws
Exhibit C	Form of Support Agreement
Exhibit D	Form of Sponsor Agreement
Exhibit E	Form of A&R Registration Rights Agreement
Exhibit F	Form of IPO Letter Agreement Amendment
Exhibit G	Form of FIRPTA Certificate
Exhibit H	Form of Subscription Agreement
Exhibit I	Employee Incentive Plan

SCHEDULES

Schedule A	Defined Terms

v

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT is made and entered into as of July 12, 2021, by and among Ivanhoe Capital Acquisition Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“Parent”), Wormhole Merger Sub Pte. Ltd., a Singapore private company limited by shares and a direct, wholly-owned Subsidiary of Parent (“Amalgamation Sub”), and SES Holdings Pte. Ltd., Singapore private company limited by shares (the “Company”). Each of the Company, Parent and Amalgamation Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties”. The term “Agreement” as used herein refers to this Business Combination Agreement, as the same may be amended from time to time in accordance with the terms hereof, and all schedules, exhibits and annexes hereto (including the Company Disclosure Letter and the Parent Disclosure Letter). Defined terms used in this Agreement are listed alphabetically in Schedule A, together with the section and, if applicable, subsection in which the definition of each such term is located.

Recitals

WHEREAS, Parent is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, prior to the Closing Date and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), Parent shall migrate out of the Cayman Islands and domesticate (the “Domestication”) as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and Part XII of the Cayman Islands Companies Act (2021 Revision), as amended and restated from time to time (the “Companies Act”);

WHEREAS, concurrently with the Domestication, Parent shall file a certificate of incorporation with the Secretary of State of Delaware and adopt amended and restated bylaws consistent with the laws of the State of Delaware (in substantially the forms attached hereto as Exhibit A and Exhibit B, respectively);

WHEREAS, (A) by virtue of the Domestication, (i) each issued and outstanding Parent Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one share of Class A common stock, par value $0.0001, per share of Parent (after the Domestication) (the “Delaware Parent Class A Common Stock”); (ii) each issued and outstanding Parent Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one share of Delaware Parent Class B Common Stock; (iii) each then issued and outstanding warrant of Parent shall convert automatically into a warrant to acquire one share of Delaware Parent Class A Common Stock (“Delaware Parent Warrant”); and (iv) each then issued and outstanding Parent Unit shall convert automatically into a unit of Parent (after the Domestication) (the “Delaware Parent Units”), with each Delaware Parent Unit representing one share of Delaware Parent Class A Common Stock and one-third of one Delaware Parent Warrant and (B) immediately following the Domestication, each then issued and outstanding share of Delaware Parent Class B Common Stock shall be converted, on a one-for-one basis, into one share of Delaware Parent Class A Common Stock (the conversion described in this clause (B), the “Recapitalization”);

WHEREAS, pursuant to the Domestication, Parent will change its name from “Ivanhoe Capital Acquisition Corp.” to “SES AI Corporation”;

WHEREAS, for U.S. federal income tax purposes, each of the Parties intends that the Domestication qualifies as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Singapore Companies Act and other applicable Law, the Parties intend to enter into a business combination transaction by which Amalgamation Sub and the Company will amalgamate under Sections 215A to 215G of the Singapore Companies Act (the “Amalgamation”), with the Company surviving the Amalgamation as the amalgamated company (the Company, in its capacity as the company surviving the Amalgamation, is sometimes referred to as the “Amalgamated Company”).

WHEREAS, for U.S. federal income tax purposes, each of the Parties intends that (i) the Amalgamation constitutes a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) or (ii) the Amalgamation, the Recapitalization and the PIPE Investment together constitute an integrated transaction that qualifies under Section 351(a) of the Code;

WHEREAS, the board of directors of the Company has unanimously: (i) determined that it is in the best interests of the Company and Company Shareholders, and declared it advisable, to approve and to enter into this Agreement providing for the Amalgamation in accordance with the Singapore Companies Act; and (ii) approved this Agreement and the Transactions, including the Amalgamation in accordance with the Singapore Companies Act, on the terms and subject to the conditions of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company Shareholders collectively holding at least 75% of the outstanding voting power of the Company Shares issued and outstanding as of the date hereof (voting as a single class and on an as-converted basis) and at least two-thirds (2/3) of the outstanding Company Preference Shares (voting as a single class) (each such Company Shareholder, a “Written Consent Party”), have entered into support agreements with Parent in substantially the form attached hereto as Exhibit C (each, a “Support Agreement”).

WHEREAS, the board of directors of Parent and, where relevant, Amalgamation Sub, has unanimously: (i) determined that it is in the best interests of Parent and Amalgamation Sub, and declared it advisable, to approve (in the case of Parent) the Domestication in accordance with applicable law and (in the case of Parent and Amalgamation Sub) to enter into this Agreement providing for the Amalgamation in accordance with the Singapore Companies Act; and (ii) approved this Agreement and the Transactions, including (in the case of Parent) the Domestication in accordance with the Companies Act and applicable law and (in the case of Parent and Amalgamation Sub) the Amalgamation in accordance with the Singapore Companies Act, on the terms and subject to the conditions of this Agreement;

WHEREAS, as a condition and an inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Sponsor and Parent have entered into a letter agreement (the “Sponsor Agreement”), in substantially the form attached hereto as Exhibit D, pursuant to which, in connection with the Closing, Sponsor shall agree to, among other things, (i) vote to adopt and approve this Agreement and the other documents contemplated hereby (including the Transaction Agreements) and the transactions contemplated hereby and thereby, including the Amalgamation and (ii) waive certain rights in respect of anti-dilution and subject its ability to sell certain of its shares of Delaware Parent Common Stock to the achievement of certain milestones, upon the terms and subject to the conditions set forth therein;

WHEREAS, on or about the date hereof, Parent has entered into Subscription Agreements (as defined below) with certain investors (the “PIPE Investors”) for a private placement of Delaware Parent Class A Common Stock (the “PIPE Investment”), such private placement to be consummated immediately prior to the consummation of the Transactions;

WHEREAS, (i) Parent, Sponsor and certain other parties thereto are party to a Registration Rights Agreement, dated as of January 6, 2021, and (ii) in connection with the consummation of the Amalgamation, Parent, Sponsor and certain other parties thereto will enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) in substantially the form attached hereto as Exhibit E; and

WHEREAS, in connection with the consummation of the Amalgamation, Parent, Sponsor and each Insider will enter into an amendment to that certain Letter Agreement, dated as of January 6, 2021, by and among Parent, Sponsor and each Insider (the “IPO Letter Agreement Amendment”), in substantially the form attached hereto as Exhibit F.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I.
THE CLOSING TRANSACTIONS

Section 1.1             Closing. Unless this Agreement shall have been terminated pursuant to Section 8.1, the consummation of the Transactions (the “Closing”), other than the filing of the Amalgamation Documents, shall take place electronically through the exchange of documents via email or other electronic transmission, at a time and date to be specified in writing by the Parties, which shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other time, date and location as the Parties agree in writing (the date on which the Closing occurs, the “Closing Date”).

Section 1.2               Closing Deliverables.

(a)             At the Closing, Parent or Amalgamation Sub, as applicable, shall deliver to the Company:

(i)                 copies of the Amalgamation Documents, duly executed by Amalgamation Sub, Amalgamation Sub’s directors and Parent (as applicable);

(ii)                a certified copy of the Parent Charter;

(iii)               a copy of the A&R Registration Rights Agreement, duly executed by Parent and Sponsor;

(iv)              certified copies of (A) resolutions and actions taken by Parent’s and Amalgamation Sub’s boards of directors and stockholders in connection with the approval of this Agreement and the Transactions and (B) the Amalgamation Sub Shareholder Written Consent, in each case certifying that such resolutions have not been modified, amended or revoked and remain in full force and effect as of the Closing;

(v)                a copy of the IPO Letter Agreement Amendment, duly executed by Parent, Sponsor and each Insider; and

(vi)               a copy of the Earn-Out Escrow Agreement, duly executed by Parent and the Escrow Agent.

(b)                At the Closing, the Company shall deliver, or cause to be delivered, as applicable, to Parent:

(i)                 copies of the Amalgamation Documents, duly executed by the Company, the Company’s directors, and the Company Shareholders, as applicable;

(ii)                a copy of the A&R Registration Rights Agreement, duly executed by the Company Shareholders and holders of Company Options set forth on Section 1.2(b)(ii) of the Company Disclosure Letter;

(iii)              certified copies of (A) resolutions and actions taken by the Company’s board of directors and Company Shareholders in connection with the approval of this Agreement, and the Transactions and (B) the Company Shareholder Written Consent, in each case certifying that the resolutions have not been modified, amended or revoked and remain in full force and effect as of the Closing; and

(iv)               a certificate duly executed under penalties of perjury, substantially in the form set forth on Exhibit G and meeting the requirements of Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations, together with a draft notice, substantially in the form set forth on Exhibit G, prepared in accordance with Section 1.897-2(h)(2) of the Treasury Regulations.

Section 1.3               Closing Transactions.

(a)              Prior to the Closing, Parent shall have completed the Domestication in accordance with Section 6.26.

(b)             At or prior to the Closing and on the Closing Date, the Parties shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

(i)                Parent shall direct the Trustee to make any payments required to be made by Parent in connection with the Parent Shareholder Redemptions with funds from the Trust Account.

(ii)               Parent shall deposit (or cause to be deposited) with the Exchange Agent the Amalgamation Consideration payable pursuant to Section 2.7(b).

(iii)               Parent shall cause the PIPE Investment to be consummated pursuant to, and in the amounts set forth in, the Subscription Agreements.

(iv)              Parent shall pay or cause to be paid by wire transfer of immediately available funds, (A) all accrued and unpaid Parent Transaction Costs as set forth on a written statement to be delivered to the Company not less than three (3) Business Days prior to the Closing Date, and (B) all accrued and unpaid Company Transaction Costs (“Unpaid Transaction Costs”) as set forth on a written statement to be delivered to Parent by or on behalf of the Company not less than three (3) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing and, if reasonably required by the Trustee, the certified Taxpayer Identification Numbers, of each payee; provided, that any Unpaid Transaction Costs due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

(v)               Parent shall file, or cause to be filed, the Parent Charter with the Secretary of State of Delaware, effective as of the Effective Time.

Article II.
THE Amalgamation

Section 2.1               Effective Time. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), the Company and Amalgamation Sub shall cause the Amalgamation Documents to be filed with the Registrar of Companies of Singapore under the Singapore Companies Act (the “Singapore Registrar of Companies”), in accordance with the applicable provisions of the Singapore Companies Act. The Amalgamation Documents shall provide that the Amalgamation shall be consummated at 12:01 AM Singapore Standard Time on the Closing Date (such time being the “Effective Time”) (which, for the avoidance of doubt, shall be the date set forth in the notice of amalgamation confirming the Amalgamation under section 215F of the Singapore Companies Act issued by the Singapore Registrar of Companies).

Section 2.2               The Amalgamation. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Singapore Companies Act, Amalgamation Sub and the Company shall amalgamate, following which the separate corporate existence of Amalgamation Sub shall cease and the Company shall continue as the Amalgamated Company after the Amalgamation and as a direct, wholly-owned Subsidiary of Parent.

Section 2.3               Effect of the Amalgamation. The effect of the Amalgamation shall be as provided in this Agreement, the Amalgamation Documents and the applicable provisions of the Singapore Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Amalgamation Sub and the Company shall become the assets, property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Amalgamated Company, which shall include the assumption by the Amalgamated Company of any and all agreements, covenants, duties and obligations of Amalgamation Sub and the Company set forth in this Agreement to be performed after the Effective Time.

Section 2.4               Governing Documents. In connection with the Amalgamation, the constitution of the Amalgamated Company shall be the same as the constitution of Amalgamation Sub as in effect immediately prior to the Effective Time, except that the name of the Amalgamated Company shall be “SES Holdings Pte. Ltd.”, in each case, until thereafter changed or amended as provided therein or by applicable Law.

Section 2.5               Directors and Officers of the Amalgamated Company.

(a)              In connection with the Amalgamation, the Company shall take all necessary action such that (i) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (ii) each person set forth on Section 2.5(a) of the Company Disclosure Letter shall be appointed to the Board of Directors of the Amalgamated Company, effective as of the Effective Time, and, as of such time, shall be the only directors of the Amalgamated Company. Each person appointed as a director of the Amalgamated Company pursuant to the preceding sentence shall remain in office as a director of the Amalgamated Company until his or her successor is elected and qualified or until his or her earlier death, resignation or removal in accordance with the Company’s Charter Documents.

(b)             Persons constituting the executive officers of the Company prior to the Effective Time shall continue to be the executive officers of the Amalgamated Company until the earlier of their death, resignation or removal or until their respective successors are duly appointed in accordance with the Company’s Charter Documents.

Section 2.6               Conversion of Securities.

(a)               [Reserved].

(b)             Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Amalgamation and without any further action on the part of Parent, Amalgamation Sub, the Company or the holders of any of the securities of Parent, Amalgamation Sub or the Company, the following shall occur:

(i)                 Each Company Share (other than Company Shares held in the Company’s treasury (collectively, the “Excluded Shares”), Company Restricted Shares and Company Shares held by the Founder Group), issued and outstanding immediately prior to the Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive, and the holder of such Company Share shall be entitled to receive, a number of fully paid and nonassessable shares of Delaware Parent Class A Common Stock equal to the Exchange Ratio. Each Company Share held by the Founder Group issued and outstanding immediately prior to the Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive, and the Founder Group shall be entitled to receive, a number of fully paid and nonassessable shares of Class B common stock, par value $0.0001, per share of Parent (after the Domestication) (the “Delaware Parent Class B Common Stock” and, together with Delaware Parent Class A Common Stock, the “Delaware Parent Common Stock”) equal to the Exchange Ratio. The aggregate number of shares of Delaware Parent Common Stock issuable pursuant to this Section 2.6(b)(i), together with any cash to be paid in lieu of any fractional shares of Delaware Parent Common Stock in accordance with Section 2.6(b)(iv), is referred to as the “Amalgamation Consideration.” As of the Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company or the Amalgamated Company with respect to any Company Share previously held by such shareholder.

(ii)               Each Company Restricted Share that is issued, outstanding and subject to restrictions (including vesting) immediately prior to the Effective Time shall automatically, without any action on the part of the holders thereof, be assumed by Parent and converted into a number of Delaware Parent Class A Common Stock equal to the product (rounded to the nearest whole number of shares) of (A) the total number of Company Ordinary Shares subject to such Company Restricted Share immediately prior to the Effective Time multiplied by (B) the Exchange Ratio (each such resulting share, a “Rollover Restricted Share”). Each Rollover Restricted Share shall be subject to the same terms and conditions as were applicable to such corresponding Company Restricted Share immediately prior to the Effective Time (including applicable vesting, expiration and forfeiture conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions or such other immaterial administrative or ministerial changes as the Parties may determine are appropriate to effectuate the administration of the Rollover Restricted Shares.

(iii)             Each Company Option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) shall automatically be assumed by Parent and converted into an option to acquire Delaware Parent Class A Common Stock at an adjusted exercise price per share, in each case, as determined under this Section 2.6(b)(iii) (each such resulting option, a “Rollover Option”) and shall be subject to the same terms and conditions as were applicable to such corresponding Company Option immediately prior to the Effective Time (including applicable vesting, expiration and forfeiture conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions or such other immaterial administrative or ministerial changes as the Parties may determine are appropriate to effectuate the administration of the Rollover Options. Accordingly, effective as of the Effective Time: (A) each such Rollover Option shall be exercisable solely for Delaware Parent Class A Common Stock; (B) the number of shares of Delaware Parent Class A Common Stock subject to each Rollover Option shall be determined by multiplying the number of Company Shares subject to the corresponding Company Option by the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Delaware Parent Class A Common Stock; and (C) the per share exercise price for the Delaware Parent Class A Common Stock issuable upon exercise of such Rollover Option shall be determined by dividing the per share exercise price for the Company Shares subject to the Company Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; provided, that such conversion shall in all events be done in a manner that complies with the requirements of Section 409A of the Code and the regulations promulgated thereunder regarding the substitution and assumption of stock rights by reason of a corporate transaction. Prior to the Effective Time, the Company shall use commercially reasonable efforts to perform all necessary actions as are required, including amending the Company Share Plans and the awards governing the Company Options, in order to effect the treatment of the Company Options described in this Section 2.6(b)(iii).

(iv)              Immediately following the Effective Time, Parent will grant to each Pre-Closing Optionholder such number of shares of restricted Delaware Parent Class A Common Stock (the “Closing Restricted Shares”) equal to such Pre-Closing Optionholder’s Pro Rata Portion of the Aggregate Closing Restricted Shares. Each Closing Restricted Share will be subject to the vesting and forfeiture conditions specified in Section 2.11(b).

(v)                Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Delaware Parent Common Stock shall be issued upon the conversion of Company Shares, as applicable pursuant to this Section 2.6, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Delaware Parent Common Stock. In lieu of the issuance of any such fractional share, Parent shall pay to each former holder of Company Shares (other than Excluded Shares) who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in Delaware Parent Common Stock to which such holder otherwise would have been entitled but for this Section 2.6(b)(iv), multiplied by (ii) $10.00.

(vi)              Prior to the Effective Time, the board of directors of the Company shall take such actions as are necessary (including adopting any resolutions) to effectuate the treatment of outstanding Company Restricted Shares and Company Options as set forth in this Section 2.6.

(vii)            Each issued and outstanding ordinary share of Amalgamation Sub shall be converted into and become one (1) validly issued and fully paid share, with an issue price of US$1.00 per share, of the Amalgamated Company, which shall constitute the only outstanding shares of the Amalgamated Company.

(viii)           Each Company Share held in the Company’s treasury immediately prior to the Effective Time shall be cancelled and no consideration shall be paid or payable with respect thereto.

(ix)              The Company shall use commercially reasonable efforts to provide for the surrender by the Company Shareholders at the Effective Time of all certificates representing Company Shares. All such certificates surrendered by the Company Shareholders shall forthwith be cancelled.

Section 2.7              Disbursement of Amalgamation Consideration.

(a)            Subject to this Section 2.7, promptly following the Effective Time, Parent shall deliver, or cause to be delivered, to each holder of Company Shares the Amalgamation Consideration payable to such holder in respect of the Company Shares held by such holder in accordance with the terms of Section 2.6.

(b)            Prior to the Effective Time, Parent shall appoint a commercial bank or trust company (the “Exchange Agent”), which Person shall be reasonably acceptable to the Company, pursuant to an exchange agreement agreed to by Parent, the Company and the Exchange Agent, for the purpose of distributing to each holder of Company Shares the portion of the Amalgamation Consideration payable to such holder of Company Shares and otherwise effectuating the conversion of Delaware Parent Warrants and Delaware Parent Units, in each case, upon the terms and subject to the conditions set forth in this Agreement.

(c)            At the Effective Time, Parent shall cause to be deposited evidence of Delaware Parent Common Stock in book-entry form (or certificates representing such Delaware Parent Common Stock, at Parent's election) representing the Amalgamation Consideration. Such equity deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”. At the Effective Time, Parent shall deliver irrevocable instructions to the Exchange Agent to deliver the Amalgamation Consideration out of the Exchange Fund in the manner it is contemplated to be issued or paid pursuant to this Article II.

(d)            Promptly after the receipt of the Requisite Parent Shareholder Approval, the Exchange Agent shall mail to each holder of Company Shares (other than holders of Excluded Shares) all documentation as reasonably required by the Exchange Agent for purposes of distributing to each holder of Company Shares the portion of the Amalgamation Consideration payable to such holder of Company Shares pursuant to the terms hereof. Upon receipt by the Exchange Agent of such completed documentation, the Exchange Agent will deliver to the holder of such Company Shares the portion of the Amalgamation Consideration payable to such holder in respect of the Company Shares held by such holder (as determined based on the electronic register of members of the Company as maintained with the Singapore Registrar of Companies as of immediately prior to the Effective Time) in accordance with the terms of Section 2.6, less any required Tax withholdings as provided in Section 2.8.

(e)            Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund, if applicable) that remains unclaimed by the holders of Company Shares for 180 days after the Effective Time shall be delivered to the Amalgamated Company to hold in trust for the benefit of the relevant holder of Company Shares. Any holder of Company Shares who has not theretofore complied with this Article II shall thereafter look only to the Amalgamated Company for payment of their respective portion of the Amalgamation Consideration (after giving effect to any required Tax withholdings as provided in Section 2.8). Notwithstanding the foregoing, none of the Amalgamated Company, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 2.8            Withholding Taxes. Notwithstanding anything herein to the contrary, each of Parent, Amalgamation Sub, the Company, the Amalgamated Company and their respective Affiliates shall be entitled to deduct and withhold from any consideration or other amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold under the Code or any other applicable Tax Law. To the extent that Parent, Amalgamation Sub, the Company, the Amalgamated Company or their respective Affiliates withholds such amounts with respect to any Person and pays such withheld amounts to the applicable Governmental Entity, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Amalgamation treated as compensation for applicable Tax purposes, the Parties shall cooperate to pay such amounts through the Company’s payroll to facilitate applicable withholding. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding), as reasonably requested by the relevant Party.

Section 2.9               Taking of Necessary Action; Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Amalgamated Company following the Amalgamation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Amalgamation Sub, the officers and directors (or their designees) of the Company and Amalgamation Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.10            Tax Treatment of the Domestication and the Amalgamation. The Parties intend that, for United States federal income tax purposes, (i) the Domestication qualifies as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder (such treatment, an “F Reorganization”), and (ii) (A) the Amalgamation constitutes a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which each of Parent and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations thereunder, and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) (such treatment, a “Section 368 Reorganization”) or (B) the Amalgamation, the Recapitalization and the PIPE Investment together constitute an integrated transaction that qualifies under Section 351(a) of the Code (such treatment, a “Section 351 Transaction,” and such tax treatments as applied to the particular transaction(s) as described in clauses (i) and (ii) collectively, the “Intended Tax Treatment”). The Transactions shall be reported by the Parties for all Tax purposes in accordance with the Intended Tax Treatment, including the filing of the statement required by Treasury Regulations Section 1.368-3, unless otherwise required by a Governmental Entity as a result of a “determination” within the meaning of Section 1313(a) of the Code. Following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Transactions from qualifying for the Intended Tax Treatment. For the avoidance of doubt, the qualification of the Amalgamation for the Intended Tax Treatment will not be a condition to Closing.

Section 2.11            Earn-Out.

(a)             Company Shareholders.

(i)                 Following the Closing, upon the occurrence of a Triggering Event and as additional consideration in respect of Company Shares, within ten (10) Business Days after the occurrence of a Triggering Event, Parent shall deliver or cause to be delivered from the Earn-Out Shares in accordance with the Earn-Out Escrow Agreement to Persons who held Company Shares immediately prior to the Effective Time (the “Company Earn-Out Shareholders”) their Pro Rata Portion of a one-time payment of the Earn-Out Shares.

(ii)               Following the Closing, (A) each Company Earn-Out Shareholder shall be entitled to exercise the voting rights carried by each Earn-Out Share and (B) the holder thereof shall be entitled to receive any dividends or other distributions in respect of such Earn-Out Share, which dividends or distributions paid or made in respect of such Earn-Out Share shall be retained by the Escrow Agent and invested as and to the extent determined by such Company Earn-Out Shareholder and shall be released from escrow to such Company Earn-Out Shareholder (together with any investment earnings thereon) when and to the extent that such Earn-Out Share vests in accordance with this Section 2.11(a).

(iii)              If a Triggering Event has not occurred by the expiration of the Earn-Out Period, then the Earn-Out Shares shall be cancelled by Parent and none of the Company Earn-Out Shareholders shall have any right to receive such Earn-Out Shares or any benefit therefrom.

(b)                Pre-Closing Optionholders. The Aggregate Closing Restricted Shares shall be issued subject to the following vesting and forfeiture conditions:

(i)                 Subject to the forfeiture conditions set forth in Section 2.11(b)(ii) below, upon the occurrence of a Triggering Event, the Closing Restricted Shares held by each Pre-Closing Optionholder shall vest immediately.

(ii)               If a Pre-Closing Optionholder’s employment or service with Parent (or any of its Subsidiaries) is terminated (for any reason) prior to the Closing Restricted Shares becoming vested pursuant to Section 2.11(b)(i), then such Pre-Closing Optionholder’s rights to any Closing Restricted Shares shall be forfeited without consideration thereon upon termination of employment with Parent (or any of its Subsidiaries). Any such forfeited Closing Restricted Share shall be available for grant pursuant to the Employee Incentive Plan.

(iii)             If a Triggering Event has not occurred by the expiration of the Earn-Out Period, then each Pre-Closing Optionholder’s rights to any Closing Restricted Shares shall be forfeited automatically without consideration thereon. Any such forfeited Closing Restricted Share shall be available for grant pursuant to the Employee Incentive Plan.

(c)             If, during the Earn-Out Period, the outstanding shares of Delaware Parent Class A Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then the Parent Target Trading Price will be appropriately and equitably adjusted to provide to the Company Earn-Out Shareholders and Pre-Closing Optionholders the same economic effect as contemplated by this Section 2.11.

(d)            If the number of Earn-Out Shares to which a Company Earn-Out Shareholder is entitled hereunder is a fractional amount, such amount shall be rounded down to the nearest whole number.

(e)            If, during the Earn-Out Period, there is a Change of Control that will result in the holders of Delaware Parent Common Stock receiving a per share price (based on the value of the cash, securities or in-kind consideration being delivered in respect of such Delaware Parent Common Stock) equal to or in excess of the Parent Target Trading Price (an “Acceleration Event”), then immediately prior to the consummation of such Change of Control (i) any such Triggering Event that has not previously occurred shall be deemed to have occurred, (ii) Parent shall deliver or cause to be delivered the applicable Earn-Out Shares to the Company Earn-Out Shareholders (in accordance with their respective Pro Rata Portion), and the Company Earn-Out Shareholders shall be eligible to participate in such Change of Control and (iii) the Closing Restricted Shares shall vest in accordance with this Section 2.11.

(f)             Escrow.

(i)                 At the Closing, Parent shall deliver the Earn-Out Shares electronically to the Escrow Agent. Upon receipt of the Earn-Out Shares, the Escrow Agent shall place the Earn-Out Shares in an escrow account established pursuant to an escrow agreement, in form and substance reasonably agreeable to Parent, the Company and the Escrow Agent (the “Earn-Out Escrow Agreement”).

(ii)               Promptly upon the occurrence of the Triggering Event, a representative designated prior to the Closing by Parent and Parent shall jointly prepare and deliver, or cause to be prepared and delivered, in a mutually agreeable written notice to the Escrow Agent (a “Release Notice”), which Release Notice shall set forth in reasonable detail the specific release instructions with respect to the Earn-Out Shares, including, without limitation, the number of Earn-Out Shares to be released and the identity of each Person to whom such Earn-Out Shares shall be released.

(iii)             If a Triggering Event has not occurred by the expiration of the Earn-Out Period, then the Earn-Out Shares held by the Escrow Agent shall be cancelled by Parent and none of the Company Earn-Out Shareholders shall have any right to receive such Earn-Out Shares or any benefit therefrom, including any such dividends or other distributions that have accrued thereon and any investment earnings thereon, which shall be automatically released to Parent,.

(g)            Any issuance and delivery of Earn-Out Shares to Company Earn-Out Shareholders (including any delivery of Earn-Out Shares made upon the occurrence of an Acceleration Event) shall be treated as an adjustment to the Amalgamation Consideration by the Parties for all applicable Tax purposes, unless otherwise required pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar provision of U.S. state, local or non-U.S. Law), and such issuance and delivery of Earn-Out Shares and the Earn-Out Escrow Agreement are intended to comply with, and shall be effected in accordance with, IRS Rev. Proc. 84-42, 1984-1 C.B. 521.

Article III.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the corresponding section of the Company disclosure letter delivered by the Company to Parent and Amalgamation Sub prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Amalgamation Sub as follows:

Section 3.1             Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of Singapore and has all requisite corporate power and authority to own, lease and operate its assets, rights and material properties and to carry on its business in all material respects as it is now being conducted. The Company is duly licensed, qualified to do business and in good standing in each jurisdiction in which the ownership of its property or assets or the character of its activities requires it to be so licensed, qualified or in good standing, except where the failure to be so licensed or qualified or in good standing would not have a Company Material Adverse Effect. True, correct and complete copies of the constitution (or other comparable instruments relating to governance with different names) (collectively referred to herein as “Charter Documents”) of the Company as amended and currently in effect, have been made available to Parent or its representatives.

Section 3.2               Company Subsidiaries.

(a)             Section 3.2(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Subsidiary of the Company, together with the jurisdiction of organization or incorporation for each such Subsidiary. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, except where the failure to be so organized, existing, or to be in good standing, would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and, where applicable, is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or maintain good standing would not have a Company Material Adverse Effect. Each such Subsidiary has the requisite right, power and authority to conduct the businesses in which it is engaged, to own, lease and use the properties and assets that it purports to own, lease or use and to perform its obligations under any Law, Contract or otherwise, except as would not have a Company Material Adverse Effect. The Company has delivered to Parent true, correct and complete copies of the Charter Documents of each Subsidiary of the Company, as amended and currently in effect.

(b)            A true, correct and complete description of the capitalization of each Subsidiary of the Company as of the date of this Agreement is as set forth in Section 3.2(b) of the Company Disclosure Letter. The Company, or a Subsidiary of the Company, as applicable, has good title to and owns beneficially and of record all of the equity interests of each such Subsidiary of the Company set forth opposite its name on Section 3.2(b) of the Company Disclosure Letter (the “Subsidiary Interests”), free and clear of any and all Liens (other than Permitted Liens or any restrictions under applicable Law), and there are no other equity interests of any of the Company’s Subsidiaries that are issued and outstanding. With respect to each such Subsidiary, the Subsidiary Interests are (i) duly authorized, validly issued, fully paid and non-assessable (to the extent such concepts are applicable under Law); (ii) issued in compliance with all applicable Laws (including state, provincial and federal securities Laws or exemptions therefrom); and (iii) not subject to or issued in violation of any other equity interests with respect to such shares or any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or similar right under applicable Laws, such Subsidiary’s Charter Documents or any Contract to which such Subsidiary is a party or otherwise bound. Except as set forth on Section 3.2(b) of the Company Disclosure Letter, in respect of each Subsidiary of the Company, there are no: (i) outstanding securities convertible or exchangeable into equity interests of such Subsidiary; (ii) outstanding options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts, contingent or otherwise, that could require such Subsidiary to issue, exchange, transfer, deliver, sell, repurchase or redeem, or cause to be issued, exchanged, transferred, delivered, sold, repurchased or redeemed, any equity interests of such Subsidiary or any security or rights convertible into, exchangeable or exercisable for or measured by reference to any such equity interests or obligating such Subsidiary to issue, grant, extend, accelerate the vesting of, change the price of, otherwise amend or modify or enter into any such option, warrant, equity security, call right, commitment or agreement; (iii) outstanding share appreciation, phantom share, profit participation or similar rights or obligations with respect to such Subsidiary; (iv) authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the holders of the equity interests of such Subsidiary on any matter; or (v) voting trusts, proxies or other Contracts relating to the voting, sale, transfer or other disposition of the equity interests of such Subsidiary.

(c)             Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interests in any other Person (other than the Subsidiary Interests), nor does the Company or any of its Subsidiaries have any obligation (contingent or otherwise) to purchase or acquire equity interests of any other Person.

Section 3.3               Capitalization.

(a)             As of the date hereof, the issued share capital of the Company consists of: (i) Company Ordinary Shares, of which 10,245,074 shares are issued and outstanding; (ii) Company Series A Preference Shares, of which 5,395,685 shares are issued and outstanding; (iii) Company Series B Preference Shares, of which 5,108,073 shares are issued and outstanding; (iv) Company Series C Preference Shares, of which 12,789,050 shares are issued and outstanding; (v) Company Series C+ Preference Shares, of which 6,203,345 shares are issued and outstanding; (vi) Company Series D Preference Shares, of which 4,869,854 shares are issued and outstanding; and (vii) Company Series D+ Preference Shares, of which 1,698,088 shares are issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized and validly issued and are fully paid and have not been issued in violation of any preemptive or similar rights, and each Company Share has been issued in compliance in all material respects with: (A) applicable Law and (B) the Company’s Charter Documents. Section 3.3(a) of the Company Disclosure Letter sets forth a capitalization table of the Company as of the date hereof including, for each holder of Company Shares, the name of the holder of Company Shares and the number and class or series of Company Shares held by such holder and the number of Company Ordinary Shares into which each Company Preference Share would be converted as of the date hereof if such Company Preference Shares were to be converted.

(b)            Section 3.3(b)(i) of the Company Disclosure Letter sets forth, as of the date hereof, the aggregate number of Company Ordinary Shares covered by each outstanding and unexercised Company Option. As of the date hereof, other than the Company Options set forth on Section 3.3(b)(i) of the Company Disclosure Letter, there are no share appreciation, phantom shares, share-based performance unit, share option, profit participation, restricted shares, restricted share unit, equity commitments or other equity or equity-based compensation award or similar rights or agreements with respect to the Company. Except as set forth on Section 3.3(b) of the Company Disclosure Letter, as of the date hereof, the Company has not granted any outstanding options, warrants, rights (including preemptive rights), subscriptions, calls, puts or other securities convertible into or exchangeable or exercisable for Company Shares, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of Company Shares, and there are no agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital shares. Except as set forth on Section 3.3(b) of the Company Disclosure Letter, as of the date hereof there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Shareholders may vote. Except for this Agreement and as set forth on Section 3.3(b)(ii) of the Company Disclosure Letter, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, shareholder agreement or other agreements or understandings with respect to the Company Shares. Each Company Option (A) was issued in all material respects in accordance with the terms of the applicable incentive equity plan of the Company and all other applicable Law and properly accounted for in all material respects in accordance with GAAP and (B) was granted with a per share exercise price not less than the fair market value of Company Ordinary Shares on the applicable grant date (determined in accordance with Section 409A of the Code) and is otherwise exempt from the application of Section 409A of the Code.

(c)             Except as provided for in this Agreement or accounted for pursuant to the terms hereof, as a result of the consummation of the Transactions, no capital shares, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 3.4               Due Authorization.

(a)            The Company has all requisite corporate power and authority to: (i) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party and (ii) carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions (including the Amalgamation), in each case, subject to receipt of the Requisite Company Shareholder Approval and the consents, approvals, authorizations and other requirements described in Section 3.5. The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions (including the Amalgamation) have been duly and validly authorized by all requisite action, including approval by the board of directors of the Company, and, following receipt of the Requisite Company Shareholder Approval, the Company Shareholders as required by the Singapore Companies Act, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been and, upon execution by the Company, such other Transaction Agreements to which it is a party will be, at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming any such agreement constitutes an authorized legal, valid and binding obligation of the counterparties thereto) constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Remedies Exception”).

(b)            At a meeting duly called and held, the board of directors of the Company has unanimously: (a) determined that it is fair and in the best interests of the Company and Company Shareholders, and declared it advisable, to enter into this Agreement and the other Transaction Agreements providing for the Amalgamation in accordance with the Singapore Companies Act; (b) approved this Agreement and the Transactions, including the Amalgamation in accordance with the Singapore Companies Act, on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the Transactions be approved, and the Agreement be adopted, by the Company Shareholders in accordance with the Company’s Charter Documents (the “Company Recommendation”).

Section 3.5               No Conflict; Governmental Consents and Filings.

(a)             Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.5(b), the execution, delivery and performance of this Agreement (including the consummation by the Company of the Transactions) and the other Transaction Agreements by the Company do not and will not: (i) violate any provision of, or result in the breach of, any applicable Law to which the Company is subject or by which any property or asset of the Company is bound; (ii) conflict with or violate the Charter Documents of the Company; (iii) violate any provision of or result in a breach, default or acceleration of, or require a notice or consent under, any Company Material Contract, or terminate, cancel or modify the terms, conditions or provisions or result in the termination, cancellation or modification of the terms, conditions or provisions of any Company Material Contract, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination, cancellation, modification or creation of a Lien (other than Permitted Liens) under a Company Material Contract or upon any of the properties or assets of the Company; or (iv) result in a violation or revocation of any Material Permits, except to the extent that the occurrence of any of the foregoing items set forth in clauses (i), (iii) or (iv) would not have a Company Material Adverse Effect.

(b)            Except as set forth on Section 3.5(b) of the Company Disclosure Letter, no action by, consent, notice, permit, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or notice, approval, consent, waiver or authorization from any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement, any of the other Transaction Agreements to which it is a party or the consummation by the Company of the Transactions (including the Amalgamation), except for: (i) applicable requirements of the HSR Act or any similar foreign Law; (ii) any consents, notices, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company, or prevent the consummation of the Transactions; (iii) compliance with any applicable requirements of the securities laws; (iv) the filing of the Amalgamation Documents with the Singapore Registrar of Companies and its approval of the Amalgamation in accordance with the Singapore Companies Act; and (v) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not result in a Company Material Adverse Effect.

Section 3.6              Legal Compliance; Permits.

(a)             The Company Group has, during the past three (3) years, complied with, and is not currently in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not reasonably be expected to be material to the Company Group. During the past three (3) years, the Company Group has not received any written, or to the Knowledge of the Company, oral notice of non-compliance with any applicable Law, except for failures to comply which would not reasonably be expected to be material to the Company Group.

(b)            The Company Group is in possession of all material Permits necessary to own, lease and operate the properties and assets it purports to own, operate or lease and to carry on its business as it is now being conducted (the “Material Permits”), except where the failure to have such Material Permits would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect: (i) each Material Permit is in full force and effect in accordance with its terms; (ii) no outstanding written, or to the Knowledge of the Company, oral notice of revocation, cancellation or termination of any Material Permit has been received by the Company; (iii) there are, and during the past two (2) years there have been, no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit; and (iv) the Company is in compliance with all Material Permits applicable to the Company Group.

Section 3.7              Financial Statements.

(a)             Set forth on Section 3.7 of the Company Disclosure Letter are true, correct and complete copies of: (i) the unaudited balance sheets as of December 31, 2020 and 2019 and statements of operations, statements of changes in shareholders’ deficit and statements of cash flows of the Company for the years ended December 31, 2020 and 2019 (the “Unaudited Financial Statements”), and (ii) an unaudited balance sheet as of March 31, 2021 (the “Balance Sheet Date”) and statements of operations, statements of changes in shareholders’ deficit and statements of cash flows of the Company as of and for the three (3) month period then ended (the “Interim Financial Statements” and, together with the Unaudited Financial Statements and the PCAOB Audited Financials, the “Financial Statements”).

(b)              The Unaudited Financial Statement and the Interim Financial Statements present, and, when delivered to Parent, the PCAOB Audited Financials will present, fairly, in all material respects, the financial position, cash flows and results of operations of the Company Group as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied in all material respects (except in the case of the Interim Financial Statements for the absence of footnotes, or the inclusion of limited footnotes, and other presentation items and for normal year-end adjustments, none of which if included would reasonably be expected to be, individually or in the aggregate, material to the Company) and were derived from (or, in the case of the PCAOB Audited Financial Statements, will be derived from), and accurately reflect (or, in the case of the PCAOB Audited Financial Statement, will accurately reflect) in all material respects, the books and records of the Company.

(c)              There are no outstanding loans or other extensions of credit made by the Company Group to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company Group.

Section 3.8              No Undisclosed Liabilities. There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of the Company Group of the type that would be required to be provided for in or otherwise reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on the Financial Statements or disclosed in the notes thereto; (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business and consistent with the past practice of the Company Group (none of which is a liability for breach of contract, tort, misappropriation, or infringement or a claim or lawsuit); (c) incurred in connection with the transactions contemplated by this Agreement; (d) that will be discharged or paid off prior to or at the Closing; or (e) that would not reasonably be expected to the material to the Company Group.

Section 3.9               Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement, since January 1, 2020 through the date of this Agreement, (a) the Company has conducted its business in the ordinary course of business consistent with past practice, except for the COVID-19 Measures, and (b) there has not been any change, effect, event, occurrence, circumstance, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Since the Balance Sheet Date through the date of this Agreement, except as set forth on Section 3.9 of the Company Disclosure Letter, the Company Group has not taken or omitted to take any action that, if taken or omitted to be taken after the date hereof would require the prior written consent of Parent pursuant to Section 5.1(a), (b), (c), (d), (f), (g), (h), (j), (l), (n), (o) or (p).

Section 3.10             Litigation. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, and except as set forth on Section 3.10 of the Company Disclosure Letter, there are, and for the past three (3) years there have been: (a) no pending or, to the Knowledge of the Company, threatened, Legal Proceedings against the Company Group or any of its properties, rights or assets, or, to the Knowledge of the Company, any of the directors or officers of the Company Group with regard to their actions as such; (b) no pending or, to the Knowledge of the Company, threatened audits, examinations or investigations by any Governmental Entity against the Company Group, other than with respect to audits, examinations or investigations conducted by a Governmental Entity in the ordinary course of business pursuant to a Contract; (c) no pending or threatened Legal Proceedings by the Company Group against any third party; (d) no settlements or similar agreements that impose any material ongoing obligations, liabilities or restrictions on the Company Group, taken as a whole; and (e) no Orders imposed or, to the Knowledge of the Company, threatened to be imposed upon the Company Group or its properties or assets, or any of the directors or officers of the Company Group with regard to their actions as such.

Section 3.11             Benefit Plans.

(a)              Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list of each material Benefit Plan as of the date hereof. For purposes of this Agreement, “Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any other employment, individual consulting, retention, termination, severance, separation, transition, incentive, equity or equity-based, phantom shares, share appreciation, deferred compensation, change in control, bonus, retirement, pension, savings, health, welfare, paid time off, retiree or post-termination health or welfare, fringe benefit, or any other compensation or benefit plan, agreement, arrangement, policy or program, including such plans, agreements, arrangements, policies, and programs providing compensation or benefits to any current or former director, officer, employee or other service provider of the Company Group, in each case, (i) which is maintained, sponsored, contributed to or required to be contributed to by the Company Group, or (ii) under or with respect to which the Company Group has or would reasonably be expected to have any current or contingent obligation or liability, in each case other than such plans, agreements, arrangements, policies and programs which are maintained by a Governmental Entity and statutorily mandated in non-U.S. jurisdictions.

(b)             With respect to each material Benefit Plan, the Company has made available to Parent or its representatives copies of: (i) all current plan documents and all amendments thereto, or if unwritten, a written summary of the material terms thereof; (ii) all trust agreements, funding arrangements or insurance Contracts; (iii) the most recent summary plan description and all summaries of material modifications thereto; (iv) the most recent financial statements, actuarial valuation report and annual report on Form 5500 and all attachments thereto (if applicable); (v) the most recent determination, advisory or opinion letter, if any, issued by the Internal Revenue Service or any other competent Tax authority (including the Inland Revenue Authority of Singapore); and (vi) any material non-routine correspondence with any Governmental Entity dated during the past three (3) years.

(c)             Except as would not reasonably be expected to result in material liability to the Company Group, taken as a whole, (i) each Benefit Plan has been administered, established, maintained and funded in accordance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements or payments required to be made by the Company Group or any current or former employee of the Company Group under or with respect to any Benefit Plan have been made by the due date thereof (including any valid extension), and all contributions, distributions, reimbursements and payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued; and (iii) no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) has occurred or, to the Knowledge of the Company, is reasonably expected to occur, with respect to any Benefit Plan. Each Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code: (A) has received a current favorable determination, advisory or opinion letter from the Internal Revenue Service as to its qualification; or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and may be relied upon by the adopting employer, and, to the Knowledge of the Company, nothing has occurred and no circumstances exist that could reasonably be expected to adversely affect or result in the loss of the qualification of such plan. The Company Group has not incurred (whether or not assessed), and is not reasonably expected to incur or to be subject to, any material Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(d)            No Benefit Plan is, and in the past six (6) years, the Company Group has not sponsored, maintained, contributed or been obligated to contribute to, and the Company Group does not have (and is not reasonably expected to incur) any current or contingent liability or obligation (including on account of an ERISA Affiliate) under or in respect of: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA, Section 412 or 430 of the Code or Section 302 of ERISA; (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code or Section 210 of ERISA); or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e)              Except as would not reasonably be expected to result in material liability to the Company Group as a whole, with respect to the Benefit Plans or their administrators or fiduciaries: (i) no Legal Proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened; and (ii) to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such Legal Proceedings. The Company Group does not have, and is not reasonably expected to incur, any current or contingent liability or obligation by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(f)              None of the Benefit Plans provides for, and the Company Group has no liability or obligation in respect of, post-employment, post-ownership or retiree health, life insurance or other welfare benefits or coverage for any Person, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code or similar state or other applicable Law and at the sole expense of such participant or the participant’s beneficiary.

(g)             Except as set forth in Section 3.11(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, officer, contractor, director or other individual service provider of the Company Group or under any Benefit Plan or otherwise; (ii) increase the amount of compensation or benefits otherwise payable to any current or former employee, officer, contractor, director or other individual service provider of the Company Group or under any Benefit Plan or otherwise; (iii) result in the acceleration of the time of payment, funding or vesting, or forfeiture, of any compensation or benefits to any current or former employee, officer, contractor, director or other service provider of the Company Group or under any Benefit Plan or otherwise; or (iv) directly or indirectly cause the Company Group to transfer or set aside any assets to fund any benefits under or result in any limitation on the right to merge, amend or terminate any Benefit Plan.

(h)             The Company Group does not maintain any obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual under Sections 409A or 4999 of the Code.

(i)              Each Benefit Plan that is a ‘nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, documented, operated and maintained in compliance with Section 409A of the Code in all material respects, and all applicable regulations and notices issued thereunder.

(j)              No payment, amount or benefit that could be, or has been, received (whether in cash or property or the vesting of cash or property or the cancellation of indebtedness) by any current or former employee, officer, shareholder, director or other individual service provider of the Company Group or any of its Affiliates as a result of the execution and delivery of this Agreement or the consummation of the Transactions would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(k)              Without limiting the generality of the other provisions of this Section 3.11, with respect to each material Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Foreign Plan”): (i) all material employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities; (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA); and (iv) no material unfunded or underfunded liabilities exist with respect to any Foreign Plan.

Section 3.12              Labor Relations.

(a)              The Company Group is not a party to or bound by any collective bargaining agreement or other Contract with a labor union, works council, or other labor organization (each a “CBA”) and no such agreements or arrangements are currently being negotiated by the Company Group. No employee of the Company Group is represented by a labor union, works council, or other labor organization with respect to their employment by the Company Group. There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, nor has any such representation proceeding, petition, or demand been brought, filed, made, or, to the Knowledge of the Company, threatened within the last three (3) years. To the Knowledge of the Company, there is not, and in the past three (3) years has not been, any actual or threatened organizing activity by any labor union, works council, or other labor organization or group of employees involving the Company Group.

(b)              In the past three (3) years, there have been no strikes, work stoppages, slowdowns, lockouts, picketing, handbilling, labor arbitrations, material labor grievances, unfair labor practice charges or other material labor disputes pending, or, to the Knowledge of the Company, threatened against or involving the Company Group or involving any employee of the Company Group.

(c)              To the Knowledge of the Company, none of the Company Group’s officers or key employees has given notice of any intent to terminate his or her employment with the Company Group following the Closing.

(d)              Except as otherwise listed on Section 3.12(d) of the Company Disclosure Letter, there are no Legal Proceedings against the Company Group pending or, to Knowledge of the Company, threatened before any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment, engagement, termination of employment or engagement or failure to employ or engage by the Company Group, of any individual except for those Legal Proceedings which would not, individually or in the aggregate reasonably be expected to result in material liability to the Company Group.

(e)              Except for instances of noncompliance which would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company Group, the Company Group is, and for the past three (3) years, has been, in compliance with all applicable Laws relating to labor, employment and employment practices, including all such Laws relating to wages (including minimum wage and overtime), hours or work, child labor, discrimination or harassment, civil rights, withholdings and deductions, classification and payment of employees (including exempt and non-exempt classification), independent contractors and consultants, employment equity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN”), collective bargaining, occupational health and safety, workers’ compensation, immigration, terms and conditions of employment, health and safety, whistleblowing or retaliation, disability rights or benefits, equal opportunity, employee trainings and notices, labor relations, employee leave issues, COVID-19 leave requirements, affirmative action and unemployment insurance. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company Group within the six months prior to the date of this Agreement and no such events are reasonably expected to occur prior to Closing.

(f)               Except as would not, individually or in the aggregate, reasonably be expected to result to material liability to the Company Group, the Company Group is not delinquent in payments to any employees or independent contractors or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid.

(g)              In the past three (3) years, the Company Group has reasonably investigated and responded in good faith to all sexual harassment, discrimination, or retaliation allegations of which it is aware. The Company Group does not reasonably expect any material liabilities with respect to any such allegations and is not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Company Group, that, if known to the public, would bring the Company Group into material disrepute.

(h)             To the Knowledge of the Company, no employee of the Company Group is in any material respect in violation of any term of any employment or consulting agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, nonsolicitation agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company Group or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company Group or (B) to the knowledge, use or disclosure of Trade Secrets.

(i)               Except as would not, individually or in the aggregate, reasonably be expected to be result in material liability to the Company Group, there is no pending or, to the Knowledge of the Company, threatened, material employment-related Legal Proceedings against the Company Group relating to COVID-19.

(j)               The execution and delivery of this Agreement and the other Transaction Agreements and the performance of this Agreement and the Transactions do not require the Company Group to seek or obtain any consent, engage in consultation with, or issue any notice to any unions or labor organizations.

Section 3.13              Real Property; Tangible Property.

(a)              The Company Group does not own and has never owned any real property.

(b)              Section 3.13(b)(i) of the Company Disclosure Letter lists all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company Group as of the date of this Agreement (the “Leased Real Property”). The Company Group has a valid, binding and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, except insofar as enforceability may be limited by the Remedies Exception. Each of the leases, lease guarantees and agreements related to any Leased Real Property, including all amendments, terminations and modifications thereof (collectively, the “Company Real Property Leases”), is in full force and effect. The Company has made available to Parent true, correct and complete copies of all Company Real Property Leases. The Company Group is not in breach of or default under any Company Real Property Lease, and, except as listed in Section 3.13(b)(ii) of the Company Disclosure Letter, to the Knowledge of the Company, no event has occurred in the last twelve (12) months and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a breach or default, except, in each case, for such breaches or defaults as would not, individually or in the aggregate, be material to the Company Group or that have been cured or waived in writing. The Company Group has not received written notice from, or given any written notice to, any lessor of such Leased Real Property of, nor is there any material default, event or circumstance that, with notice or lapse of time, or both, would constitute a material default by the party that is the lessee or lessor of such Leased Real Property. No party to any Company Real Property Lease has exercised any termination rights with respect thereto, the Company Group’s possession and quiet enjoyment of the Leased Real Property under such Company Real Property Lease has not been disturbed in any material respect, and to the Knowledge of the Company, there are no material disputes with respect to such Company Real Property Lease. The other party to such Company Real Property Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company Group and the Company Group has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof. The Leased Real Property is in good condition and repair in all material respects, normal wear and tear excepted, and except as listed in Section 3.13(c) of the Company Disclosure Letter, the Company Group is not aware of any required or anticipated material capital expenditures in respect to the leased property.

(c)              The Company Group owns and has good and marketable title to, or a valid leasehold interest in or right to use, all of the material tangible assets or personal property used in or necessary for the operation of the Company Group’s business as currently conducted, free and clear of all Liens other than: (i) Permitted Liens; and (ii) the rights of lessors under any leases. The material tangible assets or personal property (together with the contractual rights) of the Company Group: (A) constitute all of the assets, rights and properties that are necessary for the operation of the business of the Company Group as currently conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Company Group as currently conducted; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company Group.

Section 3.14              Taxes.

(a)              All material Tax Returns filed or required to be filed by the Company Group have been timely filed (taking into account any valid extensions), and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws.

(b)              The Company Group has timely paid in full all material Taxes which are due and payable (whether or not shown as due on any Tax Return), other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Financial Statements.

(c)              The Company Group has complied in all material respects with all applicable Laws relating to the withholding of Taxes and Tax information reporting, collection and retention, and has, within the time and in the manner prescribed by applicable Laws, (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such material amounts required to have been remitted to the appropriate Governmental Entity.

(d)             The Company Group has, in the manner prescribed by applicable Laws, (i) collected and remitted all material amounts of sales, use, value added and similar Taxes with respect to sales made to its customers or services provided to its customers and (ii) for all sales or services that are exempt from sales, use, value added and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.

(e)              No claim, assessment, deficiency or proposed adjustment for material amounts of Taxes has been asserted or assessed by any Governmental Entity against the Company Group, which has not been paid in full or finally resolved with no payment due. As of the date hereof, no audit, examination or other Legal Proceeding by any Governmental Entity is currently pending or threatened in writing against the Company Group with respect to material amounts of Taxes. There are no requests for rulings or determinations in respect of any Tax pending between the Company Group, on the one hand, and any Governmental Entity, on the other hand.

(f)              There are no liens for material amounts of Taxes (other than Liens for Taxes not yet due and payable) upon any of the assets of the Company Group.

(g)             There are no Tax indemnification agreements, Tax sharing agreements, or similar arrangements under which the Company Group could be liable after the Closing Date for the Tax liability of any Person (other than (i) any such agreement or arrangements with another entity of the Company Group or (ii) customary commercial Contracts not primarily related to Taxes such as a loan or a lease).

(h)              The Company Group has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of shares (i) qualifying for tax-deferred treatment under Section 355 of the Code (or so much of section 356 of the Code as relates to Section 355 of the Code) in the past two (2) years or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(i)               The Company Group has not entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j)               The Company Group does not have any liability for material amounts of Taxes of another Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) or as a transferee or a successor or by Contract (other than customary commercial Contracts not primarily related to Taxes such as a loan or a lease). None of the Company or its Subsidiaries has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group of which the Company is or was the common parent.

(k)              The Company Group has not consented to extend the time in which any material amounts of Taxes may be assessed or collected by any Governmental Entity, which extension is still in effect, and the Company Group has not requested, granted, or become the beneficiary of any extension or waiver of any statute of limitations period with respect to Taxes, which period (after giving effect to such extension or waiver) has not yet expired, in each case, other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(l)               Except as set forth in Section 3.14(l) of the Company Disclosure Letter, the Company Group has never had a permanent establishment (within the meaning of an applicable Tax treaty) and has never been subject to income Tax, in a jurisdiction outside the country of its organization.

(m)             The Company Group will not be required to include any item of material amounts of income in, or exclude any material item or material deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in or use of an improper method of accounting prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Tax law); (iii) a prepaid amount received or deferred revenue accrued on or prior to the Closing (other than amounts received in the ordinary course of business); (iv) any intercompany item under Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state or local Tax law) or excess loss account under Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state or local Tax law); or (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax law executed prior to the Closing.

(n)              The Company is a foreign corporation treated as a domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code and the Treasury Regulations promulgated thereunder.

(o)              No claim has been made in writing to the Company Group by any Governmental Entity in a jurisdiction in which the Company Group does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(p)             The Company Group is not and during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(q)             The Company Group has (i) to the extent applicable, properly complied with all requirements of applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) not deferred any payroll tax obligations pursuant to any Payroll Tax Executive Order, (iii) to the extent applicable, properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iv) not sought (nor has any Affiliate that would be aggregated with the Company Group and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(r)               To the Knowledge of the Company, the Company Group has not taken or agreed to take any action not contemplated by this Agreement or any other Transaction Agreement that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(s)              To the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(t)              Notwithstanding anything to the contrary in this Agreement, Section 3.7 (Financial Statements), Section 3.11 (Benefit Plans) and this Section 3.14 (Taxes) contain the sole representations and warranties of the Company Group concerning Taxes.

Section 3.15              Environmental Matters. Except as would not be material to the Company Group, (a) the Company Group is, and for the past three (3) years has been, in compliance with all applicable Environmental Laws; (b) the Company Group holds, and is, and for the past three (3) years has been, in compliance with all Permits required under Environmental Laws for the Company Group to operate and occupy its properties and assets and to conduct the business of the Company Group; and (c) the Company Group has not received in the past three (3) years any written claims or notices alleging material violations of or material liability under any Environmental Law (or earlier if unresolved) and there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company Group, in each case alleging violations of or liability under any Environmental Law. The Company Group has not treated, stored, disposed of, or arranged for the disposal of, transported, handled, manufactured, sold, marketed, repaired, installed, distributed, exposed any Person to; or released any Hazardous Material, or owned or operated any property or facility contaminated by any Hazardous Materials, in each case in a manner that has given or would give rise to a material liability (contingent or otherwise) of the Company Group, including for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, or natural resources damages, under any applicable Environmental Laws. The Company Group has not agreed to indemnify any Person for nor assumed the material liability of any other Person arising under applicable Environmental Laws. The Company has made available to Parent copies of all material environmental reports, audits, assessments and studies and all other material environmental, health, and safety documents in the possession or under the reasonable control of the Company Group including with respect to compliance or liabilities under Environmental Law. The representations and warranties in this Section 3.15 and Sections 3.5, 3.7, 3.8, 3.9, 3.14, 3.18, and 3.19 are the sole and exclusive representations and warranties made by the Company Group with respect to any environmental, health or safety matters, including any arising under any Environmental Laws or relating to Hazardous Materials.

Section 3.16              Brokers; Third Party Expenses. Except as set forth on Section 3.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which Parent or the Company Group would be liable in connection with the transactions contemplated by this Agreement or the Transactions based upon arrangements made by the Company Group or any of its Affiliates. The Company has provided to Parent a correct and complete copy of each engagement agreement entered into providing for the fees or commissions listed on Section 3.16 of the Company Disclosure Letter.

Section 3.17              Intellectual Property.

(a)              Section 3.17(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of all of the following Intellectual Property included in the Owned Intellectual Property: (A) issued Patents and pending applications for Patents, (B) registered Trademarks, pending applications for registration of Trademarks, (C) registered Copyrights and pending applications for Copyright registration, (D) internet domain names registrations (collectively, the “Scheduled Intellectual Property”), including, for each item listed, the applicable jurisdiction, title, application and registration or serial number and date, and owner. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof for the Scheduled Intellectual Property have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name, or other Intellectual Property authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Scheduled Intellectual Property in full force and effect. The Company Group is the registered holder of all Internet domain names set forth on Section 3.17(a) of the Company Disclosure Letter and, in each case, the administrative contact of record for such Internet domain name registration is a current employee of the Company Group.

(b)              Except as set forth on Section 3.17(b) of the Company Disclosure Letter (i) the Owned Intellectual Property, along with the Licensed Intellectual Property, constitutes all of the Intellectual Property used in or necessary for the conduct and operation of the business of the Company Group (together with the Owned Intellectual Property, the “Business IP”), except as would not be, either individually or in the aggregate, material to the Company Group; (ii) the Company Group is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens other than Permitted Liens, and the Company Group has (and immediately following the Closing, the Amalgamated Company will have) sufficient, valid and continuing rights, pursuant to a valid written IP License, including to use, sell and license (as the case may be) all other Intellectual Property used in or necessary for the conduct and operation of the business of the Company Group in the manner conducted prior to Closing, in each case, except as would not be, either individually or in the aggregate, material to the Company Group; (iii) the Scheduled Intellectual Property is valid, subsisting, and to the Knowledge of the Company and excluding pending applications for Scheduled Intellectual Property, enforceable; and (iv) all Persons who owe any duty of candor, disclosure, and good faith to the USPTO or any other agency responsible for registration of any Scheduled Intellectual Property (including any pending applications) have complied in all material respects with such duties under all applicable laws, including 37 C.F.R. § 1.56.

(c)              To the Knowledge of the Company, the conduct and operation of the business of the Company Group as presently conducted (including the creation, licensing, marketing, importation, offering for sale, sale, or use of the products and services of the business of the Company Group), and the use of the Owned Intellectual Property by the Company Group in the conduct of such business as presently conducted do not and have not in the past five (5) years, infringed, misappropriated (or constituted or resulted from a misappropriation of), diluted, or otherwise violated, and are not infringing, misappropriating (or constituting or resulting from the misappropriation of), diluting, or otherwise violating any Intellectual Property rights of any third Person.

(d)              There are no Legal Proceedings pending against the Company Group and the Company Group has not received from any Person, as of the date hereof, and in the past three (3) years, any written notice, complaint, or claim (“Claims or Assertions”) (i) of any infringement, misappropriation, dilution or other violation by the Company Group of any Intellectual Property of any Person or (ii) contesting the use, ownership, validity or enforceability of any Intellectual Property. To the Knowledge of the Company, no other Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any material Owned Intellectual Property. There are no Legal Proceedings pending against any third Person asserted by the Company Group (and the Company Group has not in the past five (5) years made any Claims or Assertions against any Person) alleging any of the foregoing referenced in clauses (i) or (ii).

(e)               No past or present director, officer or employee of the Company Group and no R&D Sponsor owns (or has any valid claim to any ownership interest, in or to) any Owned Intellectual Property. Each Person who is or has been engaged in inventing, conceiving, authoring, creating or developing for or on behalf of the Company Group any Owned Intellectual Property has executed and delivered to the Company Group a written agreement, pursuant to which such Person has: (A) agreed to hold all Trade Secrets of the Company Group in confidence; and (B) presently assigned to the Company Group all of such Person’s rights, title and interest in and to all Intellectual Property invented, conceived, authored, created or developed for the Company Group. To the Knowledge of the Company, there has been no breach by any such Person with respect to any such agreement. No funding or facilities of any R&D Sponsor were used in the development of any Owned Intellectual Property or otherwise for or on behalf of the Company Group in a manner that would give such R&D Sponsor any ownership rights to any material Owned Intellectual Property.

(f)               The Company Group has taken all commercially reasonable steps to protect the secrecy, confidentiality and value of its material Trade Secrets and other material confidential and proprietary information included in the Owned Intellectual Property and all material Trade Secrets of any Person to whom the Company Group has a contractual confidentiality obligation with respect to such material Trade Secrets. No Trade Secret that is material to the business of the Company Group has been authorized to be disclosed, or has actually been disclosed, to any third Person, other than pursuant to a valid, written non-disclosure agreement or other legal obligation restricting the disclosure and use of such Trade Secret. No source code constituting material Owned Intellectual Property has been (and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both), will, or would reasonably be expected to, result in a requirement that any such source code be) delivered, licensed, or made available or otherwise disclosed by the Company Group to, or accessed by, any escrow agent or other Person, other than employees or contractors of the Company Group subject to written agreements restricting the disclosure and use of such source code, and no Person other than the Company Group is in possession of, or has been granted any license or other right to, any such source code.

(g)             No Open Source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with any material Software owned by the Company Group (including distributed to any of its customers), in each case, in a manner that requires or obligates the Company Group to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any Software (including any source code) constituting material Owned Intellectual Property; (ii) license any material Software constituting Owned Intellectual Property for making modifications or derivative works of, or reverse-engineering, any such Software; (iii) disclose, contribute, distribute, license or otherwise make available to any third Person any portion of any source code constituting material Owned Intellectual Property, (iv) grant to any Person any rights or immunities under any material Owned Intellectual Property (including any patent non-asserts or patent licenses), or (v) otherwise impose any limitation, restriction, or condition on the right or ability of the Company Group to use any material Owned Intellectual Property (other than standard notice and attribution requirements). The Company Group is in material compliance with the terms and conditions of all licenses for Open Source Software used in the business of the Company Group.

(h)             The Company Group owns or has a valid right to access and use pursuant to a written agreement all Company IT Systems used by the Company Group. The Company Group is in material compliance with all obligations under any agreement pursuant to which the Company Group has obtained the right to use any third party Software. In particular the Company Group has purchased a sufficient number of seat licenses for the Company IT Systems. The Company IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation and conduct of the business of the Company Group as currently conducted, and to the Knowledge of the Company, do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants, malicious code or effects that (A) materially disrupt or adversely affect the functionality of the Company IT Systems, except as disclosed in their documentation or (B) enable or assist any Person to access without authorization any Company IT Systems, except as would not be, either individually or in the aggregate, material to the Company Group, taken as a whole. The Company Group has taken commercially reasonable precautions designed to protect the confidentiality, integrity, and security of (a) the Company IT Systems that the Company Group owns or uses in the operation of the business of the Company Group and (b) all information stored or contained in or transmitted by the Company IT Systems, in each case of clauses (a) and (b) from any theft, corruption, misuse, loss or unauthorized use, access, interruption or modification or disclosure by any Person. The Company Group uses, and has during the past three (3) years used its commercially reasonable efforts to implement appropriate policies and procedures regarding the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information and trade secrets, except as would not be, either individually or in the aggregate, material to the Company Group, taken as a whole. During the past three (3) years, there has been no unauthorized access to or breach or violation of any Company IT Systems. In the last three (3) years, there have been no failures, breakdowns, continued substandard performance, data loss, material outages, material unscheduled downtime or other materially adverse events affecting any Company IT Systems, in each case that have caused or could reasonably be expected to result in the substantial disruption of or substantial interruption in or to the use of such Company IT Systems or the conduct and operation of the business of the Company Group.

(i)               Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, including as a consequence of any Contract to which Company Group is party, cause any of the following: (i) the loss or impairment of, or any Lien on, any Owned Intellectual Property or material Licensed Intellectual Property; (ii) the release, disclosure or delivery of any source code constituting Owned Intellectual Property to any Person; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned Intellectual Property; or (iv) the payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Owned Intellectual Property or material Licensed Intellectual Property. Immediately following the Closing, the Business IP and Company IT Systems will be owned by, licensed to, or available for use by, the Amalgamated Company on terms and conditions identical to those under which the Company Group owned, licensed, or used, the Business IP and Company IT Systems immediately prior to the Closing, without the payment of any additional amounts or consideration beyond those that would have been due had the Closing not occurred.

Section 3.18             Privacy.

(a)             The Company Group complies and has at all times during the past three (3) years complied, in all material respects with: (i) all applicable Privacy Laws; and (ii) all of the Company Group’s published policies and notices regarding Personal Information (whether posted to an external-facing website of the Company Group or otherwise made available or communicated to third parties by the Company Group)(“Company Privacy Notices”)(clauses (i) and (ii), collectively, “Data Security Requirements”). The Company Group has not received in the three (3) years prior to the date of this Agreement any notice of any Claims or Assertions (including written notice from third parties acting on its or their behalf) of or been charged with, the violation of, any Privacy Laws (and no such Claims or Assertions or related Legal Proceeding is currently pending or, to the Knowledge of the Company, threatened).

(b)             The Company Group uses commercially reasonable efforts to ensure that all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of the Company Group have agreed to (i) comply with applicable Privacy Laws and (ii) to protect and secure Personal Information from loss, theft, misuse or unauthorized access, use, modification or disclosure as required under the Data Security Requirements, except as would not be, either individually or in the aggregate, material to the Company Group, taken as a whole.

(c)              (i) There have been no breaches, security incidents, misuse of or unauthorized access to or unauthorized use, transfer, destruction, disclosure or modification of any Personal Information or trade secrets in the possession or control of the Company Group or collected, used or processed by or on behalf of the Company Group, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group taken as a whole, and (ii) the Company Group has not provided or been legally or contractually required to provide any notices to any Person in connection with a disclosure or misuse of Personal Information or event referenced in the foregoing clause (i). The Company Group has reasonable disaster recovery and business continuity plans, to the extent required, to safeguard the data and Personal Information in its possession or control. To the Knowledge of the Company, there are no unresolved or unremediated material data security issues or vulnerabilities identified from data security testing or audits. Neither the Company Group nor, to the Knowledge of the Company, any third party acting at the direction of the Company Group has paid: (x) any perpetrator of any data breach incident or cyber-attack; or (y) any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party. The execution, delivery, and performance of this Agreement complies, in all material respects, with all applicable Privacy Laws, and with the privacy policies and applicable contractual obligations of the Company Group.

Section 3.19            Agreements, Contracts and Commitments.

(a)              Section 3.19 of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (together with all material amendments, waivers or other changes thereto) in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” shall mean each of the following Contracts to which the Company Group is a party:

(i)                 Each Contract (other than purchase orders or other Contracts with suppliers or customers entered into in the ordinary course of business) that has involved aggregate annual payments or consideration furnished by or to the Company Group of more than $1,000,000 in the calendar year ended December 31, 2020;

(ii)               Each Contract under which the Company Group has: (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness having a principal or stated amount in excess of $500,000; (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness having a principal or stated amount in excess of $250,000; or (C) extended credit to any Person (other than customer payment terms in the ordinary course of business);

(iii)               Each Contract for the acquisition of any personal property, fixed assets, real estate or Person or any business division thereof or the disposition of any material assets of the Company Group occurring in the past three (3) years and under which the Company Group has any remaining material obligations, other than Contracts for the purchase or sale of equipment, inventory or supplies entered into in the ordinary course of business;

(iv)               Each CBA;

(v)                Each Contract with a third party establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of the Company Group, taken as a whole;

(vi)              Each Contract that (1) is a material IP License (excluding: (A) non-exclusive licenses of Intellectual Property granted to customers, suppliers, and vendors in the ordinary course of business; (B) Standard Licenses and licenses of Open Source Software; and (C) non-exclusive licenses or services agreements of off-the-shelf or commercially-available Software with license, maintenance, support, and other fees of no more than $500,000 per year); or (2) is a consent-to-use, covenant-not-to-sue, coexistence, concurrent use, settlement agreement or similar agreement, in each case, that materially adversely affects the Company Group’s ability to use, enforce, or disclose any material Owned Intellectual Property;

(vii)              Each Contract providing for the authorship, invention, creation, conception or other development of any material Intellectual Property: (A) by the Company Group for any third party; (B) by any third party for the Company Group, other than Contracts entered into with employees, consultants and independent contractors on standard forms in the ordinary course of business, or (C) jointly by the Company Group and any third party;

(viii)             Each Contract relating to the sharing or allocation of material Intellectual Property by and between the Company, on the one hand, and any other Person;

(ix)               Each Contract with any supplier (A) that is a sole source supplier to the Company Group or (B) from which the Company Group sourced substantially all of their supply of any material product or service, in each case, other than purchase orders entered into in the ordinary course of business;

(x)                 Each Contract, other than customary non-disclosure agreements, which restricts in any material respect or contains any material limitations on the ability of the Company Group to compete in any line of business or in any geographic territory;

(xi)               Each Contract with an executive officer of the Company Group, or any Contract with any other employee or independent contractor of the Company Group, in each case, with annual base compensation in excess of $300,000 or which provides for change in control, retention, severance or similar payments in excess of $300,000 excluding any such Contract that either is terminable by the Company Group at will without penalty or payment;

(xii)              Each Contract between the Company Group, on the one hand, and any Company Shareholder, on the other hand, excluding any employee benefit plan or other plans, programs, policies, commitments or arrangements that would constitute a Benefit Plan;

(xiii)             Each Contract involving any resolution, conciliation or settlement of any material pending or threatened Legal Proceedings (A) entered into within the last two (2) years, (B) with any Governmental Entity or (C) imposing continuing obligations on the Company Group, including injunctive or other non-monetary relief;

(xiv)             Each Contract with a Governmental Entity for which performance is ongoing;

(xv)              Any shareholder agreement, partnership agreement, investors’ rights agreement, voting agreement, right of first refusal and co-sale agreement, registration rights agreement or other similar Contract, in each case with a holder of equity securities of the Company Group;

(xvi)             Each Contract that grants to any Person (A) a “most favored nation” or “most favored pricing” provision or (B) any exclusive rights, rights of first refusal, rights of first negotiation or similar rights;

(xvii)            Each Contract requiring capital expenditures after the date of this Agreement in an annual amount in excess of $1,000,000;

(xviii)           Each Contract (other than purchase orders entered into in the ordinary course of business) with (A) a Material Customer and (B) a Material Supplier; and

(xix)              Any written offer or proposal which, if accepted, would constitute any of the foregoing.

(b)              All Company Material Contracts: (i) are in full force and effect, except insofar as enforceability may be limited by the Remedies Exception; and (ii) represent the valid, legal and binding obligations of the Company Group and, to the Knowledge of the Company, represent the valid, legal and binding obligations of the other parties thereto, except for such failures to be legal, valid and binding or in full force and effect that would not have a Company Material Adverse Effect. True, correct and complete copies of all Company Material Contracts existing on the date of this Agreement have been made available to Parent. Neither the Company Group nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under, and no event has occurred within the last twelve (12) months which, with notice or lapse of time or both, would become a breach of or default under, any of the Company Material Contracts, and no party to any Company Material Contract has given any written claim or notice of any such breach, default or event of default, other than as would not have a Company Material Adverse Effect. No party to any of the Company Material Contracts that is a customer of or supplier to the Company Group has, within the past twelve (12) months, cancelled or terminated its business with, or, to the Knowledge of the Company, threatened in writing to cancel or terminate its business with, the Company Group. To the Knowledge of the Company, there have been no disputes under any Company Material Contract in the last twelve (12) months, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group.

Section 3.20            Insurance. Section 3.20 of the Company Disclosure Letter contains, as of the date hereof, a list of all material policies of property, fire and casualty, product liability, workers’ compensation, directors and officers and other forms of insurance held by, or for the benefit of, the Company Group (collectively, the “Insurance Policies”), which policies are in full force and effect, except as would not have a Company Material Adverse Effect. True and complete copies of the Insurance Policies (or, to the extent such policies are not available, policy binders) have been made available to Parent or its representatives. During the twelve (12) month period prior to the date of this Agreement, the Company Group has not received any written notice from any insurer under any of the Insurance Policies, canceling, terminating or materially adversely amending any such policy or denying renewal of coverage thereunder and all premiums on such insurance policies due and payable have been paid, except as would not have a Company Material Adverse Effect. There is no pending material claim by the Company Group against any insurance carrier for which coverage has been denied, rejected or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 3.21            Affiliate Matters. Except for: (a) the Benefit Plans, (b) Contracts relating to labor and employment matters set forth on Section 3.12 of the Company Disclosure Letter and (c) Contracts relating to any such Person’s ownership of Company Shares or other securities of the Company Group or such Person’s employment or consulting arrangements with the Company Group, the Company Group is not party to any Contract with any: (i) present or former officer, director of the Company Group or beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of the capital shares or equity interests of the Company Group (each, a “Company Insider”) or a member of his or her immediate family; or (ii) Affiliate of the Company Group.

Section 3.22            Certain Provided Information. The information relating to the Company Group supplied or to be supplied by the Company Group for inclusion in the Amalgamation Materials does not as of the date of this Agreement, and to the Knowledge of the Company, will not, as of the date on which the Amalgamation Materials are first distributed to holders of Parent Class A Ordinary Shares and Parent Class B Ordinary Shares or at the time of the Parent Special Meeting or at Closing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Parent or Amalgamation Sub for inclusion or incorporation by reference in the Amalgamation Materials or any Parent SEC Reports; or (b) any projections or forecasts included in the Amalgamation Materials.

Section 3.23            Indebtedness. Section 3.23 of the Company Disclosure Letter sets forth the principal amount of all of the outstanding obligations for borrowed money of the Company Group as of the date of this Agreement.

Section 3.24            Absence of Certain Business Practices.

(a)              During the past five (5) years, in connection with or relating to the business of the Company Group: (i) the Company Group, its directors, officers, employees and, to the Knowledge of the Company, agents and third party representatives, in each case acting on behalf of the Company Group, have been in compliance with the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable Laws relating to bribery or corruption, and all other applicable Specified Business Conduct Laws; and (ii) the Company Group has not (A) received written or, to the Knowledge of the Company, oral notice from any Governmental Entity or other Person of, or made a voluntary, mandatory or directed disclosure to any Governmental Entity relating to, any actual or alleged violation of any Specified Business Conduct Law, or (B) been a party to or the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding or investigation by or before any Governmental Entity, or written or, to the Knowledge of the Company, oral allegation from any Person, related to any actual or alleged violation of any Specified Business Conduct Law. The Company Group maintains and enforces policies and procedures reasonably designed to promote compliance with applicable Specified Business Conduct Laws.

(b)              Neither the Company Group nor any of its directors, officers, employees nor, to the Knowledge of the Company, any agents or third party representatives, in each case acting on behalf of the Company Group, is currently or has been, since January 1, 2016, (i) organized, resident (at the time of employment with, or engagement by, the Company Group) or located in a country or region that is or the government of which is, or, at the relevant time, was, the subject or target of a comprehensive embargo under Sanctions Laws (Cuba, Iran, North Korea, Sudan, Syria, Venezuela and the Crimea region of Ukraine) (“Sanctioned Country”), (ii) the subject or target of any sanctions or export-related restrictions administered by OFAC, Commerce, State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, or the European Union (any such Person described in (i) or (ii) or owned or controlled by any such Person i, a “Sanctioned Person”), or (iii) has transacted business with or for the benefit of any Sanctioned Person or in any Sanctioned Countries.

(c)              Neither the Company Group nor, to the Knowledge of the Company, any officer, or employee of any of the Company Group, has made an untrue statement of a material fact or fraudulent statement to any Governmental Entity, failed to disclose a material fact that must be disclosed to any Governmental Entity, or committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, would constitute a violation of any Law that would reasonably be expected to be material to the Company Group.

Section 3.25            CFIUS.

(a)              The Company Group, as a result of or in connection with the Transactions, has not agreed to grant access to any material nonpublic technical information (as defined in 31 C.F.R. § 800.232) to any Foreign Person shareholder or grant any other rights that would cause any Foreign Person shareholder’s participation in the Transactions to be a “covered transaction” as defined in 31 C.F.R. § 800.213 (“Covered Transaction”). Nothing in this Section 3.25(a) relates to the Company’s agreement to grant access to material nonpublic technical information in the ordinary course of business and at all times in compliance with applicable Specified Business Conduct Laws.

(b)             The Company Group has complied with all notice and filing requirements set out in 31 C.F.R. Part 800 and 31 C.F.R. Part 801 in connection with prior investments by any Person in the Company Group.

Section 3.26            Required Vote. The consent of each Written Consent Party is the only vote of the holders of Company Shares, including any class of Company Preference Shares, that is required to approve this Agreement and the Transactions (including the Amalgamation and, for the avoidance of doubt, pursuant to the Singapore Companies Act).

Section 3.27            Disclaimer of Other Warranties. THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV OR THE TRANSACTION AGREEMENTS, NONE OF PARENT, AMALGAMATION SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PARENT, AMALGAMATION SUB OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING: (A) NONE OF PARENT, AMALGAMATION SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY, COMPANY SHAREHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PARENT AND AMALGAMATION SUB TO THE COMPANY IN ARTICLE IV; AND (B) NONE OF PARENT, AMALGAMATION SUB NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE COMPANY, COMPANY SHAREHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF PARENT OR AMALGAMATION SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO PARENT, AMALGAMATION SUB OR ANY OF THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS. THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT OR THE TRANSACTION AGREEMENTS. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF PARENT, AMALGAMATION SUB AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF PARENT AND AMALGAMATION SUB EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT AND THE TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, CLAIMS AGAINST PARENT, AMALGAMATION SUB OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF ACTUAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV OR THE TRANSACTION AGREEMENTS BY SUCH PERSON.

Article IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND AMALGAMATION SUB

Except: (a) as set forth in the corresponding section of the Parent disclosure letter delivered by Parent and Amalgamation Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”); or (b) as disclosed in the Parent SEC Reports filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports) excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors”, “Qualitative Disclosures About Market Risk” and any other disclosures therein, in each case, to the extent they are of a predictive or cautionary nature or related to forward-looking statements, Parent and Amalgamation Sub represent and warrant to the Company as follows:

Section 4.1               Organization and Qualification.

(a)              Each of Parent and Amalgamation Sub has been duly incorporated and is validly existing as a corporation or exempted company in good standing under the Laws of its jurisdiction of incorporation.

(b)              Each of Parent and Amalgamation Sub has the requisite corporate power and authority to own, lease and operate its assets, rights and properties and to carry on its business as it is now being conducted, except as would not be material to Parent and Amalgamation Sub, taken as a whole.

(c)              Each of Parent and Amalgamation Sub is duly licensed, qualified to do business and in good standing in each jurisdiction in which the ownership of its property or assets or the character of its activities requires it to be so licensed, qualified or in good standing, except where the failure to be so licensed or qualified or in good standing would not have a Parent Material Adverse Effect. True, correct and complete copies of the Charter Documents of Parent and Amalgamation Sub as amended and currently in effect, have been made available to the Company or its representatives.

(d)             Parent has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated, other than Amalgamation Sub. Amalgamation Sub does not have any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations incident to this Agreement. Amalgamation Sub is an entity that has been formed solely for the purpose of engaging in the Transactions, and except as contemplated by this Agreement will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its respective formation.

Section 4.2               Capitalization.

(a)             As of the date of this Agreement, the authorized share capital of Parent consists of (i) 1,000,000 preference shares, par value $0.0001 per share (“Parent Preferred Stock”), of which no shares are issued and outstanding; (ii) 200,000,000 Class A ordinary shares, par value $0.0001 per share (“Parent Class A Ordinary Shares”), of which 27,600,000 are issued and outstanding; (iii) 20,000,000 Class B ordinary shares, par value $0.0001 per share (“Parent Class B Ordinary Shares” and, together with the Parent Preferred Stock and the Parent Class A Ordinary Shares, the “Parent Ordinary Shares”), of which 6,900,000 are issued and outstanding; (iv) 5,013,333 warrants to purchase one share of Parent Class A Ordinary Share issued pursuant to a private placement (the “Private Placement Warrants”) which are issued and outstanding; and (v) 9,200,000 warrants to purchase one share of Parent Class A Ordinary Share that are publicly traded (the “Public Warrants”, collectively with the Private Placement Warrants, the “Parent Warrants”), all of which are issued and outstanding. All outstanding Parent Class A Ordinary Shares, Parent Class B Ordinary Shares, Private Placement Warrants and Public Warrants have been duly authorized, validly issued, are fully paid and non-assessable, and are not subject to preemptive rights or similar rights.

(b)             The issued share capital of Amalgamation Sub consists of one (1) ordinary share, with an issue price of $1.00 per share (the “Amalgamation Sub Ordinary Shares”). All outstanding shares of Amalgamation Sub Ordinary Shares have been duly authorized, validly issued, are fully paid and are not subject to preemptive or similar rights, and are held beneficially and of record by Parent, free and clear of any and all Liens (other than Permitted Liens).

(c)             Except for the Parent Warrants and the Subscription Agreements and as set forth in the Transaction Agreements, there are no outstanding options, restricted stock, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other commitments or Contracts of any kind to which Parent or Amalgamation Sub is a party or by which any of them is bound obligating Parent or Amalgamation Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional Parent Ordinary Shares, Amalgamation Sub Ordinary Shares or any other shares of capital stock other interest or participation in, or any security convertible or exercisable for or exchangeable into Parent Ordinary Shares, Amalgamation Sub Ordinary Shares or any other shares of capital stock or other interest or participation in Parent or Amalgamation Sub, and there are no voting trusts, proxies or other Contracts relating to the voting, sale, transfer or other disposition of the equity interests of Parent or Amalgamation Sub.

(d)             Each Parent Ordinary Share, Amalgamation Sub Ordinary Share and Parent Warrant: (i) has been duly authorized and validly issued in compliance with: (A) applicable Law and (B) the Charter Documents of Parent or Amalgamation Sub, as applicable; and (ii) was not issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Law, the Charter Documents of Parent or Amalgamation Sub, as applicable, or any Contract to which any of Parent or Amalgamation Sub is a party or otherwise bound by, including the Trust Agreement.

(e)            All outstanding shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly owned Subsidiary of Parent, free and clear of all Liens (other than Permitted Liens and Liens arising pursuant to applicable securities Laws).

(f)              Subject to obtaining the Requisite Parent Shareholder Approval, the Delaware Parent Common Stock to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Parent.

(g)             With respect to Parent Ordinary Shares held by them, each of Sponsor and Parent’s officers and directors has agreed (i) to vote all such Parent Ordinary Shares in favor of approving the Transactions and (ii) not to elect to redeem any Parent Ordinary Shares pursuant to Parent’s Charter Documents.

Section 4.3              Authority Relative to this Agreement(a). Each of Parent and Amalgamation Sub has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions (including the Amalgamation). The execution, delivery and performance by Parent and Amalgamation Sub of this Agreement and the other Transaction Agreements to which each of them is a party, and the consummation by Parent and Amalgamation Sub of the Transactions (including the Amalgamation), have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Amalgamation Sub, and no other proceedings on the part of Parent or Amalgamation Sub are necessary to authorize this Agreement or the other Transaction Agreements to which each of them is a party or to consummate the transactions contemplated thereby, other than obtaining the Requisite Parent Shareholder Approval. This Agreement has been and the other Transaction Agreements to which each of them is a party will be, at or prior to the Closing, duly and validly executed and delivered by Parent and Amalgamation Sub and, assuming the due authorization, execution and delivery thereof by the other Parties (assuming any such agreement constitutes a legal, valid and binding obligation of the counterparties thereto), constitute the legal, valid and binding obligations of Parent and Amalgamation Sub (as applicable), enforceable against Parent and Amalgamation Sub (as applicable) in accordance with their terms, except insofar as enforceability may be limited by the Remedies Exception.

Section 4.4               No Conflict; Required Filings and Consents.

(a)             Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.4(b) and the Domestication Approval, the execution, delivery and performance by Parent or Amalgamation Sub of this Agreement and the other Transaction Agreements to which each of them is a party, and (assuming the Requisite Parent Shareholder Approval is obtained) the consummation of the Transactions do not and will not: (i) conflict with or violate their respective Charter Documents; (ii) violate any provision of, or result in the breach of, any applicable Law to which Parent and Amalgamation Sub are subject or by which any of their properties or assets are bound; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair their respective rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of any Parent Material Contracts, except, with respect to clauses (ii) and (iii), as would not reasonably be expected to have a Parent Material Adverse Effect.

(b)            The execution and delivery by each of Parent and Amalgamation Sub of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any action by, consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for the filing of the Amalgamation Documents with the Singapore Registrar of Companies and its approval of the Amalgamation in accordance with the Singapore Companies Act; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business; (iii) for the filing of any notifications required under the HSR Act or any similar foreign Law and the expiration of the required waiting period thereunder; (iv) in connection with the Domestication, the applicable requirements and required approval of the Cayman Islands Registrar of Companies and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5              Compliance; Permits. Since its incorporation, each of Parent and Amalgamation Sub has complied in all material respects with and has not been in violation of any applicable Law with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries has been pending or, to the Knowledge of Parent, threatened. No written or, to the Knowledge of Parent, oral notice of non-compliance with any applicable Law has been received by any of Parent or Amalgamation Sub. Each of Parent and Amalgamation Sub is in possession of all material Permits necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Permits would not be material to Parent. All such Permits are valid and have not been terminated. There are and, since the incorporation of each of Parent and Amalgamation Sub, there have been, no Legal Proceedings pending or, to the Knowledge of Parent, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any material Permit of Parent or Amalgamation Sub, and Parent and Amalgamation Sub are in compliance with all material Permits applicable to Parent or Amalgamation Sub, as applicable.

Section 4.6              Parent SEC Reports; Financial Statements; No Undisclosed Liabilities.

(a)             Parent has timely filed or furnished (as applicable) all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC under the Exchange Act or the Securities Act or any other applicable federal securities laws since Parent’s incorporation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”) and, as of the Closing and through the Closing Date, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to applicable federal securities laws (including, as applicable, the Sarbanes-Oxley Act any rules and regulations promulgated thereunder) through the Closing (the “Additional Parent SEC Reports”). The Parent SEC Reports were prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder. The Parent SEC Reports did not at the time they were filed with the SEC (and in the case of the Additional Parent SEC Reports, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading. Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. As used in this Section 4.6(a), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or NYSE. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Reports.

(b)             The financial statements and notes contained or incorporated by reference in the Parent SEC Reports fairly present, in all material respects (and in the case of the Additional Parent SEC Reports, will fairly present in all material respects) the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance and compliance with: (i) GAAP; and (ii) applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes, or the inclusion of limited notes, and other presentation items for normal year-end adjustments to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

(c)             There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of any of the Parent or its Subsidiaries, except for liabilities, debts and obligations: (i) provided for in, or otherwise reflected or reserved for the financial statements and notes contained or incorporated by reference in the Parent SEC Reports or the Additional Parent SEC Reports; (ii) that have arisen since the date of the most recent balance sheet included in the financial statements and notes contained or incorporated by reference in the Parent SEC Reports or the Additional Parent SEC Reports in the ordinary course of the operation of business of Parent; (iii) incurred in connection with the transactions contemplated by this Agreement; or (iv) that would not be material to the business of Parent and its Subsidiaries, taken as a whole.

Section 4.7              Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since March 31, 2021, there has not been: (a) any Parent Material Adverse Effect or (b) any action taken or agreed upon by Parent or any of its Subsidiaries that would be prohibited by Section 5.2 if such action were taken on or after the date hereof without the consent of the Company.

Section 4.8               Litigation. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened against or otherwise relating to Parent or the Amalgamation Sub, before any Governmental Entity: (a) challenging or seeking to enjoin, alter or materially delay the Transactions; or (b) that would, individually or in the aggregate, reasonably be expected to be material to Parent or the Amalgamation Sub.

Section 4.9               Business Activities. Since their respective dates of formation or incorporation, as applicable, neither Parent nor Amalgamation Sub has conducted any business activities other than activities: (a) in connection with or ancillary to its organization, including activities customary for the formation and operation of special purpose acquisition companies; (b) directed toward or incidental to the accomplishment of a Business Combination; or (c) required by Law in connection with the foregoing. Except as set forth in Parent’s Charter Documents, there is no Contract or Order binding upon Parent or Amalgamation Sub or to which any of them is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted as of the Closing. Parent does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Neither Parent nor Amalgamation Sub has, and neither of them is liable for, any Indebtedness. Except for this Agreement and the Transactions, neither Parent nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

Section 4.10            Parent Material Contracts. Section 4.10 of the Parent Disclosure Letter sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Parent or Amalgamation Sub is party, including Contracts by and among Parent or Amalgamation Sub, on the one hand, and any director, officer, stockholder or Affiliate of such Parties (the “Parent Material Contracts”). As of the date hereof, all Parent Material Contracts: (i) have not been terminated and are in full force and effect; and (ii) represent the valid, legal and binding obligations of Parent and Amalgamation Sub (as applicable) and, to the Knowledge of Parent, represent the valid, legal and binding obligations of the other parties thereto, subject to enforceability may be limited by the Remedies Exception. True, correct and complete copies of all Parent Material Contracts have been made available to the Company. Neither the Parent or Amalgamation Sub, nor, to the Knowledge of Parent, any other party thereto, is in breach or default under, and no event has occurred within the last twelve (12) months which, with notice or lapse of time or both, would become a breach or default under, any of the Parent Material Contracts, and no party to any Parent Material Contract has given any written claim or notice of any such breach, default or event of default, other than as would not be material to Parent.

Section 4.11            Parent Listing. The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the New York Stock Exchange (“NYSE”) under the symbol “IVAN”. The issued and outstanding Parent Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “IVAN”. The issued and outstanding Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “IVAN.WS”. Since its initial public offering, Parent has complied in all material respects with all applicable listing and corporate governance rules and regulations of NYSE, and Parent has not been notified by NYSE that it does not comply with any NYSE listing rule, which noncompliance is not subject to any compliance extension or ability to remedy, in each case as permitted by the NYSE continued listing rules. There is no action or proceeding pending or, to the Knowledge of Parent, threatened in writing against Parent by NYSE or the SEC with respect to any intention by such entity to deregister the Parent Units, the Parent Class A Ordinary Shares or Public Warrants or terminate the listing of the Parent Units, the Parent Class A Ordinary Shares or Public Warrants on NYSE, other than Legal Proceedings where a compliance extension or ability to remedy is available under applicable Law. None of Parent or any of its Affiliates has taken any action in an attempt to intentionally terminate the registration of the Parent Units, the Parent Class A Ordinary Shares or Public Warrants under the Exchange Act.

Section 4.12            PIPE Investment Amount. Parent has delivered to the Company true, correct and complete copies of each of the executed subscription agreements, each substantially in the forms attached hereto as Exhibit H (the “Subscription Agreements”) entered into by Parent with the PIPE Investors, pursuant to which the PIPE Investors have committed to provide equity financing to Parent in the aggregate amount of $200,000,000 (the “PIPE Investment Amount”). The Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent. Each Subscription Agreement is (i) a legal, valid and binding obligation of Parent and, to Parent’s Knowledge, each PIPE Investor, and (ii) enforceable against Parent and, to Parent’s Knowledge, each PIPE Investor, except insofar as enforceability may be limited by the Remedies Exception. Other than the other Transaction Agreements, there are no agreements, side letters, or arrangements between Parent and any PIPE Investor that could affect the obligation of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements, and Parent does not know of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Parent, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any Subscription Agreement and Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. Each Subscription Agreement contains all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

Section 4.13            Trust Account.

(a)             As of the date hereof, Parent has approximately $276,000,000 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of January 6, 2021, by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”) for the benefit of its public stockholders, with such funds invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act.

(b)            The Trust Agreement has not been amended or modified and, to the Knowledge of Parent with respect to the Trustee, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by the Remedies Exception. Parent has performed all material obligations required to be performed by it under, and complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to the Knowledge of Parent, the Trustee. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect or that would entitle any Person (other than (x) stockholders of Parent who elect to redeem their Parent Class A Ordinary Shares pursuant to Parent’s Charter Documents, (y) the underwriters of Parent’s initial public offering with respect to any deferred underwriting compensation and (z) Parent with respect to income earned on the proceeds in the Trust Account in order to pay taxes in accordance with Parent’s Charter Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account and Tax obligations; (B) in accordance with the Trust Agreement; and (C) to redeem Parent Class A Ordinary Shares in accordance with the provisions of Parent’s Charter Documents. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened with respect to the Trust Account. As of the Effective Time, the obligations of Parent to dissolve or liquidate pursuant to Parent’s Charter Documents shall terminate and, as of the Effective Time, Parent shall have no obligation whatsoever pursuant to Parent’s Charter Documents to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, none of Parent’s stockholders shall be entitled to receive any amount from the Trust Account except to the extent pursuant to a Parent Shareholder Redemption. Assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Parent does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent on the Closing Date.

Section 4.14            Taxes.

(a)             All material Tax Returns filed or required to be filed by Parent and its Subsidiaries have been timely filed (taking into account any valid extensions), and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws.

(b)             Each of Parent and its Subsidiaries has timely paid all material Taxes in full which are due and payable by it (whether or not shown as due on any Tax Return), other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(c)             Parent has complied in all material respects with all applicable Laws relating to the withholding of Taxes and Tax information reporting, collection and retention, and has, within the time and in the manner prescribed by applicable Laws, (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such material amounts required to have been remitted to the appropriate Governmental Entity.

(d)             Neither Parent nor any of its Subsidiaries is required under applicable Laws to collect and remit material amounts of sales, use, value added or similar Taxes with respect to payments made by it.

(e)             No claim, assessment, deficiency or proposed adjustment for material amounts of Taxes has been asserted or assessed by any Governmental Entity against Parent or any of its Subsidiaries, which has not been paid in full or finally resolved with no payment due. As of the date hereof, no audit, examination, or other Legal Proceeding by any Governmental Entity is currently pending or threatened in writing against Parent or any of its Subsidiaries with respect to material amounts of Taxes. There are no requests for rulings or determinations in respect of any Tax pending between Parent or its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand.

(f)             There are no liens for material amounts of Taxes (other than Liens for Taxes not yet due and payable) upon any of the assets of Parent or its Subsidiaries.

(g)             There are no Tax indemnification agreements, Tax sharing agreements or similar arrangements under which Parent or its Subsidiaries could be liable after the Closing Date for the Tax liability of any Person other than Parent and its Subsidiaries (other than (i) any such agreement or arrangements with the Parent or its Subsidiaries, as applicable, or (ii) customary commercial Contracts not primarily related to Taxes such as a loan or a lease).

(h)             Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-deferred treatment under Section 355 of the Code (or so much of section 356 of the Code as relates to Section 355 of the Code) in the past two (2) years.

(i)              None of Parent nor any of its Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j)              Neither Parent nor any of its Subsidiaries (i) has any liability for the Taxes of another Person (other than Parent or its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) or as a transferee or a successor or by Contract (other than customary commercial Contracts not primarily related to Taxes such as a loan or a lease); or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is Parent.

(k)             None of Parent nor any of its Subsidiaries has consented to extend the time in which any material amounts of Taxes may be assessed or collected by any Governmental Entity, which extension is still in effect, and neither Parent nor any of its Subsidiaries has requested, granted, or become the beneficiary of any extension or waiver of any statute of limitations period with respect to Taxes, which period (after giving effect to such extension or waiver) has not yet expired, in each case, other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(l)              None of Parent nor any of its Subsidiaries has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or has ever been subject to income Tax, in a jurisdiction outside the country of its organization.

(m)            None of Parent nor any of its Subsidiaries will be required to include any item of material amounts of income in, or exclude any material item or material deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in or use of an improper method of accounting prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Tax law); (iii) a prepaid amount received or deferred revenue accrued on or prior to the Closing (other than amounts received in the ordinary course of business); (iv) any intercompany item under Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state or local Tax law) or excess loss account under Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state or local Tax law); or (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax law executed prior to the Closing.

(n)             No claim has been made in writing to Parent or any of its Subsidiaries by any Governmental Entity in a jurisdiction in which such entity does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(o)             None of Parent nor any of its Subsidiaries is, or during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code has ever been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(p)             Parent and its Subsidiaries have (i) to the extent applicable, properly complied with all requirements of applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) not deferred any payroll tax obligations pursuant to any Payroll Tax Executive Order, (iii) to the extent applicable, properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iv) not sought (nor has any Affiliate that would be aggregated with Parent or its Subsidiaries and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(q)             Neither Parent nor any of its Subsidiaries has knowingly taken or agreed to take any action not contemplated by this Agreement or any other Transaction Agreement that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(r)              To the Knowledge of Parent, no facts or circumstances exist that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(s)             Notwithstanding anything to the contrary in this Agreement, Sections 4.6(b) and (c) and this Section 4.14 (Taxes) contains the sole representations and warranties of Parent and its Subsidiaries concerning Taxes.

Section 4.15            Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Amalgamation Materials does, as of the date of this Agreement, or will, at the date when the Registration Statement (as defined below) is declared effective or mailed to stockholders of Parent or at the time of the Parent Special Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Amalgamation Materials; or (b) any projections or forecasts included in the Amalgamation Materials.

Section 4.16            Board Approval; Stockholder and Shareholder Vote. The boards of directors of Parent and Amalgamation Sub (including any required committee or subgroup of the board of directors of Parent or Amalgamation Sub, as applicable) have unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements and the consummation of the Transactions; and (b) determined that the consummation of the Transactions is in the best interest of, as applicable, the Parent and the stockholders of Parent and shareholders of Amalgamation Sub (as applicable). Other than obtaining the Requisite Parent Shareholder Approval, no other corporate proceedings on the part of Parent are necessary to approve the consummation of the Transactions.

Section 4.17            Brokers. Except as set forth on Section 4.17 of the Parent Disclosure Letter, none of Parent, Amalgamation Sub, nor any of their respective Affiliates, including Sponsor, has any liability or obligation to pay, or is entitled to receive, any fees or commissions to any broker, finder or agent with respect to the Transactions. Parent has provided to the Company a correct and complete copy of each engagement agreement entered into providing for the fees or commissions listed on Section 4.17 of the Parent Disclosure Letter.

Section 4.18            Sponsor Agreement. Parent has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent. The Sponsor Agreement is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, each other party thereto (in each case, except insofar as enforceability may be limited by the Remedies Exception) and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of the Sponsor Agreement.

Section 4.19            Investment Company Act; JOBS Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent is an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”).

Section 4.20            Disclaimer of Other Warranties. PARENT AND AMALGAMATION SUB HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III OR IN THE TRANSACTION AGREEMENTS, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PARENT, AMALGAMATION SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE COMPANY SHAREHOLDERS (OR ANY HOLDER OF DERIVATIVE SECURITIES OF THE COMPANY), THE COMPANY OR ANY OF THE DIRECTORS, OFFICERS, EMPLOYEES, BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND: (A) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO PARENT, AMALGAMATION SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY TO PARENT AND AMALGAMATION SUB IN ARTICLE III OR IN THE TRANSACTION AGREEMENTS; AND (B) NONE OF THE COMPANY NOR ANY OF ITS SUBSIDIARIES, NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO PARENT, AMALGAMATION SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PARENT OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. EACH OF PARENT AND AMALGAMATION SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT OR THE TRANSACTION AGREEMENTS. EACH OF PARENT AND AMALGAMATION SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF PARENT AND AMALGAMATION SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE III OF THIS AGREEMENT AND THE TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, CLAIMS AGAINST THE COMPANY OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF ACTUAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE III OR THE TRANSACTION DOCUMENTS BY SUCH PERSON.

Article V.
CONDUCT PRIOR TO THE CLOSING DATE

Section 5.1               Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall, and shall cause its Subsidiaries to, (A) carry on its business in the ordinary course consistent with past practice in all material respects (including, for the avoidance of doubt, recent past practice in light of COVID-19), and (B) use commercially reasonable efforts to maintain its goodwill and relationships with material customers, suppliers, employees and other material business relations of the Company and its Subsidiaries taken as a whole, except: (a) to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (b) as expressly contemplated by this Agreement or Section 5.1 of the Company Disclosure Letter; or (c) as required by applicable Law. Notwithstanding anything to the contrary contained herein, nothing herein shall prevent the Company from taking or failing to take any action, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures so long as, to the extent reasonably practicable under the circumstances, the Company provides Parent with advance notice of such anticipated action and (x) no such actions or failure to take such actions shall be deemed to violate or breach this Section 5.1 in any way, and (y) all such actions or failure to take such actions shall be deemed to constitute an action taken in the ordinary course of business. Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement or as set forth on Section 5.1 of the Company Disclosure Letter, or as required by applicable Law or as a result of or in connection with a COVID-19 Measure (but subject to the proviso in the immediately preceding sentence), without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall cause its Subsidiaries not to, do any of the following:

(a)                except as required by any existing Benefit Plan, this Agreement or applicable Law: (i) take any action to accelerate the vesting, funding or timing of, or otherwise increase or grant any increase in the compensation (including equity or equity-based compensation), bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any employee, officer, director, independent contractor or other individual service provider of the Company Group whose annual base salary (or annual base wages or annual fees) exceeds or would exceed $300,000 after any increase; (ii) grant, pay or increase any material severance, change in control, deferred compensation, retention, equity or equity-based (including, without limitation, any Company Options) or other similar payment or benefit to any employee, officer, director, independent contractor or other individual service provider of the Company Group whose annual base salary (or annual base wages or annual fees) exceeds or would exceed $300,000, (iii) adopt, enter into, materially amend or terminate any material Benefit Plan or any benefit or compensation plan, program, agreement or arrangement that would be a material Benefit Plan if in effect as of the date hereof; (iv) accelerate the time of payment, vesting or funding of any compensation under any existing Benefit Plan or otherwise; (v) enter into any new employment, consulting or other compensation agreement with any employee, officer, director, independent contractor or other individual service provider of the Company Group whose annual base salary (or annual base wages or annual fees) exceeds or would exceed $300,000; or (vi) hire, engage or terminate (other than for cause) the employment or service of any employee, officer, independent contractor or other individual service provider whose total annual base compensation exceeds $300,000;

(b)              transfer, sell, assign, license, sublicense, encumber, abandon, permit to lapse or expire, dedicate to the public, cancel, subject to any Lien, fail to diligently maintain or otherwise dispose of any material Owned Intellectual Property, in each case, other than (i) non-exclusive licenses to any Owned Intellectual Property granted by the Company Group to customers, vendors, or suppliers in the ordinary course of business, or (ii) otherwise in the ordinary course of business consistent with past practice;

(c)                (i) make, declare, set aside, establish a record date for or pay any dividend or distribution (whether in cash, shares or property) to the Company Shareholders in their capacities as shareholders; (ii) except in connection with the exercise of any Company Option outstanding as of the date hereof in accordance with its terms, authorize for issuance, grant, issue, sell, transfer, pledge, encumber, dispose of or allot any additional shares in its share capital or securities convertible into or exchangeable for shares in its share capital, or issue, sell, transfer, pledge, encumber or grant any right, option, restricted share unit, share appreciation right or other commitment for the issuance of its shares, or adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of its shares or other equity interests or securities of the Company Group; or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any of its shares or other equity interests, except for: (A) the acquisition by the Company Group of any shares, membership interests or other equity interests of the Company Group issued and outstanding as of the date hereof in connection with the forfeiture or cancellation of such equity interests; (B) purchases or redemptions pursuant to exercises of Company Options issued and outstanding as of the date hereof or the withholding of shares to satisfy net settlement or Tax obligations with respect to Company Equity Awards outstanding as of the date hereof in accordance with the terms of such Company Equity Awards and (C) transactions among the Company Group;

(d)                except as contemplated by Section 6.6, amend its Charter Documents, or form or establish any Subsidiary;

(e)                (i) merge, amalgamate, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging, amalgamating or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(f)                 sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, any assets or properties valued in excess of $3,000,000, other than (i) any sale, lease or disposition in the ordinary course of business consistent with past practice or (ii) as set forth on Section 5.1(f) of the Company Disclosure Letter;

(g)                (i) issue or sell any debt securities or rights to acquire any debt securities of the Company Group or guarantee any debt securities of another Person; (ii) make, incur, create or assume any borrowed money Indebtedness, loans, advances or capital contributions to, or investments in, or guarantee any borrowed money Indebtedness of, any Person; (iii) cancel or forgive any material indebtedness for borrowed money owed to the Company Group in excess of $3,000,000; or (iv) make, incur or commit to make or incur any material capital expenditures, other than in the ordinary course of business consistent with past practice;

(h)               settle or agree to settle any Legal Proceeding involving monetary obligations of the Company Group in excess of $3,000,000;

(i)                except in the ordinary course of business consistent with past practice or as is otherwise permitted by this Section 5.1, except with respect to customer Contracts, and except for any Company Material Contract with respect to amounts less than $3,000,000: (A) modify, amend or terminate (other than terminations in accordance with the terms thereof) in a manner that is materially adverse to the Company Group, any Company Material Contract (other than any Benefit Plans); (B) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement; (C) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract; or (D) incur or enter into a Contract requiring the Company Group to pay in excess of $3,000,000 in any 12-month period;

(j)                 except as required by GAAP or applicable Law, make any material change in accounting methods, principles or practices;

(k)                except in the ordinary course of business, (i) make, change or rescind any material Tax election; (ii) settle or compromise any material Tax claim; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file any material amended Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material amounts of Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) knowingly surrender any claim for a refund of material amounts of Taxes; (vii) fail to pay any material amount of Tax that becomes due and payable (including estimated payments); (viii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Entity; (ix) enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract not primarily related to Taxes and excluding any such agreement or arrangements to which the entities of the Company Group are the only parties); or (x) file any material Tax Return inconsistent with past practice;

(l)                 authorize or announce a plan of complete or partial liquidation, restructuring, recapitalization, dissolution, reorganization or winding-up of the Company Group;

(m)              enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders, Company Insiders or other Affiliates, other than in the ordinary course of business consistent with past practice and payments or distributions to obligations in respect of arms-length commercial transactions pursuant to the agreements set forth on Section 5.1(m) of the Company Disclosure Letter as existing on the date of this Agreement;

(n)                implement or announce any layoffs or furloughs, facility closures or material work schedule changes affecting more than ten (10) employees or individual service providers of the Company Group;

(o)                (i) negotiate, modify, extend, terminate, or enter into any CBA or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company Group;

(p)                other than in the ordinary course of business consistent with past practice, intentionally and materially delay or postpone payment of any material amount of accounts payable or commissions or any other material liability, or materially accelerate sales or the collection of (or materially discount) of any material amount of accounts or notes receivable;

(q)                knowingly take any action, or knowingly fail to take any commercially reasonable action within the Company’s control, where such action or failure to act would reasonably be expected to impair, impede, or prevent the qualification of the Intended Tax Treatment; or

(r)                 agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 5.1(a) through (q) above.

Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Company Group prior to the Closing(s). Prior to the Closing, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 5.2                Conduct of Business by Parent and Amalgamation Sub. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall, and shall cause its Subsidiaries to, carry on its business in the ordinary course consistent with past practice in all material respects, except to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed) or as expressly contemplated by this Agreement (including as contemplated by the PIPE Investment and the Domestication). Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement or as expressly required by applicable Law, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall not, and shall cause its Subsidiaries not to, do any of the following:

(a)                declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any share or capital stock (or warrant) or split, combine or reclassify any share or capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share or capital stock or warrant, or effect any like change in capitalization;

(b)                other than in connection with the Parent Shareholder Redemptions or as otherwise required by Parent’s Charter Documents, purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of Parent or any of its Subsidiaries;

(c)                other than pursuant to the Subscription Agreements, grant, issue, allot, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

(d)                amend its Charter Documents or form or establish any Subsidiary;

(e)                (i) merge, amalgamate, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging, amalgamating or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f)                 incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice; provided, however, that Parent shall be permitted to incur Indebtedness from its Affiliates and stockholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on arm’s length terms and conditions and repayable at Closing and in any event in an aggregate amount not to exceed $100,000 in the aggregate;

(g)                commence, release, assign, compromise, settle or agree to settle any Legal Proceeding;

(h)                except as required by GAAP or applicable Law, make any change in accounting methods, principles or practices;

(i)                 except in the ordinary course of business, (i) make, change or rescind any material Tax election (other than in the ordinary course for a newly formed entity) (ii) settle or compromise any material Tax claim; (iii) change (or request to change) any method of accounting for Tax purposes (other than in the ordinary course for a newly formed entity); (iv) file any material amended Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material amounts of Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) knowingly surrender any claim for a refund of material amounts of Taxes; (vii) fail to pay any material amount of Tax that becomes due and payable (including estimated payments); (viii) enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract not primarily related to Taxes and excluding any such agreement or arrangements to which Parent and its Subsidiaries are the only parties); (ix) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Entity; or (x) file any material Tax Return inconsistent with past practice;

(j)                 create any material Liens on any material property or assets of Parent or Amalgamation Sub;

(k)                liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent or Amalgamation Sub;

(l)                 knowingly take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to impair, impede, or prevent the qualification of the Intended Tax Treatment;

(m)              enter into, renew or amend any transaction or Contract with an Affiliate of Parent or Amalgamation Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(n)                enter into any new line of business;

(o)                amend the Trust Agreement or any other agreement related to the Trust Account;

(p)                pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners or stockholders, other than payments or distributions relating to obligations in respect of arms-length commercial transactions pursuant to the agreements or commitments (or proposed agreements or commitments to be entered into prior to the Closing) set forth on Section 5.2(p) of the Parent Disclosure Letter; or

(q)                agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 5.2(a) through (p) above.

Article VI.
ADDITIONAL AGREEMENTS

Section 6.1               Company No Solicitation.

(a)                From and after the date of this Agreement, the Company shall not, and shall cause each of its Subsidiaries not to, and shall direct its Representatives not to, directly or indirectly:

(i)                 solicit, initiate, knowingly encourage or knowingly facilitate or cooperate with any inquiries regarding, or the submission or announcement by any Person (other than Parent or its Subsidiaries) of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal;

(ii)               furnish any information to any Person (other than Parent or its Representatives) regarding the Company Group in connection with, for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, a Company Acquisition Proposal;

(iii)             engage in or otherwise participate in any discussions or negotiations with any Person (other than Parent or its Representatives) with respect to any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal; or

(iv)              approve, adopt, endorse, recommend or enter into, or propose to approve, adopt, endorse, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any Company Acquisition Proposal.

(b)                If the Company Group receives a Company Acquisition Proposal or any inquiry or request for information with respect to a Company Acquisition Proposal or that is reasonably likely to lead to a Company Acquisition Proposal, then the Company shall promptly (and in no event later than forty eight (48) hours after its receipt of such Company Acquisition Proposal or request) notify Parent in writing of such Company Acquisition Proposal or request (which notification shall, unless expressly prohibited by a confidentiality agreement in effect as of the date hereof, include the identity of the Person making or submitting such request or Company Acquisition Proposal and a summary of the material terms and conditions thereof).

(c)                Promptly following the execution and delivery of this Agreement, the Company shall, and shall cause each of its Affiliates and its and their respective directors, officers and employees, and shall instruct and use its commercially reasonable efforts to cause its other Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person (other than Parent and its Representatives) relating to any Company Acquisition Proposal made on or prior to the date hereof. The Company shall not, and shall cause its Affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which the Company or any of its Affiliates is a party.

Section 6.2               Parent No Solicitation.

(a)                From and after the date of this Agreement, Parent will not, and will cause each of its Subsidiaries not to, and shall direct its Representatives not to, directly or indirectly:

(i)                make, solicit, initiate, knowingly encourage or knowingly facilitate or cooperate with any inquiries regarding, or the submission or announcement by any Person of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Parent Acquisition Proposal;

(ii)               furnish any information to any Person (other than the Company Group or its Representatives) regarding Parent or any Subsidiary of Parent in connection with, for the purpose of making, soliciting, initiating, encouraging or facilitating, or in response to, a Parent Acquisition Proposal;

(iii)            engage in or otherwise participate in any discussions or negotiations with any Person (other than Parent or its Representatives) with respect to any Parent Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Parent Acquisition Proposal; or

(iv)              approve, adopt, endorse, recommend or enter into, or propose to approve, adopt, endorse, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any Parent Acquisition Proposal.

(b)                If Parent receives a Parent Acquisition Proposal or any inquiry or request for information with respect to a Parent Acquisition Proposal or that is reasonably likely to lead to a Parent Acquisition Proposal, then Parent shall promptly (and in no event later than forty eight (48) hours after its receipt of such Parent Acquisition Proposal or request) notify the Company in writing of such Parent Acquisition Proposal or request (which notification shall, unless expressly prohibited by a confidentiality agreement in effect as of the date hereof, include the identity of the Person making or submitting such request or Parent Acquisition Proposal and a summary of the material terms and conditions thereof).

(c)                Promptly following the execution and delivery of this Agreement, Parent shall, and shall instruct and cause each of its Affiliates and its and their respective directors, officers and employees, and shall instruct and use its commercially reasonable efforts to cause its other Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person (other than the Company and its Representatives) relating to any Parent Acquisition Proposal made on or prior to the date hereof. Parent shall not, and shall cause its Affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which Parent or any of its Affiliates is a party.

Section 6.3               Registration Statement; Proxy Statement.

(a)                Parent and the Company shall cooperate to jointly prepare and file as promptly as reasonably practicable following the date hereof a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Parent with the SEC pursuant to which (i) the Domestication Approval is proposed to be approved and (ii) following the completion of the Domestication, the shares of Delaware Parent Common Stock issuable in the Amalgamation will be registered with the SEC, including the registration for resale of the shares of Delaware Parent Common Stock issuable in the Amalgamation to certain shareholders of the Company to be designated by the Company, which shall include a proxy statement in preliminary form of the type contemplated by Regulation 14A promulgated under the Exchange Act (the “Parent Proxy Statement”) in order to (A) provide Parent’s shareholders with the opportunity to elect to have their Delaware Parent Class A Common Stock redeemed for cash in accordance with the provisions of Parent’s Charter Documents (such elections made by Parent’s shareholders, the “Parent Shareholder Redemptions”); and (B) facilitate the solicitation by Parent of proxies from the holders of Parent Ordinary Shares to approve at the Parent Special Meeting, by the requisite vote of Parent’s shareholders under the Companies Act, Parent’s Charter Documents, the NYSE rules and regulations and applicable Law (the “Requisite Parent Shareholder Approval”): (1) the adoption of this Agreement and approval of the Transactions; (2) the issuance of the number of shares of Delaware Parent Common Stock to be issued in connection with the Amalgamation; (3) the Parent Charter Documents to be effective from and after the Domestication, including as set forth in substantially the form of the Parent Charter and the Parent Bylaws; (4) the adoption and approval of a new equity incentive plan in a form and substance reasonably acceptable to Parent and the Company in substantially the form attached hereto as Exhibit I (the “Employee Incentive Plan”), which will provide for awards for a number of shares of Delaware Parent Common Stock equal to ten percent (10%) (or such higher percentage as may be mutually agreed between Parent and the Company) of the aggregate number of shares of Delaware Parent Common Stock issued and outstanding immediately after the Closing (after giving effect to the Parent Shareholder Redemptions, if any) (including evergreen annual increases) (the “Employee Incentive Plan Share Reserve”); (5) the appointment of the members of the board of directors of Parent in accordance with Section 6.17;] (6) the issuance of Delaware Parent Common Stock to the PIPE Investors; and (7) any other proposals the Parties mutually deem necessary or desirable to consummate the Transactions (collectively, the “Parent Shareholder Matters”). Notwithstanding anything to the contrary in this Agreement, in the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Registration Statement or the Parent Proxy Statement, nothing in this Agreement shall require (i) counsel to the Company or its tax advisors to provide an opinion that the Domestication qualifies as an F Reorganization or (ii) counsel to the Parent or its tax advisors to provide an opinion that the Amalgamation qualifies as a Section 368 Reorganization or that the Amalgamation, the Recapitalization and the PIPE Investment qualify as a Section 351 Transaction.

(b)                The Company and Parent shall each use their reasonable best efforts to (i) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (ii) promptly provide responses to the SEC with respect to all comments received on Amalgamation Materials from the SEC, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and (iv) keep the Registration Statement effective as long as is necessary to consummate the Transactions contemplated hereby. Parent shall cause the definitive Amalgamation Materials (as applicable) to be mailed to its shareholders as of the applicable record date as promptly as practicable (and in any event within four (4) Business Days) following the date upon which the Registration Statement becomes effective (the date on which such mailing is commenced, the “Mailing Date”). The Company Group shall furnish all information concerning it and its Affiliates to Parent and provide such other assistance as may be reasonably requested by Parent to be included in the Amalgamation Materials and shall otherwise reasonably assist and cooperate with Parent in the preparation of the Amalgamation Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, the Company (i) agrees to promptly provide Parent with all information concerning the business, management, operations and financial condition of the Company, in each case, reasonably requested by Parent for inclusion in the Amalgamation Materials and (ii) shall cause the directors, officers and employees of the Company Group to be reasonably available to, and to provide any documents reasonably requested by, Parent and its counsel in connection with the drafting of the Amalgamation Materials and responding in a timely manner to comments on the Amalgamation Materials from the SEC. For purposes of this Agreement, the term “Amalgamation Materials” shall mean the Registration Statement, including the prospectus forming a part thereof, the Parent Proxy Statement, and any amendments thereto.

(c)                If any information relating to the Company Group or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Amalgamation Materials so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and the Company and Parent shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an appropriate amendment or supplement describing such information which shall be promptly filed with the SEC and, to the extent required by and in compliance with applicable Law, disseminated to the stockholders of the Company and Parent. Parent shall promptly notify the Company of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Amalgamation Materials or for additional information concerning the Amalgamation Materials or the Amalgamation and shall, as promptly as practicable after receipt thereof, supply the Company with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Amalgamation Materials or the Amalgamation. Parent will advise the Company, promptly after Parent receives notice thereof, of the time of effectiveness of the Registration Statement or any supplement or amendment that has been filed, of the issuance of a stop order relating thereto or of the suspension of the qualification of the Delaware Parent Common Stock issuable in the Amalgamation, and Parent and the Company will each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. No filing of, or amendment or supplement to the Amalgamation Materials, or response to any comments from the SEC or the staff of the SEC relating to the Amalgamation Materials, will be made by Parent without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) and without providing the Company a reasonable opportunity to review and comment thereon. Parent shall be permitted to make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable blue sky Laws and the rules and regulations thereunder; provided that, prior to Parent making any such filings, the Company shall be given a reasonable opportunity to review and provide comments, which comments Parent will consider in good faith. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with the SEC, the NYSE or their respective staff in connection with the Transactions unless it consults with, in the case of Parent, the Company, or in the case of the Company, Parent in advance and, to the extent not prohibited by the SEC or the NYSE, gives, in the case of Parent, the Company, or in the case of the Company, Parent, the opportunity to attend and participate in such meeting or discussion.

Section 6.4               Amalgamation Documents; Company Shareholder Approval.

(a)                As promptly as reasonably practicable following the date hereof, the Company and Amalgamation Sub shall jointly take all actions as may be required under the Singapore Companies Act to effect the amalgamation between the Company and Amalgamation Sub in accordance with Article II, including, without limitation, preparing and executing all such documents contemplated in Section 215E(1) of the Singapore Companies Act (including the amalgamation proposal) (collectively, the “Amalgamation Documents”).

(b)               On the Mailing Date, the Company shall deliver to the Company Shareholders the Amalgamation Documents and any other notices and documents required under Section 215C of the Singapore Companies Act. The Company shall use reasonable best efforts to cause the Written Consent Parties to duly execute and deliver shareholder written consents (the “Company Shareholder Written Consent”) in a form reasonably acceptable to Parent and the Company in respect of the Company Shares beneficially owned by each such Written Consent Party (which represent at least 75% of the outstanding voting power of each class of Company Shares issued and outstanding as of the date of such delivery (voting as a single class and on an as-converted basis) and at least two-thirds (2/3) of the outstanding Company Preference Shares (voting as a single class), in accordance with the Company’s Charter Documents and the Singapore Companies Act, which Company Shareholder Written Consent shall become effective upon the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by there are to be satisfied at the Closing, but subject to the satisfaction and waiver of those conditions at the Closing). As promptly as practicable following the execution and delivery of the Company Shareholder Written Consent by the requisite Company Shareholders, the Company shall deliver to Parent a copy of such Company Shareholder Written Consent in accordance with Section 10.1.

(c)                The Amalgamation Documents shall include the Company Recommendation. Neither the board of directors of the Company nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly or to any Company Shareholders) the Company Recommendation, or fail to include the Company Recommendation in the Amalgamation Documents; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Company Acquisition Proposal; (iii) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the equity securities of the Company Group (other than the Transactions) shall have been commenced by any third party other than Parent and its Affiliates, a statement disclosing that the board of directors of the Company recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the board of directors of the Company in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the board of directors of the Company recommends rejection of such tender or exchange offer); (iv) if requested by Parent, fail to issue, within ten (10) Business Days after a Company Acquisition Proposal (other than any tender offer or exchange offer) is publicly announced, a press release reaffirming the Company Recommendation (it being understood that the Company will have no obligation to make such reaffirmation on more than two separate occasions) (any action described in clauses “(i)” through “(iv)” being referred to as a “Company Change in Recommendation”); or (v) cause or permit the Company Group to enter into any contract, letter of intent, memorandum of understanding, agreement in principle or other understanding contemplating or relating to a Company Acquisition Transaction.

(d)                Nothing contained in this Agreement shall prohibit the Company, the board of directors of the Company or their Representatives from directing any Person (or the Representative of that Person) who makes a Company Acquisition Proposal to the provisions of this Section 6.4; provided, however, that no such communication or statement that would constitute a Company Change in Recommendation shall be permitted.

Section 6.5                 Parent Special Meeting; Parent Change in Recommendation; Amalgamation Sub Shareholder Approval.

(a)                Parent shall, as promptly as practicable following the date upon which the Registration Statement becomes effective, cause a special meeting of its shareholders (the “Parent Special Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Requisite Parent Shareholder Approval and Parent shall use its reasonable best efforts to obtain the Requisite Parent Shareholder Approval at the Parent Special Meeting. In connection therewith, promptly following the date upon which the Registration Statement becomes effective, the board of directors of Parent shall set a record date for determining the stockholders of Parent entitled to vote at the Parent Special Meeting. Parent shall comply with Law applicable to such meeting, including Parent’s Charter Documents and the Exchange Act, including Regulation 14A and Schedule 14A promulgated thereunder, as applicable. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to postpone or adjourn the Parent Special Meeting only: (i) to ensure that any supplement or amendment to the Parent Proxy Statement that the board of directors of Parent has reasonably determined in good faith after consultation with Parent’s outside legal counsel is required by applicable Law is disclosed to Parent’s shareholders and for such supplement or amendment to be promptly disseminated to Parent’s shareholders prior to the Parent Special Meeting; (ii) if, as of the time for which the Parent Special Meeting is scheduled, there are insufficient Parent Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Special Meeting; or (iii) in order to solicit additional proxies from shareholders for purposes of obtaining the Requisite Parent Shareholder Approval; provided, that (A) in the event of a postponement or adjournment pursuant to clauses (i), (ii) or (iii) above, the Parent Special Meeting shall be reconvened as promptly as practicable after the date that such matters are resolved and (B) in the event of a postponement or adjournment pursuant to clauses (ii) or (iii) above, each such postponement or adjournment shall not exceed a period of ten (10) Business Days, and Parent shall use its reasonable best efforts during any such postponement or adjournment to solicit proxies from shareholders for purposes of obtaining approval of the Parent Shareholder Matters; provided, further, that, in no event shall the Parent Special Meeting be postponed or adjourned to a date that is less than five (5) Business Days prior to the Outside Date.

(b)                The Parent Proxy Statement shall include the recommendation of the board of directors of Parent to vote in favor of the Domestication and the issuance of the Delaware Parent Common Stock in the Amalgamation (the “Parent Recommendation”). Neither the board of directors of Parent nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or publicly propose to withdraw, modify, amend or qualify) the Parent Recommendation, or fail to include the Parent Recommendation in the Parent Proxy Statement; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Parent Acquisition Proposal; (iii) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the equity securities of Parent (other than the Transactions) shall have been commenced by any third party (and in no event later than one (1) Business Day prior to the date of the Parent Special Meeting, as it may be postponed or adjourned pursuant to Section 6.5(a)), a statement disclosing that the board of directors of Parent recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the board of directors of Parent in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the board of directors of Parent recommends rejection of such tender or exchange offer); (iv) if requested by the Company, fail to issue, within ten (10) Business Days after a Parent Acquisition Proposal (other than any tender offer or exchange offer) is publicly announced (and in no event later than one (1) Business Day prior to the date of the Parent Special Meeting, as it may be postponed or adjourned pursuant to Section 6.5(a)), a press release reaffirming the Parent Recommendation (any action described in clauses “(i)” through “(iv)” being referred to as a “Parent Change in Recommendation”); or (v) cause or permit Parent to enter into any contract, letter of intent, memorandum of understanding, agreement in principle or other understanding contemplating or relating to a Parent Acquisition Transaction.

(c)                Nothing contained in this Agreement shall prohibit Parent, the board of directors of Parent or their Representatives from (i) taking and disclosing to Parent’s shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or issuing a “stop, look and listen” statement to Parent’s shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act pending disclosure of its position thereunder or (ii) directing any Person (or the Representative of that Person) who makes a Parent Acquisition Proposal to the provisions of this Section 6.5; provided, however, that in the case of clause (ii) above, no such communication or statement that would constitute a Parent Change in Recommendation shall be permitted, made or taken.

(d)                On the Mailing Date, Amalgamation Sub shall deliver to Parent (in its capacity as the sole shareholder of Amalgamation Sub) the Amalgamation Documents and any other notices and documents required under Section 215C of the Singapore Companies Act. Parent (in its capacity as the sole shareholder of Amalgamation Sub) shall duly execute and deliver a shareholder written consent (the “Amalgamation Sub Shareholder Written Consent”) in accordance with Amalgamation Sub’s Charter Documents and the Singapore Companies Act, which Amalgamation Sub Shareholder Written Consent shall become effective upon the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing). As promptly as practicable following the execution and delivery of the Amalgamation Sub Shareholder Written Consent, Parent shall deliver to the Company a copy of such Amalgamation Sub Shareholder Written Consent in accordance with Section 10.1.

(e)                Following the execution and delivery of this Agreement, if reasonably requested by the Company, Parent shall prepare and disseminate to the holders of Parent Warrants a consent solicitation in accordance with the Parent Warrants, the Warrant Agreement, Parent’s Charter Documents, applicable Law (including the Companies Act) and NYSE rules, in form and substance reasonably acceptable to the Company and Parent, to be delivered to the holders of Parent Warrants (the “Consent Solicitation”) for the purpose of soliciting approvals or consents from such holders to effect such amendments to the Warrant Agreement that, after consultation with the Company’s independent auditors, are expected to qualify the Parent Warrants for classification as equity instruments (rather than liabilities) of Parent from and after the effectiveness of such amendments under GAAP and other applicable accounting standards (the “Parent Warrant Proposal”). Parent shall use commercially reasonable efforts (which shall not require the payment of any cash or securities to the holders of the Parent Warrants) to obtain the Parent Warrantholder Approval prior to the Closing.

Section 6.6                 Regulatory Approvals.

(a)                Within ten (10) Business Days after the date hereof, Parent and the Company shall each prepare and file the notification required of it under the HSR Act in connection with the Transactions and shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission, U.S. Department of Justice, or any other Governmental Entity in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable, including by requesting early termination of the HSR waiting period. Neither Parent nor the Company shall, and each shall use its commercially reasonable efforts to cause their respective Affiliates not to, directly or indirectly take any action, including, directly or indirectly, acquiring or investing in any Person or acquiring, leasing or licensing any assets, or agreement to do any of the foregoing, if doing so would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any required approval under the HSR Act. Each Party will promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their Subsidiaries and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Transactions; (ii) permit each other to review in advance any proposed substantive written communication to any such Governmental Entity and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such transactions; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Legal Proceeding; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Subsidiaries and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions; provided that materials required to be supplied pursuant to this section may be redacted (1) to remove references concerning the valuation of the Company, (2) as necessary to comply with contractual arrangements, (3) as necessary to comply with applicable Law, and (4) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that a Party may reasonably designate any competitively sensitive material provided to another Party under this Section 6.6 as “Outside Counsel Only”. Parent, on the one hand, and the Company, on the other hand, shall each pay 50% of any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, including filing fees in connection with filings under the HSR Act but excluding the filing fees to be paid to the SEC with respect to the Amalgamation Materials, which shall be borne by Parent. Neither Parent nor the Company shall agree to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions at the behest of any Governmental Entities without the written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed).

(b)                The Company will not, as a result of or in connection with the Transactions, grant any Foreign Person shareholder access to any material nonpublic technical information (as defined in 31 C.F.R. § 800.232) or any other rights that would cause a Foreign Person shareholder’s participation in the Transactions to be a Covered Transaction, provided that nothing in this Agreement shall preclude a Foreign Person shareholder that is a Company Shareholder already possessing any such rights with respect to the Company from continuing to have such rights following completion of the Transactions. Nothing in this Section 6.6 restricts the Company from granting access to material nonpublic technical information in the ordinary course of business and at all times in compliance with applicable Specified Business Conduct Laws.

Section 6.7                  Other Filings; Press Release.

(a)                Promptly after the execution of this Agreement, Parent and the Company shall issue a mutually agreeable joint press release announcing the execution of this Agreement. As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed).

(b)                At least three (3) days prior to the Closing, the Company shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved in advance in writing by Parent (such approval not to be unreasonably withheld, conditioned or delayed). Prior to the Closing, Parent and the Company shall prepare a mutually agreeable joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Substantially concurrently with the Closing, Parent shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter (but in any event within four (4) Business Days thereafter), Parent shall file the Closing Form 8-K with the SEC. In connection with the preparation of the Closing Form 8-K and the Closing Press Release, or any other report or form to be filed with the SEC, each Party shall, upon the reasonable request by the other Party, furnish all information concerning it and its Affiliates to the other Party and provide such other assistance as may be reasonably requested by the other Party to be included in the Closing Form 8-K or the Closing Press Release and shall otherwise reasonably assist and reasonably cooperate with the other Party in the preparation of the Closing Form 8-K and the Closing Press Release and the resolution of any comments received from the SEC with respect thereto.

(c)                From the date hereof through the Effective Time, Parent will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

(d)                Parent shall, at all times during the period from the date hereof through the Effective Time: (i) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act; and (ii) not take any action that would cause Parent to not qualify as an “emerging growth company” within the meaning of the JOBS Act; provided that no action or omission taken by Parent pursuant to this Section 6.7(d) shall be deemed to constitute a violation of Section 5.2 in and of itself.

Section 6.8                  Confidentiality; Communications Plan; Access to Information.

(a)                Parent and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)                Parent and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, any other Transaction Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by Parent or any of its Affiliates (including Sponsor), or Parent, in the case of a public announcement by the Company Shareholders or the Company or any of the Company’s Affiliates (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Law, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) in the case of the Company, the Company Shareholders, Parent and their respective Affiliates, if such announcement or other communication is made in connection with reporting, fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) internal announcements to employees, contractors and consultants of the Company Group; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 6.7 or this Section 6.8(b); (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement and (vi) communications to customers, suppliers and lenders of the Company Group for purposes of seeking any consents and approvals required in connection with the Transactions solely to the extent such communications are consistent with a public statement, press release or other communication previously approved in accordance with Section 6.7 or this Section 6.8(b).

(c)                Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that are applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure or would conflict with any Contract or confidentiality obligations to which the Company is subject (provided that, to the extent reasonably possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, the Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable written notice (e-mail to suffice), to the properties, books, records and management personnel of the Company during the period prior to the Closing to obtain information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request in writing (e-mail to suffice) in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of the Company and in compliance with COVID-19 Measures. Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that are applicable to information furnished to Parent by third parties that may be in Parent’s possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure or would conflict with any Contract or confidentiality obligations to which Parent is subject (provided that, to the extent reasonably possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable written notice (e-mail to suffice), to the properties, books, records and management personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Company may reasonably request in writing (e-mail to suffice) in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of Parent and in compliance with COVID-19 Measures.

Section 6.9               Reasonable Best Efforts. Except as otherwise set forth herein, upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Amalgamation and the other Transactions, including using its reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions precedent set forth in Article VII to be satisfied (but not waived); (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any); (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, including any other consents, approvals or waivers from third parties referred to on Section 3.5 of the Company Disclosure Letter; (iv) the termination of each agreement set forth on Section 6.9(iv) of the Company Disclosure Letter; (v) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (vi) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of Parent, sending a termination letter to the Trustee substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”).

Section 6.10               No Parent Securities Transactions. Neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the filing of the Registration Statement without the prior written consent of Parent.

Section 6.11               No Claim Against Trust Account. For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Company hereby irrevocably waives, on behalf of itself and its Affiliates, notwithstanding anything to the contrary in this Agreement, any right, title, interest or claim of any kind it has or may have in the future in or to the Trust Account (and any monies therein) or distributions therefrom, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Parent or its Affiliates, on the one hand, and the Company or its Affiliates, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability; provided, that (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Parent for (i) legal relief against monies or other assets held outside the Trust Account or (ii) specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Parent to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Parent Shareholder Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Parent’s ability to fulfill its obligation to effectuate the Parent Shareholder Redemptions and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (except any such funds released in order to effectuate the Parent Shareholder Redemptions) and any assets that have been purchased or acquired with any such funds) (collectively, including subject to the foregoing limitations set forth in sub-clauses (a) and (b) the “Released Claims”). The Company, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Parent or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent and its Affiliates to induce Parent to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law.

Section 6.12                Disclosure of Certain Matters. Each of Parent, Amalgamation Sub and the Company will promptly provide the other Parties with prompt written notice of any event, development or condition of which they have Knowledge that: (a) would cause or is reasonably likely to cause any of the conditions set forth in Article VII not to be satisfied; or (b) would require any amendment or supplement to the Amalgamation Materials; provided, however, that no such notification or the failure to provide such notification shall, in and of itself, effect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties or result, in and of itself, in the failure of a condition set forth in Article VII; provided, further, that for the avoidance of doubt, any such information actually contained in such foregoing notification may affect the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties or result in the failure of a condition set forth in Article VII.

Section 6.13                Securities Listing. Parent will use its reasonable best efforts to cause the shares of Delaware Parent Common Stock issued in connection with the Transactions to be approved for listing on NYSE at Closing. During the period from the date hereof until the Closing, Parent shall use its reasonable efforts to keep (i) the Parent Ordinary Shares and the Public Warrants and (ii) following the Domestication, the Delaware Parent Class A Common Stock and Delaware Parent Warrants, in each case listed for trading on NYSE. After the Closing, Parent shall use its reasonable best efforts to continue the listing for trading of the Delaware Parent Common Stock and Delaware Parent Warrants on NYSE.

Section 6.14                Trust Account.

(a)                If (i) the amount of cash available in the Trust Account immediately prior to Closing, after deducting the amounts required to satisfy the Parent Shareholder Redemptions (and after taking into account the payment of all Parent Transaction Costs and Company Transaction Costs), plus (ii) the PIPE Investment Amount actually received by Parent prior to or substantially concurrently with the Closing (the sum of (i) and (ii), the “Available Parent Cash”) is equal to or greater than $200,000,000 (the “Minimum Available Parent Cash Amount”), then the condition set forth in Section 7.2(e) shall be satisfied.

(b)                Upon satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement and Parent’s Charter Documents, at the Closing, Parent: (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, including providing the Trustee with the Trust Termination Letter; (ii) shall use reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to stockholders who have validly elected to have their Parent Class A Ordinary Shares redeemed for cash in accordance with the provisions of Parent’s Charter Documents; (B) for income tax or other tax obligations of Parent prior to Closing; (C) to the underwriters of the initial public offering of Parent with respect to any deferred underwriting compensation; (D) for any Parent Transaction Costs, (E) as repayment of loans and reimbursement of expenses to directors, officers and stockholders of Parent; and (F) as payment to stockholders as cash in lieu of the issuance of any fractional shares pursuant to Section 2.6(b)(iv); and (iii) use reasonable best efforts to cause the Trustee to distribute to Parent all remaining amounts then available in the Trust Account in accordance with the Trust Agreement; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.15               Indemnification; Directors’ and Officers’ Insurance.

(a)                Parent Indemnification; Directors’ and Officers’ Insurance.

(i)                 Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of Parent, as provided in the applicable Parent Charter Documents or otherwise in effect as of immediately prior to the Closing as disclosed in Section 6.15(a) of the Parent Disclosure Letter, in either case, solely with respect to any matters occurring on or prior to the Closing shall survive the Transactions and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) the Amalgamated Company will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period, in each case to the extent permitted by applicable Law. To the maximum extent permitted by applicable Law, during such six (6)-year period, the Amalgamated Company shall advance, or cause to be advanced, expenses in connection with such indemnification as provided in the applicable Parent Charter Documents or other applicable agreements disclosed in Section 6.15(a) of the Parent Disclosure Letter as in effect immediately prior to the Closing. The indemnification and liability limitation or exculpation provisions of Parent’s Charter Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Closing, or at any time prior to such time, were directors or officers of Parent (the “Parent D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Closing and relating to the fact that such Parent D&O Person was a director or officer of Parent immediately prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law

(ii)               The Amalgamated Company shall not have any obligation under this Section 6.15 to any Parent D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Parent D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(iii)             Parent shall purchase prior to Closing, and for a period of six (6) years after the Closing Date, the Amalgamated Company shall maintain, or cause to be maintained, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of Parent as of the date of this Agreement with respect to matters occurring on or prior to the Closing. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under Parent’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that Parent shall not be obligated to pay a premium for such “tail” policy in excess of three hundred fifty percent (350%) of the most recent annual premium paid by Parent prior to the date of this Agreement. In the event, that the premium for such “tail” policy is in excess of three hundred fifty percent (350%), then Parent shall purchase the maximum coverage available for three hundred fifty percent (350%) of the most recent annual premium paid by Parent prior to the date of this Agreement.

(iv)              If the Amalgamated Company or any of its successors or assigns (i) shall merge, amalgamate or consolidate with or merge, amalgamate into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation, merger or amalgamation or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Parent shall assume all of the obligations set forth in this Section 6.15(a).

(v)               The Parent D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.15(a) are intended to be third-party beneficiaries of this Section 6.15(a). This Section 6.15(a) shall survive the consummation of the Transactions and shall be binding on all successors and assigns of the Company and the Amalgamated Company, respectively.

(b)                Company Indemnification; Directors’ and Officers’ Insurance.

(i)                 Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Company Group, as provided in the Company Group’s Charter Documents or otherwise in effect as of immediately prior to the Closing as disclosed in Section 6.15(b) of the Company Disclosure Letter, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the Transactions and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) the Amalgamated Company will cause the Company Group to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period to the extent permitted by applicable Law. To the maximum extent permitted by applicable Law, during such six (6)-year period, the Amalgamated Company shall cause the Company Group to advance expenses in connection with such indemnification as provided in the Company Group’s Charter Documents or other applicable agreements in effect as of immediately prior to the Closing as disclosed in Section 6.15(b) of the Company Disclosure Letter. The indemnification and liability limitation or exculpation provisions of the Company Group’s Charter Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Closing, or at any time prior to such time, were directors or officers of the Company Group (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Closing and relating to the fact that such Company D&O Person was a director or officer of the Company Group immediately prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(ii)               The Company Group shall have no obligation under this Section 6.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determines (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(iii)             The Company shall purchase, at or prior to the Closing, and for a period of six (6) years after the Closing Date, the Amalgamated Company shall maintain, or cause to be maintained, without lapses in coverage, directors’ and officers’ liability insurance that provides coverage for the individual persons who are directors and officers of the Company as of the date of this Agreement. Such insurance shall provide coverage on terms (with respect to coverage and amount afforded to individual directors and officers) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) coverage provided to individual directors and officers of the Company by the Company’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided, that such obligation may be fulfilled: (i) by the annual renewal of a directors’ and officers’ liability insurance policy (the “Annual Policy”), which policy may also provide coverage for the directors and officers of Parent after the Closing the (“Annual Renewal Option”), or (ii) through the purchase of a “tail policy” for the directors’ and officers’ liability insurance policies in effect for the directors and officers of the Company prior to the date of this Agreement (provided, that the Company shall pay a premium for such “tail” policy not to exceed three hundred fifty percent (350%) of the most recent annual premium paid for the D&O insurance program in place immediately prior to the date of this Agreement). In the event the Company elects the Annual Renewal Option and, at any time following the Closing and prior to the six-year anniversary of Closing Date, the Company for any reason does not renew the Annual Policy (the “Lapsed Policy”), then the Amalgamated Company shall purchase a tail policy for such Lapsed Policy, which “tail” policy shall survive until the six-year anniversary of the Closing Date; provided, that the Amalgamated Company shall pay a premium for such “tail” policy of no more than of three hundred fifty percent (350%) of the most recent annual premium paid for the Lapsed Policy, and in such event, the Amalgamated Company shall purchase the maximum coverage available for three hundred fifty percent (350%) of the most recent annual premium paid for the Lapsed Policy.

(iv)              If the Amalgamated Company or any of its successors or assigns (i) shall merge, amalgamate or consolidate with or merge or amalgamate into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation, merger or amalgamation or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the Amalgamated Company shall assume all of the obligations set forth in this Section 6.15(b).

(v)                The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.15(b) are intended to be third-party beneficiaries of this Section 6.15(b). This Section 6.15(b) shall survive the consummation of the Transactions and shall be binding on all successors and assigns of Parent and the Amalgamated Company.

Section 6.16                Section 16 Matters. Prior to the Effective Time, the board of directors of Parent (or an appropriate committee of “non-employee directors (as defined in Rule 16b-3 under the Exchange Act) thereof) shall take all reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of all of the equity securities or derivative securities of Parent, the Company and the Amalgamated Company that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, the Company and the Amalgamated Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 6.17                Board of Directors. Subject to the terms of Parent’s Charter Documents and any limitation imposed under applicable Laws and NYSE listing requirements, Parent shall take all actions necessary or appropriate such that, immediately following the Effective Time, the board of directors of Parent shall consist of up to seven (7) directors, which shall initially include: (i) Qichao Hu, (ii) Robert Friedland and (iii) the remaining director nominees to be designated by the Company pursuant to written notice to Parent as promptly as reasonably practicable following the date of this Agreement. On the Closing Date, Parent shall enter into customary indemnification agreements reasonably satisfactory to the Company with each individual to be appointed to, or serving on, the board of directors of Parent upon the Closing, which indemnification agreements shall continue to be effective following the Closing.

Section 6.18               Affiliate Matters. Prior to the Closing, the Company shall terminate, or cause to be terminated, all Contracts set forth on Section 6.18 of the Company Disclosure Letter, in each case without any outstanding liabilities or obligations (financial or otherwise) to the Amalgamated Company following the Closing.

Section 6.19                 PIPE Investment.

(a)                Unless otherwise approved in writing by the Company, neither Parent nor its Affiliates shall permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacements of, any of the Subscription Agreements in a manner adverse to the Company or Parent. Parent shall use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and by: (i) satisfying in all material respects on a timely basis all conditions and covenants applicable to Parent in the Subscription Agreements and otherwise complying with its obligations thereunder, (ii) in the event that all conditions to the investor’s obligation to fund in the Subscription Agreements (other than conditions that Parent or any of its Affiliates exclusively control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummating the transactions contemplated by the Subscription Agreements at or prior to the Closing; (iii) delivering any required notices to counterparties to the Subscription Agreements sufficiently in advance of the Closing to cause them, in the event that all conditions to the investor’s obligation to fund in the Subscription Agreements are satisfied (other than those conditions that by their nature are to be satisfied at the Closing), to fund their obligations at or prior to or concurrently with the Closing; and (iv) without limiting the Company’s rights to enforce such Subscription Agreements pursuant to Section 10.6, enforcing its rights under the Subscription Agreements in the event that all conditions to the investor’s obligation to fund in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) Parent the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreements in accordance with their terms.

(b)                Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice: (i) of any proposed amendment to any Subscription Agreement, together with a copy of such proposed amendment; (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would be reasonably likely to give rise to any breach or default) by any party to any Subscription Agreement known to Parent; (iii) of the receipt of any notice or other communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, material breach, material default, termination or repudiation by any party to any Subscription Agreement or any material provisions of any Subscription Agreement; and (iv) if Parent does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors as contemplated by the Subscription Agreements.

(c)                The Parties acknowledge that, from and after the date of this Agreement, the Company may identify one or more additional PIPE Investors to contribute to Parent an additional PIPE investment of up to $75,000,000. Upon the Company’s reasonable request, Parent shall reasonably cooperate with the Company to permit such additional PIPE Investors to enter into Subscription Agreements with Parent on terms and conditions that are reasonably acceptable to the Company and Parent.

Section 6.20                 Tax Matters.

(a)                Each of the Parties hereto shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another party and at such requesting party’s sole cost and expense, including in connection with the filing of relevant Tax Returns and any Tax audit, examination or other action. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information that are reasonably available (or can be obtained using commercially reasonable efforts) and reasonably relevant to any tax audit, examination or other action, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the pre-Closing holders of Parent Class A Ordinary Shares, Parent Warrants or Parent Class B Ordinary Shares of information that is reasonably available (or can be obtained using commercially reasonable efforts) and reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of Parent’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period beginning on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code and “global intangible low-taxed income” under Section 951A of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations thereunder as a result of the Domestication.

(b)                The Parties hereto shall, and shall cause their Affiliates, to (i) cooperate in order to facilitate the issuance of any opinions relating to Tax matters requested by either party or required to be filed in connection with the Registration Statement, and (ii) deliver to Kirkland & Ellis LLP and White & Case LLP, in each case, to the extent requested by such counsel, a duly executed certificate reasonably satisfactory to such counsel dated as of the date requested by such counsel, containing such customary representations and warranties as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion.

Section 6.21               Sponsor Agreement. Unless otherwise approved in writing by the Company, Parent shall not make any amendment or modification to, or any waiver (in whole or in part) of, any provision or remedy under, or consent to the termination or replacement of, the Sponsor Agreement.

Section 6.22                Certain Transaction Agreements. At the Closing, (a) Parent shall use reasonable best efforts to cause each stockholder of Parent that mutually agreed to be party to the A&R Registration Rights Agreement to deliver to the Company a copy of such agreement duly executed by such stockholder of Parent, and (b) the Company shall use reasonable best efforts to cause each Company Shareholder that mutually agreed to be a party thereto to deliver to Parent a copy of the A&R Registration Rights Agreement duly executed by such Company Shareholder.

Section 6.23               Company Share Plans. At or prior to the Effective Time, the Company and the Company board of directors (including any committee thereof which governs or administers the Company Share Plans or the Company Equity Awards), as applicable, shall adopt any resolutions, obtain any consents, provide any notices and take any actions which are necessary and sufficient to cause (i) the Company Share Plans to terminate and (ii) all Company Equity Awards that are outstanding as of the Effective Time to be assumed by Parent (subject to the approval of the Parent Shareholder Matters as contemplated in Section 6.3(a)), as provided for in Section 2.6.

Section 6.24                 Equity Incentive Plan. Prior to the Closing Date, Parent shall approve and adopt the Employee Incentive Plan, in substantially the form attached hereto as Exhibit I. Within five (5) Business Days following the expiration of the sixty (60)-day period following the date the Amalgamated Company has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, the Amalgamated Company shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the equity awards issuable under the Employee Incentive Plan, and the Amalgamated Company shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectus contained therein) for so long as awards granted pursuant to the Employee Incentive Plan remain outstanding.

Section 6.25                PCAOB Audited Financials. The Company shall deliver to Parent true and complete copies of the audited balance sheets as of December 31, 2020, and 2019 and statements of operations, statements of changes in shareholders’ deficit and statements of cash flows of the Company Group for the years ended December 31, 2020, and 2019 together with the auditor’s reports thereon, each audited in accordance with the auditing standards of the Public Company Accounting Oversight Board (collectively, the “PCAOB Audited Financials”) not later than 30 days from the date hereof.

Section 6.26               Domestication. Subject to receipt of the Domestication Approval, Parent shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Parent and the Company, together with the Certificate of Incorporation of Parent in substantially the form attached as Exhibit A to this Agreement (the “Parent Charter”) , in each case, in accordance with the provisions thereof and applicable Law, (b) adopting bylaws in substantially the form attached as Exhibit B to this Agreement (the “Parent Bylaws”), (c) completing, making and procuring all those filings required to be made with the Cayman Islands Registrar of Companies in connection with the Domestication as required pursuant to Part XII of the Companies Act, and (d) obtaining a certificate of de-registration from the Cayman Islands Registrar of Companies. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, (i) all then issued and outstanding Parent Class A Ordinary Shares shall convert automatically, on a one-for-one basis, into Delaware Parent Class A Common Stock; (ii) all then issued and outstanding Parent Class B Ordinary Shares shall convert automatically, on a one-for-one basis, into Delaware Parent Class B Common Stock; (iii) each then issued and outstanding warrant of Parent shall convert automatically into a Delaware Parent Warrant; and (iv) each then issued and outstanding Parent Unit shall convert automatically into a Delaware Parent Unit. Further, immediately following the Domestication, and in any event, prior to the Effective Time, the Recapitalization will occur, whereby each then issued and outstanding share of Delaware Parent Class B Common Stock shall be converted, on a one-for-one basis, into one share of Delaware Parent Class A Common Stock.

Article VII.
CONDITIONS TO THE TRANSACTION

Section 7.1                 Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Amalgamation and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)                The Company Shareholder Written Consent, constituting the Requisite Company Shareholder Approval, shall have been delivered to Parent, and shall remain in full force and effect.

(b)                At the Parent Special Meeting (including any postponements or adjournments thereof permitted by Section 6.5(a)), the Requisite Parent Shareholder Approval and the Domestication Approval shall have been obtained.

(c)                Parent shall have at least $5,000,001 of net tangible assets following the exercise by the holders of Parent Class A Ordinary Shares issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their Parent Class A Ordinary Shares held by them into a pro rata share of the Trust Account in accordance with Parent’s Charter Documents.

(d)                All applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated.

(e)                No provision of any applicable Law prohibiting, enjoining or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent Order enjoining or making illegal the consummation of the Transactions will be in effect.

(f)                 The shares of Delaware Parent Common Stock to be issued in connection with the Closing shall have been approved for listing on the NYSE, subject only to the requirement to have a sufficient number of round lot holders and official notice of issuance.

(g)                The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before the SEC.

Section 7.2                Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Amalgamation and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a)           (i) The Fundamental Representations of Parent and Amalgamation Sub shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contained herein) on the Closing Date as if made on such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); and (ii) all other representations and warranties of Parent and Amalgamation Sub set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contained herein) on the Closing Date as if made on such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of Parent or Amalgamation Sub to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)           Parent and Amalgamation Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, in each case in all material respects.

(c)           Parent shall have delivered to the Company a certificate, signed by an executive officer or authorized person of Parent and dated as of the Closing Date, certifying as to the matters set forth in Section 7.2(a) and Section 7.2(b).

(d)          The Domestication shall have been completed as provided in Section 6.26 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

(e)           The Available Parent Cash shall be no less than the Minimum Available Parent Cash Amount.

(f)           The Sponsor Agreement shall not have been terminated and shall remain in full force and effect.

Section 7.3           Additional Conditions to the Obligations of Parent and Amalgamation Sub. The obligations of Parent and Amalgamation Sub to consummate and effect the Amalgamation and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any of which may be waived, in writing, exclusively by Parent:

(a)           (i) The Fundamental Representations of the Company shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on the Closing Date as if made on such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); and (ii) all other representations and warranties of the Company set forth in Article III hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on the Closing Date as if made on that date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)          The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(c)           Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(d)          The Company shall have delivered to Parent a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c).

Article VIII.
TERMINATION

Section 8.1            Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of Parent and the Company at any time;

(b)          by either Parent or the Company if the Transactions shall not have been consummated by February 12, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)           by either Parent or the Company if a Governmental Entity shall have issued an Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Amalgamation, which Order or other action is final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such final, non-appealable Order or other action;

(d)          by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent or Amalgamation Sub, or if any representation or warranty of Parent or Amalgamation Sub shall have become untrue, in either case such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by Parent or Amalgamation Sub is curable by Parent or Amalgamation Sub prior to the Closing, then the Company must first provide written notice of such breach and opportunity to cure and may not terminate this Agreement under this Section 8.1(d) until the earlier of: (i) thirty (30) days after delivery of written notice from the Company to Parent of such breach; and (ii) the Outside Date; provided, further, that each of Parent and Amalgamation Sub continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if: (A) the Company shall have materially breached this Agreement and such breach has not been cured; or (B) such breach by Parent or Amalgamation Sub is cured during such 30-day period);

(e)           by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by the Company is curable by the Company prior to the Closing, then Parent must first provide written notice of such breach and opportunity to cure and may not terminate this Agreement under this Section 8.1(e) until the earlier of: (i) thirty (30) days after delivery of written notice from Parent to the Company of such breach; and (ii) the Outside Date; provided, further, that the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if: (A) Parent shall have materially breached this Agreement and such breach has not been cured; or (B) such breach by the Company is cured during such 30-day period);

(f)           by either Parent or the Company, if, at the Parent Special Meeting (including any adjournments thereof), the Requisite Parent Shareholder Approval shall not have been obtained; or

(g)          by the Company, if the board of directors of Parent has made a Parent Change in Recommendation.

Section 8.2            Notice of Termination; Effect of Termination.

(a)           Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b)          In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, and there shall be no further liability hereunder on the part of any Party, except for and subject to the following: (i) Section 6.8(a) (Confidentiality), Section 6.11 (No Claim Against Trust Account), this Section 8.2, Article X (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any breach of this Agreement or Actual Fraud.

Article IX.
NO SURVIVAL

Section 9.1           No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 9.1 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to Actual Fraud.

Article X.
GENERAL PROVISIONS

Section 10.1          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) upon transmission, if sent by email (provided no “bounceback” or notice of non-delivery is received); or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to Parent or Amalgamation Sub, to:

Ivanhoe Capital Acquisition Corp.
1177 Avenue of the Americas 5th Floor
New York, NY 10036
Attention:	Gary Gartner
E-mail:	ggartner@alchemycp.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention:	Sean T. Wheeler, P.C.
Debbie Yee, P.C.
Travis J. Distaso
E-mail:	sean.wheeler@kirkland.com
debbie.yee@kirkland.com
travis.distaso@kirkland.com

if to the Company, prior to the Closing, to:

1 Robinson Road

#18-00 AIA Tower

Singapore 048542

Attention:	Qichao Hu, Chief Executive Officer

Joanne Ban, Chief Legal Officer

E-mail:	qichao@ses.ai

jban@ses.ai

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Attention:	Chang-Do Gong

Joel Rubinstein

Jonathan Rochwarger

E-mail:	cgong@whitecase.com

joel.rubinstein@whitecase.com

jonathan.rochwarger@whitecase.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 10.2         Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean, unless the context otherwise requires, that a copy of the subject documents or other materials has been provided to the Party to which such information or material is to be provided or furnished no later than 9:00 a.m. ET at least two Business Days prior to the date of this Agreement via upload to the Project Wormhole virtual “data room” hosted by Datasite set up by the Company in connection with this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars.

Section 10.3          Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. The Parties agree that the delivery of this Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, may be effected by means of an exchange and release of electronically transmitted signatures (including by electronic mail in .pdf format). Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 10.4          Entire Agreement; Third Party Beneficiaries. This Agreement and the other Transaction Agreements, including the Exhibits and Schedules hereto and thereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 6.15 (Directors’ and Officers’ Liability Insurance) and Section 10.14 (No Recourse) (which will be for the benefit of the Persons set forth therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.

Section 10.5          Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 10.6         Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. Parent acknowledges and agrees that the Company shall be entitled to bring an action for specific enforcement to cause Parent to seek to enforce the provisions of the Subscription Agreements to the fullest extent permissible pursuant to such Subscription Agreements as if it were a party thereto.

Section 10.7          Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof, except that the consummation and effectiveness of the Amalgamation shall be governed by, and construed in accordance with, the Singapore Companies Act.

Section 10.8          Consent to Jurisdiction; Waiver of Jury Trial.

(a)           Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; provided, that if the Court of Chancery of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the Legal Proceeding is vested exclusively in the U.S. federal courts, such Legal Proceeding shall be heard in, and each of the Parties irrevocably consents to the exclusive jurisdiction and venue of, the U.S. District Court for the District of Delaware; provided, further, that if the U.S. District Court for the District of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the Legal Proceeding is vested exclusively in the Delaware state courts, such Legal Proceeding shall be heard in, and each of the Parties irrevocably consents to the exclusive jurisdiction and venue of, the Delaware state courts located in Wilmington, Delaware (together with the U.S. District Court for the District of Delaware and the Court of Chancery of the State of Delaware, the “Chosen Courts”) in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the Chosen Courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in the Chosen Courts; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before the Chosen Courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than the Chosen Courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by laws of the State of Delaware, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.1, and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 10.8, any Party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts.

(b)          TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 10.9         Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 10.10        Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions; provided, that if the Closing shall occur, Parent shall (x) pay or cause to be paid, the Unpaid Transaction Costs, and (y) pay or cause to be paid, any Parent Transaction Costs, in each of case (x) and (y), in accordance with Section 1.3(b)(iv).

Section 10.11       Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 10.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.12        Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

Section 10.13       Extension; Waiver. At any time prior to the Closing, Parent (on behalf of itself and Amalgamation Sub), on the one hand, and the Company (on behalf of itself and the holders of Company Interests) may, to the extent not prohibited by applicable Law: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

Section 10.14        No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Released Related Party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Released Related Party of a Party and no personal liability shall attach to any Released Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Law or otherwise. The provisions of this Section 10.14 are intended to be for the benefit of, and enforceable by the Released Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 10.14. This Section 10.14 shall be binding on all successors and assigns of the Parties.

Section 10.15        Legal Representation. Parent hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Company), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that White & Case LLP (or any successor) may represent the holders of Company Interests, the Company, any Subsidiary of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Waiving Party Group”), in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding its representation (or any continued representation) of the Company or other Waiving Parties, and each of Parent and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Parent and the Company acknowledge that the foregoing provision applies whether or not White & Case LLP provides legal services to the Company after the Closing Date. Each of Parent and the Company, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between the Company or any member of the Waiving Party Group and its counsel, including White & Case LLP, made prior to the Closing in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company notwithstanding the Amalgamation, and instead survive, remain with and are controlled by the Waiving Party Group (the “Privileged Communications”), without any waiver thereof. Parent and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company), in any Legal Proceeding against or involving any of the Parties after the Closing, and Parent and the Company agree not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company).

Section 10.16        Disclosure Letters and Exhibits. The Company Disclosure Letter and Parent Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular provision set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or Parent Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another provision in this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter and Parent Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or Parent Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to constitute an acknowledgment by the Company or Parent, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure in and of itself be deemed (a) an admission of any breach or violation of any Contract or Law, (b) an admission of any liability or obligation to any third party, or (c) to establish a standard of materiality. The disclosure of any items or information that is not required by this Agreement to be so included is solely for informational purposes and the convenience of Parent and Amalgamation Sub or the Company, as applicable. In addition, under no circumstances shall the disclosure of any matter in the Company Disclosure Letter or Parent Disclosure Letter, where a representation or warranty of the Company or Parent, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Company Material Adverse Effect or Parent Material Adverse Effect, imply that any other undisclosed matter having a greater value or other significance is material or would have a Company Material Adverse Effect or Parent Material Adverse Effect. Neither the Company nor Parent shall be prejudiced in any manner whatsoever, and no presumptions shall be created, by virtue of the disclosure of any matter in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, which otherwise is not required to be disclosed by this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

IVANHOE CAPITAL ACQUISITION CORP.

By:	/s/ Robert Friedland
	Name:	Robert Friedland
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO BUSINESS COMBINATINON AGREEMENT]

WORMHOLE MERGER SUB PTE. LTD.

By:	/s/ Silvana Patricia Hleap
Name: Silvana Patricia Hleap
Title: Director

[SIGNATURE PAGE TO BUSINESS COMBINATION AGREEMENT]

SES HOLDINGS PTE. LTD.

By:	/s/ Qichao Hu
	Name:	Qichao Hu
	Title:	Founder and CEO

[SIGNATURE PAGE TO BUSINESS COMBINATION AGREEMENT]

Schedule A

DEFINED TERMS

Defined Terms. Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“Acceleration Event”	Section 2.11(e)
“Actual Fraud”	Schedule A
“Affiliate”	Schedule A
“Aggregate Closing Restricted Shares”	Schedule A
“Aggregate Fully Diluted Company Shares”	Schedule A
“Agreement”	Preamble
“Amalgamated Company”	Recitals
“Amalgamation”	Recitals
“Amalgamation Consideration”	Section 2.6(b)(i)
“Amalgamation Documents”	Section 6.4(a)
“Amalgamation Materials”	Section 6.3(b)
“Amalgamation Sub”	Preamble
“Amalgamation Sub Ordinary Shares”	Section 4.2(b)
“Amalgamation Sub Shareholder Written Consent”	Section 6.5(d)
“Annual Policy”	Section 6.15(b)(iii)
“Annual Renewal Option”	Section 6.15(b)(iii)
“Antitrust Laws”	Schedule A
“A&R Registration Rights Agreement”	Recitals
“Available Parent Cash”	Section 6.14(a)
“Balance Sheet Date”	Section 3.7(a)
“Benefit Plan”	Section 3.11(a)
“Business Combination”	Schedule A
“Business Day”	Schedule A
“Business IP”	Section 3.17(b)
“CARES Act”	Schedule A
“CFIUS”	Schedule A (Definition of “Specified Business Conduct Laws”)
“Charter Documents”	Section 3.1
“Chosen Courts”	Section 10.8(a)

“Claims or Assertions”	Section 3.17(d)
“Closing”	Section 1.1
“Closing Date”	Section 1.1
“Closing Form 8-K”	Section 6.7(b)
“Closing Press Release”	Section 6.7(b)
“Closing Restricted Shares”	Section 2.6(b)(iv)
“Code”	Schedule A
“Commerce”	Schedule A (Definition of “Specified Business Conduct Laws”)
“Common Share Price”	Schedule A
“Communications Plan”	Section 6.8(b)
“Companies Act”	Recitals
“Company”	Preamble
“Company Acquisition Proposal”	Schedule A
“Company Acquisition Transaction”	Schedule A
“Company Change in Recommendation”	Section 6.4(c)
“Company Disclosure Letter”	Article III
“Company Earn-Out Shareholders”	Section 2.11(a)
“Company Equity Awards”	Schedule A
“Company Group”	Schedule A
“Company Insider”	Section 3.21
“Company Interests”	Schedule A
“Company IT Systems”	Schedule A
“Company Material Adverse Effect”	Schedule A
“Company Material Contract”	Section 3.19(a)
“Company Option”	Schedule A
“Company Ordinary Shares”	Schedule A
“Company Preference Shares”	Schedule A
“Company Privacy Notices”	Section 3.18
“Company Real Property Leases”	Section 3.13(b)
“Company Recommendation”	Section 3.4(b)
“Company Restricted Share”	Schedule A
“Company Series A Preference Shares”	Schedule A
“Company Series B Preference Shares”	Schedule A
“Company Series C Preference Shares”	Schedule A

“Company Series C+ Preference Shares”	Schedule A
“Company Series D Preference Shares”	Schedule A
“Company Series D+ Preference Shares”	Schedule A
“Company Share Plans”	Schedule A
“Company Shareholder”	Schedule A
“Company Shareholder Written Consent”	Section 6.4(b)
“Company Shares”	Schedule A
“Company Transaction Costs”	Schedule A
“Confidentiality Agreement”	Schedule A
“Consent Solicitation”	Section 6.5(e)
“Contract”	Schedule A
“Copyrights”	Schedule A (Definition of “Intellectual Property”)
“Covered Transaction”	Section 3.25(a)
“COVID-19”	Schedule A
“COVID-19 Measures”	Schedule A
“Data Security Requirements”	Section 3.18
“Delaware Parent Common Stock”	Recitals
“Delaware Parent Units”	Recitals
“Delaware Parent Warrant”	Recitals
“DGCL”	Recitals
“Domestication”	Recitals
“Domestication Approval”	Schedule A
“Earn-Out Escrow Agreement”	Section 2.11(f)(i)
“Earn-Out Period”	Schedule A
“Earn-Out Shares”	Schedule A
“Effective Time”	Section 2.1
“Employee Incentive Plan”	Section 6.3(a)
“Employee Incentive Plan Share Reserve”	Section 6.3(a)
“Environmental Law”	Schedule A
“ERISA”	Schedule A
“ERISA Affiliate”	Schedule A
“Escrow Agent”	Schedule A
“Exchange Act”	Schedule A
“Exchange Agent”	Section 2.7(b)

“Exchange Fund”	Section 2.7(c)
“Exchange Ratio”	Section 2.6(b)(i)
“Excluded Company Equity Awards”	Schedule A
“Excluded Shares”	Section 2.6(b)(i)
“F Reorganization”	Section 2.10
“Families First Act”	Schedule A
“Financial Derivative/Hedging Arrangement”	Schedule A
“Financial Statements”	Section 3.7(a)
“Foreign Person”	Schedule A
“Foreign Plan”	Section 3.11(k)
“Founder Group”	Schedule A
“Fundamental Representations”	Schedule A
“GAAP”	Schedule A
“Government Contract”	Schedule A
“Governmental Entity”	Schedule A
“Hazardous Material”	Schedule A
“HSR Act”	Schedule A
“Included Company Equity Awards”	Schedule A
“Indebtedness”	Schedule A
“Insurance Policies”	Section 3.20
“Intellectual Property”	Schedule A
“Intended Tax Treatment”	Section 2.10
“Interim Financial Statements”	Section 3.7(a)
“IP License”	Schedule A
“IPO Letter Agreement Amendment”	Recitals
“JOBS Act”	Section 4.19
“Knowledge”	Schedule A
“Lapsed Policy”	Section 6.15(b)(iii)
“Law”	Schedule A
“Leased Real Property”	Section 3.13(b)
“Legal Proceeding”	Schedule A
“Licensed Intellectual Property”	Schedule A
“Lien”	Schedule A
“Mailing Date”	Section 6.3(b)

“Material Customers”	Schedule A
“Material Permits”	Section 3.6(b)
“Material Suppliers”	Schedule A
“Minimum Available Parent Cash Amount”	Section 6.14(a)
“NYSE”	Section 4.11
“OFAC”	Schedule A
“Open Source Software”	Schedule A
“Order”	Schedule A
“Outside Date”	Section 8.1(b)
“Owned Intellectual Property”	Schedule A
“Parent”	Preamble
“Parent Acquisition Proposal”	Schedule A
“Parent Acquisition Transaction”	Schedule A
“Parent Bylaws”	Schedule A
“Parent Charter”	Section 6.26
“Parent Class A Ordinary Shares”	Section 4.2(a)
“Parent Class B Ordinary Shares”	Section 4.2(a)
“Parent Disclosure Letter”	Article IV
“Parent Material Adverse Effect”	Schedule A
“Parent Material Contracts”	Section 4.10
“Parent Ordinary Shares”	Section 4.2(a)
“Parent Preferred Stock”	Section 4.2(a)
“Parent Proxy Statement”	Section 6.3(a)
“Parent Recommendation”	Section 6.5(b)
“Parent SEC Reports”	Section 4.6(a)
“Parent Shareholder Matters”	Section 6.3(a)
“Parent Shareholder Redemptions”	Section 6.3(a)
“Parent Special Meeting”	Section 6.5(a)
“Parent Transaction Costs”	Schedule A
“Parent Units”	Schedule A
“Parent Warrant Proposal”	Section 6.5(e)
“Parent Warrantholder Approval”	Schedule A
“Parent Warrants”	Section 4.2(a)
“Parties”	Preamble

“Party”	Preamble
“Patents”	Schedule A (Definition of “Intellectual Property”)
“Payroll Tax Executive Order”	Schedule A
“PCAOB Audited Financials”	Section 6.25
“Permit”	Schedule A
“Permitted Lien”	Schedule A
“Person”	Schedule A
“Personal Information”	Schedule A
“PIPE Investment”	Recitals
“PIPE Investment Amount”	Section 4.12
“PIPE Investors”	Recitals
“Privacy Laws”	Schedule A
“Private Placement Warrants”	Section 4.2(a)
“Privileged Communications”	Section 10.15
“Public Warrants”	Section 4.2(a)
“R&D Sponsor”	Schedule A
“Recapitalization”	Recitals
“Registration Statement”	Section 6.3(a)
“Release Notice”	Section 2.11(f)
“Released Claims”	Section 6.11
“Released Related Parties”	Schedule A
“Remedies Exception”	Section 3.4
“Representatives”	Schedule A
“Requisite Parent Shareholder Approval”	Section 6.3(a)
“Rollover Option”	Section 2.6(b)(iii)
“Rollover Restricted Share”	Section 2.6(b)(ii)
“Sanctions Laws”	Schedule A (Definition of “Specified Business Conduct Laws”)
“Scheduled Intellectual Property”	Section 3.17(a)
“SEC”	Schedule A
“Section 351 Transaction”	Section 2.10
“Section 368 Reorganization”	Section 2.10
“Securities Act”	Schedule A
“Singapore Companies Act”	Schedule A

“Singapore Registrar of Companies”	Section 2.1
“Software”	Schedule A
“Specified Business Conduct Laws”	Schedule A
“Sponsor”	Schedule A
“Sponsor Agreement”	Recitals
“State”	Schedule A (Definition of “Specified Business Conduct Laws”)
“Subscription Agreements”	Section 4.12
“Subsidiary”	Schedule A
“Subsidiary Interests”	Section 3.2(b)
“Support Agreement”	Recitals
“Tax/Taxes”	Schedule A
“Tax Return”	Schedule A
“Trade Secrets”	Schedule A (Definition of “Intellectual Property”)
“Trademarks”	Schedule A (Definition of “Intellectual Property”)
“Transaction Agreements”	Schedule A
“Transactions”	Schedule A
“Treasury Regulations”	Schedule A
“Triggering Event”	Schedule A
“Trust Account”	Section 4.13(a)
“Trust Agreement”	Section 4.13(a)
“Trust Termination Letter”	Section 6.9
“Trustee”	Section 4.13(a)
“Unaudited Financial Statements”	Section 3.7(a)
“Unpaid Transaction Costs”	Section 1.3(b)(iv)
“Waiving Parties”	Section 10.15
“Waiving Party Group”	Section 10.15
“WARN”	Section 3.12(e)
“Warrant Agreement”	Schedule A
“Written Consent Party”	Recitals

Additional Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Actual Fraud” shall mean with respect to a Party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article III or IV (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if (a) any of the individuals included on Section 1.2 of the Company Disclosure Letter (in the case of the Company) or Section 1.2 of the Parent Disclosure Letter (in the case of Parent) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article III as qualified by the Company Disclosure Letter, or, in the case of Parent, Article IV as qualified by the Parent Disclosure Letter, were actually breached when made, (b) such Person intended to deceive another Party, to induce him, her or it to enter into this Agreement, (c) another Party, in justifiable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, entered into this Agreement, and (d) such other Party suffered damage by reason of such reliance.

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, in no event shall Sponsor or any investment fund or portfolio company controlling or under common control with any Written Consent Party or the Sponsor be considered an Affiliate of the Company, Parent or Amalgamation Sub.

“Aggregate Closing Restricted Shares” shall mean a number of shares of restricted Delaware Parent Class A Common Stock equal to 30,000,000 multiplied by a fraction equal to the percentage ownership in the Company represented by the total number of shares that would be issued upon the exercise, on a cashless basis, of all Pre-Closing Optionholders’ Company Options (whether vested or unvested) immediately prior to the Closing.

“Aggregate Fully Diluted Company Shares” means, without duplication, (a) the aggregate number of Company Shares (i) that are issued and outstanding immediately prior to the Effective Time and (ii) that are issuable upon the exercise of all Company Options and Company Restricted Shares that are Included Company Equity Awards, calculated using the treasury stock method of accounting, in each case that are issued and outstanding immediately prior to the Effective Time), minus (b) the Company Shares held in the Company’s treasury. For the avoidance of doubt, the Company Shares that are subject to Excluded Company Equity Awards shall not be considered in calculating the Aggregate Fully Diluted Company Shares.

“Antitrust Laws” shall mean the HSR Act and any federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition, including merger control procedures.

“Base Purchase Price” shall mean $2,810,000,000.

“Business Combination” has the meaning ascribed to such term in the Amended and Restated Articles of Association of Parent dated January 6, 2021.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York and Singapore are authorized or required by Law to close.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (as may be amended or modified), together with all rules and regulations and guidance issued by any Governmental Entity with respect thereto.

“Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or group (as defined under Section 13 of the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of Parent; (b) a merger, consolidation, business combination, recapitalization, reorganization, or other similar transaction, however effected, resulting in any Person or group (as defined under Section 13 of the Exchange Act) acquiring 50% or more of the combined voting power of the then outstanding securities of Parent or the surviving or successor entity immediately after such combination; or (c) a sale of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole; provided, however, that any securities of Parent issued in a bona fide financing transaction or series of bona fide financing transactions shall be excluded from the definition of “Change of Control”.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Share Price” shall mean the closing price of Delaware Parent Class A Common Stock as reported on NYSE achieved for a period of at least twenty (20) days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Delaware Parent Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Delaware Parent Class A Common Stock).

“Company Acquisition Proposal” shall mean any inquiry, indication of interest, proposal or offer (other than an offer, indication of interest or proposal made or submitted by or on behalf of Parent or any of its Affiliates) contemplating or otherwise relating to any Company Acquisition Transaction.

“Company Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Transactions) involving, directly or indirectly:

(a)              any merger, consolidation, amalgamation, share exchange, business combination, joint venture, reorganization or other similar transaction involving the Company Group;

(b)             any transaction (i) in which any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 25% or more of the outstanding voting power of the Company Group; or (ii) in which the Company Group issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 25% or more of the outstanding voting power of the Company Group (after giving effect to such transaction);

(c)              any sale, exchange, transfer, acquisition or disposition of 25% or more of the assets of the Company Group or of any business or businesses that constitute or account for 25% or more of the revenues or income of the Company Group;

(d)             any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquiring beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for such securities) representing 25% or more of the outstanding voting power of the Company Group; or

(e)              any combination of the foregoing types of transaction if the sum of the percentage of the voting power of the Company Group or of the revenues, income or assets of the Company Group involved is 25% or more.

“Company Equity Awards” means each Company Option, each Company Restricted Share and each other compensatory award to any current or former director, officer, employee or other service provider of the Company Group of rights of any kind to receive any Company Shares under the Company Share Plans or otherwise.

“Company Group” means the Company and each of its Subsidiaries and, where applicable, any of the Company or any of its Subsidiaries (and, after the Effective Time, the Amalgamated Company and each of its Subsidiaries).

“Company Interests” shall mean the Company Shares and Company Options.

“Company IT Systems” shall mean any and all information technology and computer systems, Software, firmware, hardware, networks and infrastructure, servers, interfaces, platforms, related systems, databases, and data communication equipment and lines, websites, facilities, and equipment owned or licensed by the Company Group and used by or for, or relied on by the Company Group to process, store, transmit, maintain, backup or operate data, information and functions, whether or not in electronic format, including all associated documentation.

“Company Material Adverse Effect” shall mean any change, event, development, circumstance, or occurrence, that, individually or when aggregated with other changes, events, developments, circumstances or occurrences: (a) has had a materially adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) is reasonably likely to prevent or materially delay the ability of the Company to consummate the Transactions; provided, however, that no change, event, occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect has occurred pursuant to the foregoing clause (a): (i) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, strike, embargo, labor disturbance, riot, protest, civil unrest or terrorism, cyberattacks, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19), epidemics or other natural or man-made disasters or weather-related or meteorological event; (iii) the taking of any action required by this Agreement or changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Entities); (iv) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any change in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which the Company Group operates including increases in interest rates, the cost of products, services, supplies, materials or other goods or services purchased from third party suppliers; (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, development, circumstance or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (ix) any actions permitted hereby or taken in compliance with the terms of this Agreement; provided, however, that if a change or effect related to clauses (i), (ii) and (iv) through (vii) materially and disproportionately adversely affects the Company Group, compared to other Persons operating in the same industry and geographies as the Company Group, then such disproportionate impact (to the extent thereof) may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Option” shall mean an option to purchase any Company Ordinary Share pursuant to the Company Share Plans or otherwise.

“Company Ordinary Shares” shall mean the ordinary shares of the Company.

“Company Preference Shares” shall mean the Company Series A Preference Shares, Company Series B Preference Shares, Company Series C Preference Shares, Company Series C+ Preference Shares, Company Series D Preference Shares and Company Series D+ Preference Shares.

“Company Restricted Share” shall each Company Ordinary Share that is subject to any vesting, forfeiture, repurchase or other lapse restriction pursuant to the Company Share Plans or otherwise.

“Company Series A Preference Shares” shall mean the Series A preference shares of the Company.

“Company Series B Preference Shares” shall mean the Series B preference shares of the Company.

“Company Series C Preference Shares” shall mean the Series C preference shares of the Company.

“Company Series C+ Preference Shares” shall mean the Series C+ preference shares of the Company.

“Company Series D Preference Shares” shall mean the Series D preference shares of the Company.

“Company Series D+ Preference Shares” shall mean the Series D+ preference shares of the Company.

“Company Shares” shall mean the Company Ordinary Shares and the Company Preference Shares.

“Company Share Plans” shall mean the 2018 Share Incentive Plan of the Company established and adopted on November 7, 2018, as amended on March 31, 2021.

“Company Shareholder” shall mean a holder of a Company Share issued and outstanding immediately prior to the Effective Time.

“Company Transaction Costs” shall mean all fees, costs and expenses of the Company Group, in each case, incurred prior to and on the Closing Date in connection with the negotiation, preparation and execution of this Agreement and the other Transaction Agreements and in furtherance of the consummation of the Transactions, that remain unpaid immediately prior to the Closing, including: (a) all transaction, deal, brokerage, financial or legal advisory or any similar fees, commissions or expenses payable in connection with or anticipation of the consummation of the Transactions to financial advisors, investment banks, data room administrators, attorneys, accountants and other similar advisors and service providers; (b) all severance, change of control payments, stay bonuses, retention bonuses, and any other transaction-related bonuses and all other compensation or benefits that may be payable at the Closing or thereafter become payable, in each case of this clause (b), solely to the extent resulting from, or in combination with the consummation of the Transactions, and the employer portion of employment, payroll or similar Taxes payable as a result of the foregoing amounts (but excluding, for the avoidance of doubt, any such payments that arise from any termination of employment following the Closing or any actions taken by Parent or the Company or any of their respective Subsidiaries) and (c) all filing fees payable by the Company or any of its Subsidiaries to any Governmental Entities in connection with the transactions contemplated hereby, including Section 6.6.

“Confidentiality Agreement” shall mean that the confidentiality agreement entered into between the Parties or their Affiliates in connection with the Transactions, as amended, supplemented or modified from time to time.

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, undertaking, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, Legal Proceeding, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act.

“Domestication Approval” means the approval of the Domestication by the shareholders of Parent in accordance with the Parent's Amended and Restated Memorandum and Articles of Association, including the adoption of the Parent Charter Documents.

“Earn-Out Period” shall mean the period beginning on the first Business Day immediately following the first anniversary of the Closing Date and ending on the fifth anniversary of the Closing Date.

“Earn-Out Shares” shall mean the aggregate number of shares of Delaware Parent Class A Common Stock equal to (a) 30,000,000 minus (b) the number of Aggregate Closing Restricted Shares.

“Environmental Law” shall mean any and all Laws relating to pollution or protection of the environment or natural resources, or public or worker health or safety (to the extent public or worker health or safety relate to Hazardous Materials).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person or trade or business (whether or not incorporated) that, together with the Company, is (or at any relevant time has been or would be) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” shall mean Continental Stock Transfer & Trust Company.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” shall mean the quotient obtained by dividing (i) the Exchange Ratio Delaware Parent Common Stock, by (ii) the Aggregate Fully Diluted Company Shares.

“Exchange Ratio Delaware Parent Common Stock” shall mean the quotient obtained by dividing (i) the Base Purchase Price, by (ii) $10.00.

“Excluded Company Equity Award” shall mean such portion of any Company Option or Company Restricted Share that is issued and outstanding and that is subject to any unsatisfied performance-, service- or time-based vesting condition immediately prior to the Effective Time.

“Families First Act” shall mean the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

“Financial Derivative/Hedging Arrangement” shall mean any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Foreign Person” has the meaning set forth in 31 C.F.R. § 800.224.

“Founder Group” shall mean, collectively, (i) Qichao Hu, (ii) The Qichao Hu 2021 Irrevocable Trust U/A/D March 31, 2021, (iii) The Qichao Hu Family Delaware Trust U/A/D March 31, 2021, (iv) The Qichao Hu 2021 Annuity Trust Dated March 31, 2021 and (v) their respective Affiliates (other than, for the avoidance of doubt, the Company or any of its Subsidiaries).

“Fundamental Representations” shall mean: (a) in the case of the Company, the representations and warranties contained in Section 3.1 (Organization and Qualification); Section 3.2(a) (Company Subsidiaries); Section 3.3(a) (Capitalization); Section 3.4 (Due Authorization); and Section 3.16(Brokers; Third Party Expenses); and (b) in the case of Parent, the representations and warranties contained in Section 4.1 (Organization and Qualification); Section 4.2(a) (Capitalization); Section 4.3 (Authority Relative to this Agreement); Section 4.9 (Business Activities); and the first two sentences of Section 4.13 (Trust Account).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Government Contract” means any Contract for the sale of supplies or services currently in performance or that has not been closed that is between the Company Group and a Governmental Entity or entered into by the Company Group as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Entity.

“Governmental Entity” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, any political subdivision thereof, regulatory or administrative agency, governmental commission, department, board, bureau, body, authority, rate setting agency, division, office, agency or instrumentality, arbitrator or arbitral body (public or private), court or tribunal.

“Hazardous Material” shall mean any substance, material, chemical or waste that is listed, classified, defined, characterized or otherwise regulated as a “pollutant,” “contaminant,” “toxic substance,” “hazardous substance,” “hazardous material” or words of similar meaning or effect, or for which liability or standards may be imposed, under any Environmental Law, including any radioactive materials, petroleum products or byproducts, lead, noise, mold, odor, asbestos and asbestos containing materials, polychlorinated biphenyls, and per- and polyfluoroalkyl substances.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.

“Included Company Equity Award” shall mean any Company Option or Company Restricted Share that is issued and outstanding immediately prior to the Effective Time, other than Excluded Company Equity Awards.

“Indebtedness” shall mean, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money; (b) any payment obligations evidenced by any bond, debenture, debt security, promissory note, mortgage or other similar instruments; (c) any obligations, contingent or otherwise, to pay the deferred purchase price for assets, property or services, including “earnout” payments; (d) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities, in each case, to the extent drawn; (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed; (f) obligations under leases required to be capitalized under GAAP; (g) obligations under any Financial Derivative/Hedging Arrangement; (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above; and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations.

“Insider” shall mean each of Robert Friedland, Gary Gartner, Andrew Boyd, Christopher Carter, Hirofumi Katase, Francis P. T. Leung and Edward T. Welburn Jr.

“Intellectual Property” shall mean all rights in the following: (a) all patents and patent applications, including provisional patent applications and similar filings and any and all substitutions, divisionals, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including industrial designs and certificates of invention and any applications for either of the foregoing) (collectively, “Patents”); (b) all trademarks, service marks, brand names, trade dress rights, logos, and trade names, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, intent-to-use registrations or similar reservations of marks, renewals and extensions thereof (collectively, “Trademarks”); (c) all registered and unregistered copyrights, applications for registration of copyright, works of authorship, literary works, and all rights therein, pictorial and graphic works, reversions and moral rights (collectively, “Copyrights”); (d) all rights in Software (including all source code, object code, firmware, development tools, files, records, and all documentation related to any of the foregoing) and internet domain names and social media accounts; (e) trade secrets or any of the following that constitutes confidential and proprietary information: know-how, technology, source code, discoveries and improvements, inventions, works, innovations, ideas, research and development, formulas, algorithms, compositions, processes and techniques, Personal Information, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, manuals, and other information (collectively “Trade Secrets”); (f) moral rights and rights of publicity; and (g) all other intellectual property, intellectual property rights, proprietary information and equivalent proprietary rights of any type in any jurisdiction.

“IP License” shall mean (a) any grant (or covenant not to assert) by the Company Group to another Person of or regarding any right relating to or under the Owned Intellectual Property, and (b) any grant (or covenant not to assert) by another Person to the Company Group or regarding any right relating to or under any third Person’s Intellectual Property.

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event (after reasonable inquiry) of: (a) with respect to the Company, the individuals listed on Section 1.2 of the Company Disclosure Letter; and (b) with respect to Parent or Amalgamation Sub, the individuals listed on Section 1.2 of the Parent Disclosure Letter.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, act, constitution, treaty, principle of common law, resolution, ordinance, code, edict, rule, regulation, Order or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, complaint, audit, lawsuit, litigation, investigation (formal or informal), review, inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Licensed Intellectual Property” shall mean all Intellectual Property licensed to the Company Group pursuant to a valid, written IP License.

“Lien” shall mean any mortgage, pledge, security interest, easement, option, right of first refusal, encumbrance, lien, license, license restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Material Customers” shall mean the Company Group’s top ten (10) customers of goods and services purchased from the Company Group as measured by the dollar amount of such purchases, for the twelve months ended December 31, 2020.

“Material Suppliers” shall mean the Company Group’s top ten (10) suppliers and vendors of goods and services to the Company Group as measured by the dollar amount of purchases therefrom, for the twelve (12) months ended December 31, 2020.

“OFAC” shall mean the U.S. Treasury Department Office of Foreign Assets Control.

“Open Source Software” shall mean (i) any Software that contains, or is derived in whole or in part from, any Software that is generally available in source code form and that is distributed under a license which, by its terms, (a) does not prohibit licensees of such Software from licensing or otherwise distributing such Software in source code form, (b) does not prohibit licensees of such Software from making modifications thereof, and (c) does not require a royalty or other payment for the licensing or other distribution, or the modification, of such Software (other than a reasonable charge to compensate the provider for the cost of providing a copy thereof), and (ii) any Software distributed under such licenses as the GNU General Public License, the GNU Lesser General Public License, the BSD License, the MIT License, the Mozilla Public License, the Apache License, the Common Public License or any other licenses approved by the Open Source Initiative (including all licenses listed at https://opensource.org/osd and http://opensource.org/licenses/alphabetical) or any other “open source”, “copyleft,” “free,” or similar license.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Owned Intellectual Property” shall mean all Intellectual Property that is owned or purported by the Company Group to be owned by the Company Group.

“Parent Acquisition Proposal” shall mean any inquiry, proposal or offer contemplating or otherwise relating to any Parent Acquisition Transaction.

“Parent Acquisition Transaction” shall mean (a) any “initial business combination” as defined under the final prospectus of Parent, dated as of January 6, 2021, and filed with the U.S. Securities and Exchange Commission (File No. 333-251493) on January 8, 2021 (other than with the Company and its Affiliates) or (b) any agreement, arrangement or understanding that would reasonably be expected to materially and adversely affect the ability of Parent to consummate the Transactions in a timely manner.

“Parent Material Adverse Effect” shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences that would reasonably be expected to prevent or materially delay the ability of Parent or Amalgamation Sub to consummate the Transactions.

“Parent Target Trading Price” shall mean $18.00 per share of Delaware Parent Class A Common Stock.

“Parent Transaction Costs” shall mean the out-of-pocket fees, costs and expenses of Parent incurred prior to and on the Closing Date in connection with the negotiation, preparation and execution of this Agreement and the other Transaction Agreements and in furtherance of the consummation of the Transactions that remain unpaid immediately prior to the Closing, including (a) the sum of all outstanding deferred, unpaid or contingent underwriting, transaction, deal, brokerage, financial or legal advisory or any similar fees, commissions or expenses owed by Parent, the Sponsor or their respective Affiliates (to the extent Parent or any of its Subsidiaries is responsible for or obligated to reimburse or repay any such amounts) to financial advisors, investment banks, data room administrators, attorneys, accountants and other similar advisors and service providers (including proxy solicitors, financial printers, consultants and administrative service providers); (b) any Indebtedness of Parent or its Subsidiaries owed to its Affiliates or stockholders that will be repaid at Closing; (c) costs and expenses related to (x) directors’ and officers’ liability insurance as expressly provided herein or (y) the preparation, filing and distribution of the Proxy Statement/Registration Statement and other Parent SEC Filings, and (d) filing fees required by Governmental Entities pursuant to Section 6.6.

“Parent Units” shall mean equity securities of Parent each consisting of one share of Parent Class A Ordinary Shares and one-third of one Public Warrant.

“Parent Warrantholder Approval” means the approval of the Parent Warrant Proposal by an affirmative vote of the requisite holders of the outstanding Parent Warrants under the Warrant Agreement and under any other applicable Contract or applicable Law.

“Payroll Tax Executive Order” means any U.S. presidential memorandum, executive order or similar publication or document permitting or requiring the deferral of any payroll Taxes (including those imposed by Section 3101(a) and 3201 of the Code).

“Permit” shall mean any franchise, grant, easement, variance, exception, waiver, accreditation, license, certificate of compliance, authorization, consent, order, certification, permit, approval, or other action of, or any filing, registration or qualification with, any Governmental Entity or any third party.

“Permitted Lien” shall mean: (a) Liens for Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and in each case for which adequate reserves have been established on the Financial Statements in accordance with GAAP; (b) statutory and contractual Liens of landlords with respect to leased real property for amounts not yet delinquent or for amounts that are being contested in good faith by appropriate proceedings and in each case that are sufficiently reserved for on the Financial Statements in accordance with GAAP; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings and in each case that are sufficiently reserved for on the Financial Statements in accordance with GAAP; (d) in the case of real property, any Liens of record, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title or that would be shown by an accurate survey or physical inspection of the applicable real property, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Company Group; (e) Liens securing the Indebtedness of Company Group; (f) in the case of Intellectual Property, non-exclusive license agreements granted by the Company Group in the ordinary course of business; and (g) Liens incurred in connection with capital lease obligations of the Company Group.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Law, or by the Company Group in any of its privacy policies, notices, Contracts or other public-facing statements, all information that identifies, could be used to identify, could reasonably be linked, directly or indirectly, with, or is otherwise associated or reasonably capable of being associated with, a natural Person or device, including (a) information that identifies, could be used to identify or is otherwise identifiable with an individual or a device, and any individual’s name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier, and (b) Internet Protocol addresses, device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“Pre-Closing Optionholders” means all Persons who hold one or more Company Options immediately prior to the Effective Time.

“Privacy Laws” shall mean any and all applicable Laws and legal requirements (including of any applicable foreign jurisdiction) relating to privacy, data security, or Personal Information, and similar consumer protection laws, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including to the extent applicable to the Company Group, the Federal Trade Commission Act, Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, Telephone Consumer Protection Act (TCPA), California Consumer Privacy Act (CCPA), General Data Protection Regulation (GDPR), Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data and any and all applicable Laws governing breach notification in connection with Personal Information.

“Pro Rata Portion” means, (i) with respect to each Company Shareholder (other than the holders of Dissenting Shares), a fraction, the numerator of which is the sum of the aggregate number of Company Shares held by such Company Shareholder immediately prior to the Effective Time, and the denominator of which is the aggregate number of Company Shares held by all Company Shareholders immediately prior to the Effective Time and (ii) with respect to each Pre-Closing Optionholder, a fraction, the numerator of which is the aggregate number of Company Shares underlying all Company Options (whether vested or unvested) held by such Pre-Closing Optionholder immediately prior to the Effective Time, and the denominator of which is the aggregate number of Company Shares underlying all Company Options held by all Pre-Closing Optionholders immediately prior to the Effective Time.

“R&D Sponsor” shall mean any Governmental Entity or any university, college or other educational institution or research center.

“Released Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Representatives, and each of their respective successors and assigns.

“Representatives” shall mean, with respect to a Person, all of the officers, directors, employees, consultants, legal representatives, agents, advisors, auditors, investment bankers, Affiliates and other representatives of such Person.

“Requisite Company Shareholder Approval” shall mean the solicitation by the Company of written consents from the Company Shareholders to approve, by the requisite consent of the Company Shareholders under the Singapore Companies Act and the Company’s Charter Documents, this Agreement, the Amalgamation and the other Transactions.

“Sanctioned Person” shall have the meaning assigned to it in Section 3.24(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Singapore Companies Act” shall mean the Companies Act, Chapter 50 of Singapore, as amended, and the rules and regulations promulgated thereunder.

“Software” shall mean any and all software or computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source or object code, databases, and all documentation related to any of the foregoing.

“Specified Business Conduct Laws” shall mean: (a) the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable Laws relating to bribery or corruption; (b) all Laws imposing economic or trade sanctions on any Person, including all sanctions Laws and embargoes administered by OFAC or imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury or the European Union (collectively “Sanctions Laws”); (c) all Laws relating to the import, export, re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce (“Commerce”), the International Traffic in Arms Regulations administered by the U.S. Department of State (“State”), the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation; (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and other applicable Laws relating to money laundering; (e) the anti-boycott Laws administered by Commerce and the Internal Revenue Service; and (f) all Laws relating to the Committee on Foreign Investment in the United States (“CFIUS”), including Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Parts 800-802.

“Sponsor” shall mean Ivanhoe Capital Sponsor LLC, a Cayman Islands limited liability company.

“Standard Licenses” mean (i) any non-exclusive, incidental trademark or feedback licenses; (ii) implied licenses contained in non-disclosure agreements entered in the ordinary course of business; and (iii) licenses contained in standard Contracts with the Company Group’s employees or contractors.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the appointment of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax” or “Taxes” shall mean: (a) any and all federal, state, local and foreign taxes, including gross receipts, income, gross income, alternative or add-on minimum, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, compensation, employment, escheat or unclaimed property obligations, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges (whether disputed or not and however denominated), together with all interest, deficiencies, penalties and additions imposed by a Governmental Entity with respect to any such amounts; and (b) any liability in respect of any items described in clause (a) payable by reason of Contract, transferee liability, operation of law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Transaction Agreements” shall mean this Agreement, the A&R Registration Rights Agreement, the Subscription Agreements, the Confidentiality Agreement, the Parent Charter, the Parent Bylaws, the Sponsor Agreement, the IPO Letter Agreement Amendment, the Amalgamation Documents and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement, including the Amalgamation and the Domestication.

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Triggering Event” shall mean the date during the Earn-Out Period on which the per share closing price of Delaware Parent Class A Common Stock on the NYSE or other stock exchange where such shares are traded is greater than or equal to the Parent Target Trading Price.

“Warrant Agreement” means the Warrant Agreement, dated as of January 6, 2021, between Parent and Continental Stock Transfer & Trust Company.

EXHIBIT A

Form of Parent Charter

FINAL FORM

CERTIFICATE OF INCORPORATION OF
SES AI CORPORATION

Article I

NAME

The name of the corporation is “SES AI Corporation” (hereinafter called the “Corporation”).

Article II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

Article III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).

Article IV

CAPITAL STOCK

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is [●] shares, consisting of [●] shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), [●] shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”), and [●] shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”). The number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below (i) the number of shares of Class A Common Stock, Class B Common Stock or Preferred Common Stock, as the case may be, then outstanding and (ii) with respect to the Class A Common Stock, the number of shares of Class A Common Stock reserved pursuant to Section 8 of Part A of this Article IV) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.

The following is a statement of the designations and the powers, preferences, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. CLASS A COMMON STOCK AND CLASS B COMMON STOCK.

Unless otherwise indicated, references to “Sections” or “Subsections” in this Part A of this Article IV refer to sections and subsections of Part A of this Article IV.

1. Equal Status; General. Except as otherwise provided in this Certificate of Incorporation (as amended and/or restated from time to time, including pursuant to any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”) or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights, privileges and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution, distribution of assets or winding up of the Corporation), share ratably and be identical in all respects and as to all matters. The voting, dividend, liquidation and other rights, powers and preferences of the holders of Class A Common Stock and Class B Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

2. Voting. Except as otherwise required by applicable law, at all meetings of stockholders and on all matters submitted to a vote of stockholders of the Corporation generally, (i) each holder of Class A Common Stock, as such, shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder and (ii) (A) prior to the effective time of the Amalgamation (the “Amalgamation Effective Time”), each holder of Class B Common Stock, as such, shall have the right to one (1) vote per share of Class B Common Stock held of record by such holder and (B) effective upon the Amalgamation Effective Time, each holder of Class B Common Stock, as such, shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder. Except as otherwise required by applicable law or provided in this Certificate of Incorporation, the holders of shares of Class A Common Stock and Class B Common Stock, as such, shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation generally, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, as the same may be amended and/or restated from time to time (the “Bylaws”), and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by applicable law, holders of Class A Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are exclusively entitled, either separately or together with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or applicable law. There shall be no cumulative voting.

3. Dividend and Distribution Rights. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), then holders of Class A Common Stock shall be entitled to receive shares of Class A Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), and holders of Class B Common Stock shall be entitled to receive shares of Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), as applicable. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

4. Subdivisions, Combinations or Reclassifications. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class is concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

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5. Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon the dissolution, distribution of assets, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution, distribution of assets or winding up is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, that (i) for the avoidance of doubt, payments to be made or received by a holder of Class A Common Stock or Class B Common Stock in connection with any such liquidation, dissolution, distribution of assets or winding up pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be a distribution for the purposes of this Section 5, and (ii) shares of Class A Common Stock and Class B Common Stock may receive, or have the right to elect to receive, different or disproportionate distribution, payment or consideration in connection with such liquidation, dissolution, distribution of assets or winding up in order to reflect the special rights, powers and privileges of holders of shares of Class B Common Stock under this Certificate of Incorporation (which may include, without limitation, securities distributable to the holders of, or issuable upon the conversion of, each share of Class B Common Stock outstanding immediately prior to such transaction having up to ten (10) times the voting power of any securities distributable to the holders of, or issuable upon the conversion of, each share of Class A Common Stock outstanding immediately prior to such transaction) or such other rights, powers, privileges or other terms that are no more favorable, in the aggregate, to the holders of the Class B Common Stock relative to the holders of the Class A Common Stock than those contained in this Certificate of Incorporation.

6. Certain Transactions.

6.1 Merger or Consolidation. In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock, or any consideration into which such shares are converted, upon the consolidation or merger of the Corporation with or into any other entity, such distribution, payment or consideration that the holders of shares of Class A Common Stock or Class B Common Stock have the right to receive, or the right to elect to receive, shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class; provided, however, that (i) for the avoidance of doubt, payments to be made or received by a holder of Class A Common Stock or Class B Common Stock in connection with any such consolidation, merger or other transaction pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be a distribution for the purposes of this Section 6.1, and (ii)  shares of such classes may receive, or have the right to elect to receive, different or disproportionate distribution, payment or consideration in connection with such consolidation, merger or other transaction in order to reflect the special rights, powers and privileges of holders of shares of Class B Common Stock under this Certificate of Incorporation (which may include, without limitation, securities distributable to the holders of, or issuable upon the conversion of, each share of Class B Common Stock outstanding immediately prior to such transaction having up to ten (10) times the voting power of any securities distributable to the holders of, or issuable upon the conversion of, each share of Class A Common Stock outstanding immediately prior to such transaction) or such other rights, powers, privileges or other terms that are no more favorable, in the aggregate, to the holders of the Class B Common Stock relative to the holders of the Class A Common Stock than those contained in this Certificate of Incorporation.

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6.2 Third-Party Tender or Exchange Offers. The Corporation may not enter into any agreement pursuant to which a third party may by tender or exchange offer acquire any shares of Class A Common Stock or Class B Common Stock unless the holders of (a) the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class B Common Stock would receive, or have the right to elect to receive, and (b) the Class B Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class A Common Stock would receive, or have the right to elect to receive; provided, however, that (i) for the avoidance of doubt, payments to be made or received by a holder of Class A Common Stock or Class B Common Stock in connection with any such consolidation, merger or other transaction pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be a distribution for the purposes of this Section 6.2, and (ii)  shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such tender or exchange offer in order to reflect the special rights, powers and privileges of the holders of shares of the Class B Common Stock under this Certificate of Incorporation (which may include, without limitation, securities exchangeable for each share of Class B Common Stock having up to ten (10) times the voting power of any securities exchangeable for each share of Class A Common Stock) or such other rights, powers, privileges or other terms that are no more favorable, in the aggregate, to the holders of the Class B Common Stock relative to the holders of the Class A Common Stock than those contained in this Certificate of Incorporation.

7. Conversion.

7.1 Optional Conversion of Class B Common Stock. Following the Amalgamation Effective Time, each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation (an “Optional Class B Conversion Event”). Before any holder of Class B Common Stock shall be entitled to convert any shares of Class B Common Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall provide written notice to the Corporation at its principal corporate office, of such conversion election and shall state therein the name or names (i) in which the certificate or certificates representing the shares of Class A Common Stock into which the shares of Class B Common Stock are so converted are to be issued (if such shares of Class A Common Stock are certificated) or (ii) in which such shares of Class A Common Stock are to be registered in book-entry form (if such shares of Class A Common Stock are uncertificated). If the shares of Class A Common Stock into which the shares of Class B Common Stock are to be converted are to be issued in a name or names other than the name of the holder of the shares of Class B Common Stock being converted, such notice shall be accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled upon such conversion (if such shares of Class A Common Stock are certificated) or shall register such shares of Class A Common Stock in book-entry form (if such shares of Class A Common Stock are uncertificated). Such conversion shall be deemed to be effective immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted following or contemporaneously with the provision of written notice of such conversion election as required by this Section 7.1, the shares of Class A Common Stock issuable upon such conversion shall be deemed to be outstanding as of such time, and the Person or Persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be deemed to be the record holder or holders of such shares of Class A Common Stock as of such time. Notwithstanding anything herein to the contrary, shares of Class B Common Stock represented by a lost, stolen or destroyed stock certificate may be converted pursuant to an Optional Class B Conversion Event if the holder thereof notifies the Corporation or its transfer agent that such certificate has been lost, stolen or destroyed and makes an affidavit of that fact acceptable to the Corporation and executes an agreement acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate.

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7.2 Automatic Conversion of Class B Common Stock. Immediately following the Domestication, each share of Class B Common Stock issued to the Sponsor in connection with the Domestication (and any other shares of Class B Common Stock issued and outstanding immediately prior to the Amalgamation Effective Time, if any) shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock. In addition, to the extent set forth below, following the Amalgamation Effective Time, each applicable share of Class B Common Stock shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the occurrence of an event described below (a “Mandatory Class B Conversion Event”):

(a) Transfers. Each share of Class B Common Stock that is subject to a Transfer (as defined in Section 10), other than a Permitted Transfer (as defined in Section 10), shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the closing of such Transfer (other than a Permitted Transfer).

(b) Reduction in Voting Power. Following the Amalgamation Effective Time, each outstanding share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the first date on which the Founder Group, together with all other Qualified Stockholders, collectively cease to beneficially own at least 20 % of the number of shares of Class B Common Stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination or recapitalization of the Class B Common Stock) collectively held by the Founder Group and the Qualified Stockholders as of the Effective Date.

(c) Affirmative Vote. Following the Amalgamation Effective Time, each outstanding share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the date specified by the affirmative vote of the holders of at least two-thirds (2/3) of the then outstanding shares of Class B Common Stock, voting as a separate class.

7.3 Certificates. Each outstanding stock certificate (if shares are in certificated form) that, immediately prior to the occurrence of a Mandatory Class B Conversion Event, represented one or more shares of Class B Common Stock subject to such Mandatory Class B Conversion Event shall, upon such Mandatory Class B Conversion Event, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of an Optional Class B Conversion Event or a Mandatory Class B Conversion Event (either of the foregoing, a “Conversion Event”) and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock, if any (or, in the case of any lost, stolen or destroyed certificate, upon such holder providing an affidavit of that fact acceptable to the Corporation and executing an agreement acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate), issue and deliver to such holder (or such other Person specified pursuant to Section 7.1) certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Each share of Class B Common Stock that is converted pursuant to Section 7.1 or Section 7.2 shall thereupon automatically be retired and shall not be available for reissuance.

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7.4 Policies and Procedures. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Certificate of Incorporation or Bylaws of the Corporation, relating to the conversion of the Class B Common Stock into Class A Common Stock, as it may deem necessary or advisable in connection therewith (it being understood, for the avoidance of doubt, that this sentence shall not authorize or empower the Corporation to expand upon the events that constitute a Mandatory Class B Conversion Event). The Corporation may request that the holder of shares of Class B Common Stock furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to verify ownership of Class B Common Stock and determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred. In connection with any action of stockholders taken at a meeting, the stock ledger of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation) shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

8. Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock. If at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as will be sufficient for such purpose.

9. Protective Provisions. Following the consummation of the Business Combination, unless such action is first approved by the affirmative vote (or written consent) of the holders of two-thirds (2/3rd) of the then-outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, this Certificate of Incorporation or the Bylaws, prior to the Final Conversion Date, the Corporation shall not, whether by merger, consolidation, certificate of designation or otherwise (i) amend, alter, repeal or waive any provision of Part A of this Article IV (or adopt any provision inconsistent therewith), or (ii) except for the shares of Class B Common Stock issued pursuant to the Business Combination and as provided in Section 10 below, authorize, or issue any shares of, any class or series of capital stock of the Corporation entitling the holder thereof to more than (1) vote for each share thereof or entitling any class or series of securities to designate or elect directors as a class or series separate from the Class A Common Stock and Class B Common Stock.

10. Issuance of Additional Shares. From and after the consummation of the Business Combination, additional shares of Class B Common Stock may be issued only to a Qualified Stockholder. Any shares of Class B Common Stock that are acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

11. Definitions. For purposes of this Certificate of Incorporation:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

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“Amalgamation” means the amalgamation of Wormhole Merger Sub Pte. Ltd., a Singapore private company limited by shares (“Amalgamation Sub”), and SES Holdings Pte. Ltd., a Singapore private company limited by shares (“SES Holdings”), subject to the terms and conditions set forth in the Business Combination Agreement.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of July 12, 2021, by and among the Corporation (f/k/a Ivanhoe Capital Acquisition Corp.), Amalgamation Sub and SES Holdings.

“Change of Control Transaction” means (i) the sale, lease, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Board, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Corporation), provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect subsidiary or subsidiaries of the Corporation shall not be deemed a “Change of Control Transaction”; (ii) the merger, consolidation, business combination, or other similar transaction of the Corporation with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its Parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation and more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s capital stock, in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Corporation immediately prior to the merger, consolidation, business combination, or other similar transaction continuing to own voting securities of the Corporation, the surviving entity or its Parent immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned of the voting securities of the Corporation immediately prior to the transaction; and (iii) a recapitalization, liquidation, dissolution, or other similar transaction involving the Corporation, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation and more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Corporation immediately prior to the recapitalization, liquidation, dissolution or other similar transaction continuing to own voting securities of the Corporation, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned of the voting securities of the Corporation immediately prior to the transaction.

“Domestication” has the meaning set forth in the Business Combination Agreement.

“Effective Date” means the date on which this Certificate of Incorporation is first effective.

“Family Member” means, with respect to any natural person who is a Qualified Stockholder, (a) the spouse of such Qualified Stockholder, (b) the parents, grandparents, lineal descendants, siblings or lineal descendants of siblings of such Qualified Stockholder or (c) the parents, grandparents, lineal descendants, siblings or lineal descendants of siblings of the spouse of such Qualified Stockholder. Lineal descendants shall include adopted persons, but only so long as they are adopted during minority.

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“Fiduciary” means a Person who (a) is an executor, personal representative, administrator, trustee, manager, managing member, general partner, director, officer or any other agent of a Person and (b) manages, controls or otherwise has decision-making authority with respect to such Person, but, in each case, only to the extent that such Person may be removed, directly or indirectly, by one or more Qualified Stockholders and replaced with another Fiduciary selected, directly or indirectly, by one or more Qualified Stockholders.

“Final Conversion Date” means the date on which no shares of Class B Common Stock shall remain outstanding.

“Founder” means Qichao Hu.

“Founder Group” means, collectively, (i) Founder, (ii) The Qichao Hu 2021 Irrevocable Trust U/A/D March 31, 2021, (iii) The Qichao Hu Family Delaware Trust U/A/D March 31, 2021, (iv) The Qichao Hu 2021 Annuity Trust Dated March 31, 2021 and (v) their respective Affiliates (other than, for the avoidance of doubt, SES Holdings or any of its subsidiaries).

“Liquidation Event” means any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or any Change of Control Transaction.

“Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

“Permitted Entity” means:

(a) a Permitted Trust for so long as such Permitted Trust is solely for the current benefit of a Qualified Beneficiary (and, for the avoidance of doubt, notwithstanding that a remainder interest in such Permitted Trust is for the benefit of any Person other than a Qualified Beneficiary);

(b) any general partnership, limited partnership, limited liability company, corporation, public benefit corporation or other entity, in each case, for so long as such entity is exclusively owned, by (1) one or more Qualified Stockholders, (2) one or more Family Members of such Qualified Stockholders and/or (3) any other Permitted Entity of such Qualified Stockholders;

(c) any foundation or similar entity or any Qualified Charity for so long as (i) one or more Qualified Stockholders continues to, directly or indirectly, exercise Voting Control over any shares of Class B Common Stock from time to time Transferred to such foundation or similar entity or Qualified Charity, and/or (ii) a Fiduciary of such foundation or similar entity or Qualified Charity exercises Voting Control over such shares of Class B Common Stock;

(d) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code for so long as such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust;

(e) the executor or personal representative of the estate of a Qualified Stockholder upon the death of such Qualified Stockholder solely to the extent the executor or personal representative is acting in the capacity of executor or personal representative of such estate;

(f) a revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Stockholder, during the lifetime of the natural person grantor of such trust; or

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(g) a revocable living trust (including any irrevocable administrative trust resulting from the death of the natural person grantor of such trust) which trust is itself both a Permitted Trust and a Qualified Stockholder, following the death of the natural person grantor of such trust, solely to the extent that such shares are held in such trust pending distribution to the beneficiaries designated in such trust.

Except as explicitly provided for herein, a Permitted Entity of a Qualified Stockholder shall not cease to be a Permitted Entity solely by reason of the death of that Qualified Stockholder.

“Permitted Transfer” means, and is restricted to, any Transfer of a share of Class B Common Stock:

(a) by a Qualified Stockholder that is not a Permitted Entity to (i) one or more Family Members of such Qualified Stockholder, (ii) any Permitted Entity of such Qualified Stockholder, or (iii) any Permitted Entity of one or more Family Members of such Qualified Stockholder;

(b) by a Permitted Entity of a Qualified Stockholder to (i) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, (ii) any other Permitted Entity of such Qualified Stockholder, or (iii) any Permitted Entity of one or more Family Members of such Qualified Stockholder; or

(c) any Transfer approved in advance by the Board, or a duly authorized committee of the Board, upon a determination that such Transfer is not inconsistent with the purposes of the foregoing provisions of this definition of “Permitted Transfer.”

For the avoidance of doubt, the direct Transfer of any share or shares of Class B Common Stock by a holder thereof to any other Person shall qualify as a “Permitted Transfer” within the meaning of this Section, if such Transfer could have been completed indirectly through one or more transactions involving more than one Transfer, so long as each Transfer in such transaction or transactions would otherwise have qualified as a “Permitted Transfer” within the meaning of this Section. For the further avoidance of doubt, a Transfer may qualify as a “Permitted Transfer” within the meaning of this Section under any one or more than one of the clauses of this Section as may be applicable to such Transfer, without regard to any proviso in, or requirement of, any other clause(s) of this Section.

“Permitted Transferee” means, as of any date of determination, a Person that is entitled to be a transferee of shares of Class B Common Stock in a Transfer that, as of such date, would constitute a Permitted Transfer.

“Permitted Trust” means a bona fide trust where each trustee is (a) a Qualified Stockholder; (b) a Family Member of a Qualified Stockholder; or (c) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisor, or bank trust departments.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign.

“Qualified Beneficiary” means (i) one or more Qualified Stockholders, (ii) one or more Family Members of a Qualified Stockholder and/or (iii) any other Permitted Entities of one or more Qualified Stockholders.

“Qualified Charity” means a domestic U.S. charitable organization, contributions to which are deductible for federal income, estate, gift and generation skipping transfer tax purposes.

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“Qualified Stockholder” means (i) any member of the Founder Group and (ii) any Person that is a Permitted Transferee of a Qualified Stockholder.

“Requisite Stockholder Consent” means (i) prior to the Voting Threshold Date, the action at a meeting or by written consent (to the extent permitted under this Certificate of Incorporation) of the holders of a majority in voting power of the shares of capital stock of the Corporation that would then be entitled to vote in the election of directors at an annual meeting of stockholders, and (ii) on and after the Voting Threshold Date, the action at a meeting or by written consent (to the extent permitted under this Certificate of Incorporation) of the holders of two-thirds (2/3rds) of the voting power of the shares of capital stock of the Corporation that would then be entitled to vote in the election of directors at an annual meeting of stockholders.

“Sponsor” has the meaning set forth in the Business Combination Agreement.

“Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, the transfer of a share of Class B Common Stock to a broker or other nominee or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise. A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by a Person that received shares in a Permitted Transfer if there occurs any act or circumstance that causes such Person to no longer be a Permitted Transferee. In addition, for the avoidance of doubt, a Transfer shall be deemed to have occurred if a holder that is a partnership, limited partnership, limited liability company or corporation distributes or otherwise transfers its shares of Class B Common Stock to its partners, stockholders, members or other equity owners. Notwithstanding the foregoing, the following shall not be considered a Transfer:

(a) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with (i) actions to be taken at an annual or special meeting of stockholders, or (ii) any other action of the stockholders permitted by this Certificate of Incorporation;

(b) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock, which voting trust, agreement or arrangement does not involve any payment of cash, securities or other property to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; for the avoidance of doubt, any voting trust, agreement or arrangement entered into prior to the Effective Date shall not constitute a Transfer;

(c) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer at such time;

(d) any change in the trustee(s) or the Person(s) and/or entity(ies) having or exercising Voting Control over shares of Class B Common Stock held by a Permitted Entity, provided that following such change such Permitted Entity continues to be a Permitted Entity;

(e) (1) the assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock by a Qualified Stockholder to a grantor retained annuity trust (a “GRAT”) for which the trustee is (A) such Qualified Stockholder, (B) a Family Member of such Qualified Stockholder, (C) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisors, or bank trust departments, (D) an employee of the Corporation or a member of the Board or (E) solely in the case of any such trust established by a natural Person grantor, any other bona fide trustee; (2) the change in trustee for such a GRAT from one of the Persons identified in the foregoing subclauses (A) through (E) to another Person identified in the foregoing subclauses (A) through (E); and (3) the distribution of such shares of Class B Common Stock from such GRAT to such Qualified Stockholder (provided, however, that the distribution of shares of Class B Common Stock to any beneficiary of such GRAT except such Qualified Stockholder shall constitute a Transfer unless such distribution qualifies as a Permitted Transfer at such time);

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(f) any Transfer of shares of Class B Common Stock, whether by a Qualified Stockholder or a Permitted Entity, to a broker or other nominee for so long as the transferor retains (i) Voting Control, (ii) sole dispositive power over such shares of Class B Common Stock, and (iii) the economic consequences of ownership of such shares of Class B Common Stock;

(g) entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;

(h) in connection with a Change of Control Transaction (1) the entering into a support, voting, tender or similar agreement or arrangement, (2) the granting of any proxy and/or (3) the tendering of any shares in any tender or exchange offer for all of the outstanding shares of Class A Common Stock and Class B Common Stock;

(i) due to the fact that the spouse of any holder of shares of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock; provided that any transfer of shares by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Class B Common Stock unless (1) otherwise exempt from the definition of Transfer, or (2) in connection with such divorce proceeding, domestic relations order or similar legal requirement, a Qualified Stockholder is entitled to retain (and for so long as a Qualified Stockholder does actually retain) either (x) the exclusive right to exercise the power to vote or direct the voting of such shares of Class B Common Stock, or (y) sole dispositive power over such shares of Class B Common Stock; and

(j) entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Liquidation Event or consummating the actions or transactions contemplated therein (including, without limitation, tendering shares of Class B Common Stock in connection with a Liquidation Event, the consummation of a Liquidation Event or the sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock or any legal or beneficial interest in shares of Class B Common Stock in connection with a Liquidation Event), provided that such Liquidation Event was approved by the Board.

“Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

“Voting Threshold Date” means the first date on which the issued and outstanding shares of Class B Common Stock represents less than 50% of the total voting power of the then outstanding shares of capital stock of the Corporation that would then be entitled to vote in the election of directors at an annual meeting of stockholders.

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B. PREFERRED STOCK

Subject to Article IV, Part A, Section 9, Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

Subject to Article IV, Part A, Section 9, authority is hereby expressly granted to the Board from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the DGCL (a “Preferred Stock Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

Article V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change, adopt or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of two-thirds (2/3rd) of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with Articles IV, V, VI, VII, VIII, IX, X, XI and XII; provided further, so long as any shares of Class B Common Stock remain outstanding, following the consummation of the Business Combination, the Corporation shall not, without the prior affirmative vote of the holders of two-thirds (2/3rd) of the outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of this Certificate of Incorporation (1) in a manner that is inconsistent with, or that otherwise alters or changes, any of the voting, conversion, dividend or liquidation provisions of the shares of Class B Common Stock or other rights, powers, preferences or privileges of the shares of Class B Common Stock; (2) to provide for each share of Class A Common Stock or any other class of common stock of the Corporation to have more than one (1) vote per share or any rights to a separate class vote of the holders of shares of Class A Common Stock other than as provided by this Certificate of Incorporation or required by the DGCL; or (3) to otherwise adversely impact or affect the rights, powers, preferences or privileges of the shares of Class B Common Stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of Class A Common Stock; provided further, that so long as any shares of Class A Common Stock remain outstanding, the Corporation shall not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of this Certificate of Incorporation (1) in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of Class A Common Stock so as to affect them adversely; or (2) to provide for each share of Class B Common Stock to have more than ten (10) votes per share or any rights to a separate class vote of the holders of shares of Class B Common Stock other than as provided by this Certificate of Incorporation or required by the DGCL. For the avoidance of doubt, (i) nothing in the immediately preceding provisos shall limit the rights of the Board as specified in Article IV, Part B (as qualified by Article IV, Part A, Section 9) or Article VI of this Certificate of Incorporation, and (ii) notwithstanding anything in this Article V to the contrary, any amendment to a provision that contemplates a specific approval requirement by the stockholders (or any class of capital stock of the Corporation) in this Certificate of Incorporation (including the definition of Requisite Stockholder Consent and Voting Threshold Date) shall require the greater of (x) the specific approval requirement by the stockholders (or any class of capital stock of the Corporation) contemplated in such provision, and (y) the approval requirements contemplated by this Article V.

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Article VI

AMENDMENT OF THE BYLAWS

In furtherance and not in limitation of the powers conferred upon it by the DGCL, and subject to the terms of any series of Preferred Stock, the Board shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation, without the vote of stockholders. The stockholders may not adopt, amend, alter or repeal the Bylaws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Certificate of Incorporation, by the Requisite Stockholder Consent.

Article VII

BOARD OF DIRECTORS

This Article VII is inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.

1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.

2. Number of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of the directors of the Corporation shall be fixed from time to time by a majority of the Board. For the avoidance of doubt, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

3. Classified Board. On the Effective Date, directors of the Board shall be classified, with respect to the time for which they shall hold their respective offices, by dividing them into three classes, with each director then in office to be designated as a “Class I Director”, a “Class II Director” or a “Class III Director”, with each class to be apportioned as nearly equal in number as possible. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the Effective Date; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the Effective Date; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the Effective Date. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the Effective Date, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third annual meeting of stockholders following their election, with each director in each such class to hold office until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation or removal in accordance with this Article VII, Section 5. The Board is authorized to assign each director already in office as of the Effective Date, as well as each director elected or appointed to a newly created directorship due to an increase in the size of the Board, to Class I, Class II or Class III. The provisions of this Article VII, Section 3 are subject to the rights of the holders of any class or series of Preferred Stock to elect directors and such directors need not serve classified terms.

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4. Vacancies; Newly Created Directorships. Except as otherwise required by law and the separate rights of the holders of any series of Preferred Stock then outstanding, unless the Board otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board resulting from the death, resignation, disqualification, removal from office or other cause shall be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director entitled to vote thereon, and not by the stockholders; provided, that when one or more directors resign and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a director who has so resigned but whose resignation has not yet become effective shall be included in the majority of directors who have the power to fill such vacancy or vacancies. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualified.

5. Removal. Subject to the rights of the holders of any series of Preferred Stock expressly set forth in a Preferred Stock Designation adopted in compliance with this Certification of Incorporation, prior to the Voting Threshold Date, any director or the entire Board may be removed from office at any time with or without cause and for any or no reason; provided, however, that from and after the occurrence of the Voting Threshold Date, any director of the entire Board may be removed from office at any time, but only for cause and only upon the Requisite Stockholder Consent.

6. Committees. Pursuant to the Bylaws of the Corporation, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

7. Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

8. Ballot; Election of Directors. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

9. Preferred Stock. During any period when the holders of any series of Preferred Stock have the special right to elect additional directors pursuant to the provisions of any certificate of designation, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to such provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by this Certificate of Incorporation (including any certificate of designation establishing any series of Preferred Stock), whenever the holders of any series of Preferred Stock having the special right to elect additional directors cease to hold such right pursuant to this Certificate of Incorporation (including any such certificate of designation), the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and each such director shall cease to be qualified as (and shall cease to be) a director, and the total authorized number of directors of the Corporation shall be reduced accordingly.

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Article VIII

LIMITATION OF DIRECTOR LIABILITY

To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing contained in this Article VIII shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or modification of this Article VIII shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Article IX

INDEMNIFICATION

1. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

2. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

3. Neither any amendment nor repeal of this Article IX, nor the adoption by amendment of this Certificate of Incorporation of any provision inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article IX, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

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Article X

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING

Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting; provided, that prior to the Voting Threshold Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested.

Article XI

SPECIAL MEETING OF STOCKHOLDERS

Special meetings of stockholders for any purpose or purposes may be called at any time by the Board, the Chairperson of the Board or the Chief Executive Officer of the Corporation, and may not be called by any other Person or Persons; provided that, prior to the Voting Threshold Date, special meetings of stockholders for any purpose or purposes may also be called by or at the request of stockholders of the Corporation collectively holding shares of capital stock of the Corporation with voting power sufficient to provide the Requisite Stockholder Consent. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Article XII

FORUM SELECTION

1. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) of the Corporation to bring (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, (d) any action to interpret, apply, enforce or determine the validity of any provisions of this Certificate of Incorporation or the Bylaws or (e) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of this Section 1 of this Article XII is filed in a court other than the Chancery Court (a “Foreign Action”) by any stockholder (including any beneficial owner) of the Corporation, to the fullest extent permitted by law, such stockholder shall be deemed to have consented to: (i) the personal jurisdiction of the Chancery Court in connection with any action brought in any such court to enforce this Section 1 of this Article XII and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

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2. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

3. Notwithstanding the foregoing, the foregoing provisions of this Article XII shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

Article XIII

MISCELLANEOUS

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible and without limiting any other provisions of this Certificate of Incorporation (or any other provision of the Bylaws or any agreement entered into by the Corporation), the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to, or for the benefit of, the Corporation to the fullest extent permitted by law.

To the fullest extent permitted by law, each and every Person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) this Certificate of Incorporation, (b) the Bylaws and (c) any amendment to this Certificate of Incorporation or the Bylaws enacted or adopted in accordance with this Certificate of Incorporation, the Bylaws and applicable law.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, this Certificate of Incorporation has been executed this [●], 2021.

SES AI CORPORATION

By:
Name: [●]
Title: [●]

18

EXHIBIT B

Form of Parent Bylaws

BYLAWS OF

SES AI CORPORATION

(a Delaware corporation)

Page

Article I - Corporate Offices		1

1.1	Registered Office	1
1.2	Other Offices	1

Article II - Meetings of Stockholders		1

2.1	Place of Meetings	1
2.2	Annual Meeting	1
2.3	Special Meeting	1
2.4	Advance Notice Procedures for Business Brought before a Meeting	2
2.5	Advance Notice Procedures for Nominations of Directors	5
2.6	Notice of Stockholders’ Meetings	9
2.7	Manner of Giving Notice; Affidavit of Notice	9
2.8	Quorum	9
2.9	Adjourned Meeting; Notice	9
2.10	Conduct of Business	10
2.11	Voting	10
2.12	Record Date for Stockholder Meetings and Other Purposes	10
2.13	Proxies	11
2.14	List of Stockholders Entitled to Vote	11
2.15	Inspectors of Election	12
2.16	Virtual Meeting	12
2.17	Delivery to the Corporation	13

Article III – Directors		13

3.1	Powers	13
3.2	Number of Directors	13
3.3	Election, Qualification and Term of Office of Directors	13
3.4	Resignation and Vacancies	13
3.5	Place of Meetings; Meetings by Telephone	14
3.6	Regular Meetings	14
3.7	Special Meetings; Notice	14
3.8	Quorum	14
3.9	Action by Unanimous Consent Without a Meeting	15
3.10	Fees and Compensation of Directors	15
3.11	Removal	15
3.12	Presiding Director	15
.	15

Article IV - Committees		15

4.1	Committees of Directors	15
4.2	Committee Minutes	16
4.3	Meetings and Actions of Committees.	16

Article V - Officers		16

5.1	Officers	16
5.2	Appointment of Officers	17
5.3	Subordinate Officers	17
5.4	Removal and Resignation of Officers	17

(continued)

Page

5.5	Vacancies in Offices	17
5.6	Representation of Securities of Other Entities	17
5.7	Tenure, Authority and Duties of Officers	17

Article VI - Records		18

Article VII - General Matters		18

7.1	Execution of Corporate Contracts and Instruments	18
7.2	Stock Certificates	18
7.3	Lost Certificates	19
7.4	Shares Without Certificates	19
7.5	Dividends	19
7.6	Fiscal Year	19
7.7	Seal	19
7.8	Transfer of Stock	19
7.9	Stock Transfer Agreements	19
7.10	Registered Stockholders	20
7.11	Waiver of Notice	20

Article VIII - Notice by Electronic Transmission		20

8.1	Notice by Electronic Transmission	20
8.2	Definition of Electronic Transmission	21

Article IX - Indemnification		21

9.1	Indemnification of Directors and Officers	21
9.2	Indemnification of Others	22
9.3	Prepayment of Expenses	22
9.4	Determination; Claim	22
9.5	Non-Exclusivity of Rights	23
9.6	Insurance	23
9.7	Other Indemnification	23
9.8	Continuation of Indemnification	23
9.9	Amendment or Repeal; Interpretation	23

Article X - Definitions		24

BYLAWS OF
SES AI CORPORATION

Article I - Corporate Offices

1.1            Registered Office.

The address of the registered office of SES AI Corporation (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2            Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II - Meetings of Stockholders

2.1            Place of Meetings.

Meetings of stockholders shall be held at such place, if any, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive offices.

2.2            Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

2.3            Special Meeting.

Special meetings of the stockholders may be called only by such Persons and only in such manner as set forth in the Certificate of Incorporation. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4            Advance Notice Procedures for Business Brought before a Meeting.

(i)            At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (A)(1) was a stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), which proposal has been included in the proxy statement for the annual meeting. The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the Corporation’s notice of meeting given by or at the direction of the Person calling the meeting pursuant to the Certificate of Incorporation and Section 2.3 of these bylaws of the Corporation (these “Bylaws”). For purposes of this Section 2.4 and Section 2.5 of these Bylaws, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting, and a “qualified representative” of such proposing stockholder shall be, if such proposing stockholder is (x) a general or limited partnership, any general partner or Person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or Person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or Person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust. This Section 2.4 shall apply to any business that may be brought before an annual meeting of stockholders other than nominations for election to the Board at an annual meeting, which shall be governed by Section 2.5 of these Bylaws. Stockholders seeking to nominate Persons for election to the Board must comply with Section 2.5 of these Bylaws, and this Section 2.4 shall not be applicable to nominations for election to the Board except as expressly provided in Section 2.5 of these Bylaws.

(ii)            Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day and not earlier than the close of business on the one hundred twentieth day (120th) day, in each case, prior to the one-year anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s first annual meeting of stockholders after its shares of Common Stock (as defined in the Certificate of Incorporation) are first publicly traded, be deemed to have occurred on [●], 2021); provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the close of business on the ninetieth (90th) day prior to such annual meeting or, if later, on the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

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(iii)            To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the secretary shall set forth:

(a)            As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the number of shares of each class or series of stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person or any of its affiliates or associates (for purposes of these Bylaws, as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(b)            As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence (including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly (a) give a Person economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any Person with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any Person with respect to any shares of any class or series of capital stock of the Corporation) in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any performance-related fee (other than an asset-based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Position, (C) any rights to dividends on the shares of any class or series of stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (D) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (E) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (F) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (G) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation and (H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;

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(c)            As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these Bylaws, the text of such proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person (including their names) in connection with the proposal of such business by such stockholder or in connection with acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation, (D) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known, the class and number of all shares of the Corporation’s capital stock owned of record or beneficially by such other stockholder(s) or other beneficial owner(s) and (E) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(d)            A statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the business proposal.

(iv)            For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, or (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

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(v)            A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(vi)            Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The Board or a designated committee thereof shall have the power to determine whether business proposed to be brought before the annual meeting was made in accordance with the provisions of these Bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these Bylaws, the presiding officer at the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting. If the Board or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal was not made in accordance with the provisions of Section 2.4, any such business not properly brought before the meeting shall not be transacted.

(vii)            In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or the holders of any series of Preferred Stock (as defined in the Certificate of Incorporation).

(viii)            For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5            Advance Notice Procedures for Nominations of Directors.

(i)            Annual Meeting of Stockholders. Nominations of any person for election to the Board (a) in the case of an annual meeting may be made at such meeting only (1) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these Bylaws or (2) by a stockholder present in person (as defined in Section 2.4) who (i) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Section 2.5 as to such notice and nomination.

(a)            The foregoing clause (3) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any annual meeting of stockholders.

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(b)            Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting pursuant to Section 2.5(i)(c), the stockholder must (a) provide Timely Notice (as defined in Section 2.4(ii) of these Bylaws) thereof in writing and in proper form to the secretary of the Corporation, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a Nominating Person may nominate for election at the annual meeting pursuant to Section 2.5(i)(c) of these Bylaws shall not exceed the number of directors to be elected at such annual meeting.

(c)            To be in proper form for purposes of Section 2.5(i)(c), a stockholder’s notice to the secretary shall set forth:

(A)            As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a) of these Bylaws) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a);

(B)            As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(c) shall be made with respect to nomination of each Person for election as a director at the meeting);

(C)            A statement whether or not the Nominating Person will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by such Nominating Person to be sufficient to elect the nominee or nominees proposed to be nominated by such Nominating Person; and

(D)            As to each candidate whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (2) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(e).

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(d)            A stockholder providing notice of any nomination proposed to be made at the applicable meeting of stockholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(e)            To be eligible to be a candidate for election as a director of the Corporation at the applicable meeting of stockholders, a candidate must be nominated in the manner prescribed in this Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the secretary at the principal executive offices of the Corporation, (1) a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination and (2) a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (A) is not, and will not become a party to, any agreement, arrangement or understanding with any Person other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director of the Corporation that has not been disclosed therein, (B) understands his or her duties as a director under the DCGL and agrees to act in accordance with those duties while serving as a director, (C) is not or will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any Person as to how such nominee, if elected as a director, will act or vote as a director on any issue or question to be decided by the Board, in any case, to the extent that such arrangement, understanding, commitment or assurance (i) could limit or interfere with his or her ability to comply, if elected as director of the Corporation, with his or her fiduciary duties under applicable law or with policies and guidelines of the Corporation applicable to all directors or (ii) has not been disclosed to the Corporation prior to or concurrently with the Nominating Person’s submission of the nomination, and (D) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to all directors and in effect during such Person’s term in office as a director (and, if requested by any candidate for nomination, the secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(f)            The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the applicable meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines, if any.

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(ii)            Special Meetings of Stockholders. No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these Bylaws or (2) provided that the Board (or a stockholder exercising its right to call a special meeting pursuant to the Certificate of Incorporation) has determined that directors shall be elected at such meeting, by a stockholder present in person (as defined in Section 2.4) who (i) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Section 2.5 as to such notice and nomination. The foregoing clause (2) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any special meeting of stockholders. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by and meeting the requirements of paragraphs (i)(b), (i)(c), (i)(d), (i)(e) and (i)(f) of this Section 2.05 shall be delivered to the secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iii)            General.

(a)            For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (c) any other participant in such solicitation.

(b)            Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.5.

(c)            In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(d)            No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5, as applicable. The Board or a designated committee thereof shall have the power to determine whether a nomination before the applicable meeting of stockholders was made in accordance with the provisions of these Bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these Bylaws, the presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting; provided, however, that nothing herein shall limit the power and authority of the Board or such designated committee to make any such determination in advance of such meeting. If the Board or a designated committee thereof or the presiding officer, as applicable, determines that any nomination was not made in accordance with the provisions of Section 2.5, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

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2.6           Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.7 or Section 8.1 of these Bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7            Manner of Giving Notice; Affidavit of Notice.

Notice of any meeting of stockholders shall be deemed given:

(i)            if mailed, when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records;

(i)            if delivered by courier service, at the earlier of when the notice is received or left at such stockholder’s address; or

(ii)            if electronically transmitted as provided in Section 8.1 of these Bylaws.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.8            Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these Bylaws until a quorum is present or represented.

2.9            Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

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2.10            Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the Person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other Persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11            Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these Bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law, or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12            Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

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If stockholder action by consent in lieu of a meeting is not prohibited by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in lieu of a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in lieu of a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13            Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another Person or Persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but, no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. The authorization of a Person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL; provided that such authorization shall set forth, or be delivered with information enabling the Corporation to determine, the identity of the stockholder granting such authorization.

2.14            List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive offices. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in Person or by proxy at any meeting of stockholders.

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2.15            Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more Persons as alternate inspectors to replace any inspector who fails to act. If any Person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the chairperson of the meeting shall appoint a Person to fill that vacancy.

Such inspectors shall:

(i)            determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii)            count all votes or ballots;

(iii)            count and tabulate all votes;

(iv)            determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v)            certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such Persons to assist them in performing their duties as they determine. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

2.16            Virtual Meeting.

The Board may, in its sole discretion, determine that stockholder meetings shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication (i) participate in a meeting of stockholders; and (ii) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (a) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder; (b) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (c) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

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2.17            Delivery to the Corporation.

Whenever this Article II requires one or more Persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), unless the Corporation otherwise provides, such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Article III– Directors

3.1            Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2            Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3            Election, Qualification and Term of Office of Directors.

Except as provided in the Certificate of Incorporation, each director shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification, or removal. Directors need not be stockholders. The Certificate of Incorporation or these Bylaws may prescribe qualifications for directors.

3.4            Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned but whose resignations have not yet become effective, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled only in the manner provided in the Certificate of Incorporation and applicable law.

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3.5            Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6            Regular Meetings.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

3.7            Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i)	delivered personally by hand or by courier;

(ii)	sent by United States first-class mail, postage prepaid;

(iii)	sent by facsimile or electronic mail; or

(iv)	sent by other means of electronic transmission,

directed to each director at that director’s address, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand or by courier, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twelve (12) hours before the time of the holding of the meeting. If the notice is sent by mail, it shall be deposited in the mail at least one (1) day before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8            Quorum.

Unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors then in office shall constitute a quorum for the transaction of business at all meetings of the Board. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by the DGCL, the Certificate of Incorporation or these Bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

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3.9            Action by Unanimous Consent Without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee, as applicable, and such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10            Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

3.11            Removal.

Directors may be removed from office only in the manner provided in the Certificate of Incorporation and applicable law.

3.12            Presiding Director.

The Board may designate a representative to preside over all meetings of the Board, provided that if the Board does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the chairperson of the Board, if one is elected, shall preside over all meetings of the Board, or if the chairperson of the Board is unable to so preside or is absent, then the vice chairperson of the Board, if one is elected, shall preside over all meetings of the Board. If the designated presiding director, if one is so designated, the chairperson of the Board, if one is elected, and the vice chairperson of the Board, if one is elected, are unable to preside or are absent, the Board shall designate an alternate representative to preside over a meeting of the Board.

Article IV - Committees

4.1            Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these Bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

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4.2            Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3            Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)	Section 3.5 (place of meetings and meetings by telephone);

(ii)	Section 3.6 (regular meetings);

(iii)	Section 3.7 (special meetings and notice);

(iv)	Section 3.9 (action by unanimous consent without a meeting);

(v)	Section 3.12 (presiding director); and

(vi)	Section 7.11 (waiver of notice),

with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i)            the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee; and

(ii)            special meetings of committees may also be called by resolution of the Board or by the chairperson of the applicable committee.

A majority of the directors then serving on a committee of the Board or on a subcommittee of a committee shall constitute a quorum for the transaction of business by the committee or subcommittee, unless the Certificate of Incorporation or a resolution of the Board (or a resolution of the committee that created the subcommittee) requires a greater or lesser number (provided that in no case shall a quorum be less than one-third of the directors then serving on the committee or subcommittee). The vote of a majority of the members of the committee or subcommittee present at any meeting at which a quorum is present shall be the act of such committee or subcommittee, unless the Certificate of Incorporation or a resolution of the Board (or a resolution of the committee that created the subcommittee) requires a greater number. If a quorum is not present at any meeting of the committee, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

Article V - Officers

5.1            Officers.

The officers of the Corporation shall include a president and a secretary. The Corporation may also have, at the discretion of the Board, a chairperson of the Board and a vice chairperson of the Board from among its members, a chief executive officer (who, absent action by the Board stating otherwise, shall also be the president for purposes of the DGCL), a chief financial officer, a treasurer, one (1) or more vice presidents, one (1) or more assistant vice presidents, one (1) or more assistant treasurers, one (1) or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Any number of offices may be held by the same Person.

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5.2            Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws. In the event of the absence or disability of any officer, the Board may designate another officer to act temporarily in place of such absent or disabled officer.

5.3            Subordinate Officers.

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president (where the president and chief executive officer are not the same individual), to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board or an authorized officer (as applicable), may from time to time determine.

5.4            Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5            Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Sections 5.2 and 5.3, as applicable.

5.6            Representation of Securities of Other Entities.

The chairperson of the Board, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other Person authorized by the Board, the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all securities of any other entity standing in the name of this Corporation. The authority granted herein may be exercised either by such Person directly or by any other Person authorized to do so by proxy or power of attorney duly executed by such Person having the authority.

5.7            Tenure, Authority and Duties of Officers.

Except as provided in Section 5.3, all officers of the Corporation shall hold such office, respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

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Article VI - Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code.

Each director and each member of any committee designated by the Board shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers, agents or employees, or committees of the Board so designated, or by any other Person as to matters which such director or committee member reasonably believes are within such other Person’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Corporation.

Article VII - General Matters

7.1            Execution of Corporate Contracts and Instruments.

The Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2            Stock Certificates.

The shares of the Corporation shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be represented by certificates. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two (2) officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairperson or vice chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

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7.3            Lost Certificates.

The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.4            Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.5            Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.6            Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board. Unless otherwise fixed by the Board, the fiscal year of the Corporation shall consist of the twelve (12) month period ending on December 31.

7.7            Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.8            Transfer of Stock.

Shares of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate Person or Persons (if such shares are represented by certificates) or by delivery of duly executed instructions (if such shares are uncertificated), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the Persons from and to whom it was transferred.

7.9            Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

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7.10            Registered Stockholders.

The Corporation:

(i)            shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii)            shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.11            Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

Article VIII- Notice by Electronic Transmission

8.1            Notice by Electronic Transmission.

Except as otherwise specifically required in these Bylaws or by applicable law, all notices required to be given pursuant to these Bylaws may in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission. Whenever, by applicable law, the Certificate of Incorporation or these Bylaws, notice is required to be given to any stockholder, such notice may be given in writing directed to such stockholder’s mailing address or by electronic transmission directed to such stockholder’s electronic mail address, as applicable, as it appears on the records of the Corporation or by such other form of electronic transmission consented to by the stockholder. A notice to a stockholder shall be deemed given as follows: (a) if mailed, when the notice is deposited in the United States mail, postage prepaid, (b) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address, (c) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL, and (d) if given by a form of electronic transmission (other than electronic mail) consented to by the stockholder to whom the notice is given, (i) if by facsimile transmission, when directed to a number at which such stockholder has consented to receive notice, (ii) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (A) such posting and (B) the giving of such separate notice, and (iii) if by any other form of electronic transmission (other than electronic mail), when directed to such stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic transmission by giving written notice or by electronic transmission of such revocation to the Corporation. A notice may not be given by an electronic transmission from and after the time that (x) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices and (y) such inability becomes known to the secretary or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action. Any notice given by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

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An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by electronic mail or by another form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

8.2            Definition of Electronic Transmission.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Article IX - Indemnification

9.1            Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding.

Subject to the requirements in this Article IX and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article IX in connection with any Proceeding (or any part of any Proceeding):

(a)	for which payment has actually been made to and received by or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)	for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c)	for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements), or any other remuneration paid to such person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

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(d)	initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Corporation, any legal entity which it controls, any director or officer thereof or any third party, unless (i) the Board has consented to the initiation of such Proceeding or part thereof, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law (provided, however, that this 9.1 shall not apply to counterclaims or affirmative defenses asserted by such person in an action brought against such person), (iii) otherwise required to be made under Section 9.4 or (iv) otherwise required by applicable law; or

(e)	if prohibited by applicable law; provided, however, that if any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article IX (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

9.2            Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3            Prepayment of Expenses.

The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any current or former officer or director of the Corporation in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

9.4            Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within thirty (30) days after a written claim therefor has been received by the Corporation, the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

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9.5            Non-Exclusivity of Rights.

The rights conferred on any Person by this Article IX shall not be exclusive of any other rights which such Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6            Insurance.

The Corporation may purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7            Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8            Continuation of Indemnification.

Subject to the terms of any provision of the Certificate of Incorporation or agreement between the Corporation and any director, officer, employee or agent respecting indemnification and advancement of expenses, the rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the Person has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Person.

9.9            Amendment or Repeal; Interpretation.

Any repeal or modification of this Article IX shall not adversely affect any right or protection (i) hereunder of any Person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the chairperson of the Board, a vice chairperson of the Board, a chief executive officer, a chief financial officer, a secretary or a treasurer appointed pursuant to Article V of these Bylaws, and to any president, vice president, assistant secretary, assistant treasurer, or other officer of the Corporation appointed by (x) the Board pursuant to Article V of these Bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V of these Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

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Article X - Definitions

As used in these Bylaws, unless the context otherwise requires, the term:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign.

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EXHIBIT C

Form of Support Agreement

EXHIBIT D

Form of Sponsor Agreement

EXHIBIT E

Form of Amended and Restated Registration Rights Agreement

FINAL FORM

AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, is made and entered into by and among SES AI Corporation, a Delaware corporation (formerly, Ivanhoe Capital Acquisition Corp.) (the “Company”), Ivanhoe Capital Sponsor LLC, a Cayman Islands exempted limited liability company (the “Sponsor”), and certain former stockholders of SES Holdings Pte. Ltd., a Singapore private company limited by shares (“Target”), set forth on Schedule 1 hereto (such stockholders, the “Target Holders” and, collectively with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 or Section 6.10 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company and the Sponsor are party to that certain Registration Rights Agreement, dated as of January 6, 2021 (the “Original RRA”);

WHEREAS, the Company entered into that certain Business Combination Agreement, dated as of July 12, 2021 (the “Business Combination Agreement”), by and among the Company, Wormhole Merger Sub Pte. Ltd., a Singapore private company limited by shares and a direct, wholly-owned subsidiary of the Company (“Amalgamation Sub”), and Target, pursuant to which Amalgamation Sub and Target amalgamated, with the Target continuing as the amalgamated company and becoming a direct, wholly owned subsidiary of the Company;

WHEREAS, on the date hereof, pursuant to the Business Combination Agreement, certain of the Target Holders received shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”);

WHEREAS, on the date hereof, pursuant to the Business Combination Agreement, the Founder (as defined in the Business Combination Agreement) received shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), which may be converted to shares of Class A Common Stock pursuant to the terms thereof;

WHEREAS, on the date hereof, pursuant to the Business Combination Agreement, holders of Company Options (as defined in the Business Combination Agreement) received Rollover Options (as defined in the Business Combination Agreement) (the “Options”);

WHEREAS, on the date hereof, certain investors (such other investors, collectively, the “Third-Party Investor Stockholders”) purchased an aggregate of [●] shares of Class A Common Stock (the “Investor Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreements, each dated as of July 12, 2021, entered into by and between the Company and each of the Third-Party Investor Stockholders (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority in interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is the Holder of at least a majority in interest of the Registrable Securities as of the date hereof; and

WHEREAS, the Company and the Sponsor desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1            Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 6.10.

“Additional Holder Common Stock” shall have the meaning given in Section 6.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, (c) the Company has a bona fide business purpose for not making such information public, and (d) such disclosure (i) would be reasonably likely to have an adverse impact on the Company, (ii) could reasonably be expected to have a material adverse effect on the Company’s ability to effect a material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction or (iii) relates to information the accuracy of which has yet to be determined by the Company or which is the subject of an ongoing investigation or inquiry; provided that the Company takes all reasonable action as necessary to promptly make such determination and conclude such investigation or inquiry.

“Agreement” shall have the meaning given in the Preamble hereto.

“Amalgamation Sub” shall have the meaning given in the Recitals hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

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“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Class A Common Stock” shall have the meaning given in the Recitals hereto.

“Class B Common Stock” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall mean collectively, the Class A Common Stock and Class B Common Stock.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 6.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holder” and “Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Investor Shares” shall have the meaning given in the Recitals hereto.

“Joinder” shall have the meaning given in Section 6.10.

“Lock-up” shall have the meaning given in Section 5.1.

“Lock-up Parties” shall mean the Target Holders and their respective Permitted Transferees.

“Lock-up Period” shall mean the period beginning on the Closing Date and ending on the date that is 180 days after the Closing Date.

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“Lock-up Shares” shall mean the shares of Class A Common Stock and any other equity securities convertible into or exercisable or exchangeable for shares of Class A Common Stock held by the Target Holders immediately following the Closing or shares of Class A Common Stock issued with respect to or in exchange for Options or pursuant to the Business Combination Agreement on or after the Closing as permitted by this Agreement (other than the Investor Shares or shares of Class A Common Stock acquired in the public market).

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Options” shall have the meaning given in the Recitals hereto.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean (a) with respect to the Target Holders and their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2 and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter, and (b) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities, including prior to the expiration of any lock-up period applicable to such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Private Placement Warrants” shall mean the warrants issued to the Sponsor pursuant to the Business Combination Agreement in exchange for the warrants purchased by the Sponsor in a private placement that occurred concurrently with the closing of the Company’s initial public offering, including any shares of Class A Common Stock issued or issuable upon conversion or exchange of such warrants.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

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“Registrable Security” shall mean (a) any outstanding shares of Class A Common Stock and any other equity security (including the Private Placement Warrants and any other warrants to purchase shares of Class A Common Stock and shares of Class A Common Stock issued or issuable upon the exercise or conversion of any other equity security, including shares of Class B Common Stock) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Business Combination Agreement and any Investor Shares), any Additional Holder Common Stock, and (b) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) such securities shall have been otherwise transferred (other than to a Permitted Transferee), (C) such securities shall have ceased to be outstanding; (D) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)            all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Class A Common Stock is then listed;

(B)            fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)            printing, messenger, telephone and delivery expenses;

(D)            reasonable fees and disbursements of counsel for the Company;

(E)            reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration (including fees for standard “comfort letters”); and

(F)            in an Underwritten Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders (not to exceed $35,000 without the consent of the Company).

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“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Member” shall mean a member of Sponsor who becomes party to this Agreement as a Permitted Transferee of Sponsor.

“Subscription Agreement” and “Subscription Agreements” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Target” shall have the meaning given in the Preamble hereto.

“Target Holders” shall have the meaning given in the Preamble hereto.

“Third-Party Investor Stockholders” shall have the meaning given in the Recitals hereto.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase, make any short sale or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

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“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1            Shelf Registration.

2.1.1            Filing. Within thirty (30) calendar days following the Closing Date, the Company shall use its commercially reasonable efforts to submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall use its commercially reasonable efforts to maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use a Form S-3 Shelf. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

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2.1.2            Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing). If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3            Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year for each of the Sponsor, the Sponsor Members and the Target Holders.

2.1.4            Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, any Sponsor Member, or a Target Holder (any of the Sponsor, any Sponsor Member or a Target Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that (a) a majority-in-interest of the then outstanding number of Registrable Securities held by the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities shall be in the form of an Underwritten Offering, and (b) the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holders with a total offering price of at least $50 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Demanding Holders may demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

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2.1.5            Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggyback rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Class A Common Stock or other equity securities that the Company desires to sell and all other shares of Class A Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Class A Common Stock or other equity securities proposed to be sold by other holders of Class A Common Stock or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.6            Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown at least three business days prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Registrable Securities; provided that the Sponsor, any Sponsor Member or a Target Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, any Sponsor Member, the Target Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall still constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor, any Sponsor Member or a Target Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor, any Sponsor Member or such Target Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

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2.2            Piggyback Registration.

2.2.1            Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii)  on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade or (vi) an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). The rights provided under this Section 2.2.1 shall not be available to any Holder at such time as there is an effective Shelf available for the resale of the Registrable Securities held by such Holder pursuant to Section 2.1. Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

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2.2.2            Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Class A Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Class A Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Class A Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggyback registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a)            if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Class A Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggyback registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b)            if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Class A Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Class A Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggyback registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

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(c)            if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3            Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4            Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3            Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder participating in such Underwritten Offering agrees that it shall not Transfer any shares of Class A Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by any lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

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2.4            Block Trades; Other Coordinated Offerings.

2.4.1            Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price of at least $50 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2            Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3            Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4            The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5            A Demanding Holder may in the aggregate demand no more than one (1) Block Trade or Other Coordinated Offering pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

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ARTICLE III

COMPANY PROCEDURES

3.1            General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1            prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2            prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3            prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

3.1.4            prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

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3.1.5            cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6            provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7            advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8            at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9            notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10          in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

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3.1.11            obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12            in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13            in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14            make available to its security holders, through the timely filing of reports required pursuant to Section 13(a) or 15(d) of the Exchange Act, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15            with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16            otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

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3.2            Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3            Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4            Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1            Upon receipt of written notice from the Company that: (a) a Registration Statement or Prospectus contains a Misstatement; (b) any request by the Commission for any amendment or supplement to any Registration Statement or Prospectus or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement or Prospectus, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; or (c) upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Board, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each of the Holders shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until it has received copies of a supplemented or amended Prospectus (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), until the restriction on the ability of “insiders” to transact in the Company’s securities is removed, or until it is advised in writing by the Company that the use of the Prospectus may be resumed, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice.

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3.4.2            Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board, such Registration would be detrimental to the Company and the majority of the Board concludes as a result that it is advisable to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for such period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3            Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

3.4.4            The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12)-month period.

3.5            Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Class A Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

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ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1            Indemnification..

4.1.1            The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2            In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

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4.1.3            Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4            The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5            If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

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ARTICLE V

LOCK-UP

5.1            Lock-Up. Subject to Section 5.2, each Lock-up Party agrees that it shall not Transfer any Lock-up Shares prior to the end of the Lock-up Period (the “Lock-up”).

5.2            Permitted Transferees. Notwithstanding the provisions set forth in Section 5.1, each Lock-up Party may Transfer the Lock-up Shares during the Lock-up Period (a) in the case of an entity, to the Lock-up Party’s directors, managers, officers, stockholders, partners, limited partners, members or Affiliates or an investment fund or other entity controlled or managed by the Lock-up Party or any of its Affiliates, (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization, (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (d) in the case of an individual, pursuant to a qualified domestic relations order, (e) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust, (f) to the partners, members or equity holders of such Lock-up Party by virtue of the Lock-up Party’s organizational documents, as amended, or upon dissolution of the Lock-up Party, (g) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, (h) to the Company, or (i) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Closing Date. The parties acknowledge and agree that any Permitted Transferee of a Lock-up Party shall be subject to the transfer restrictions set forth in this ARTICLE V with respect to the Lock-Up Shares upon and after acquiring such Lock-Up Shares.

ARTICLE VI

MISCELLANEOUS

6.1            Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 1 Robinson Road, #18-00 AIA Tower, Singapore 048542, Attention: Qichao Hu, Chief Executive Officer, and Joanne Ban, Chief Legal Officer, or by email: qichao@ses.ai, and jban@ses.ai, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

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6.2              Assignment; No Third Party Beneficiaries.

6.2.1            This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2            Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities.

6.2.3            This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.2.4            This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2.

6.2.5            No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment setting forth the name of the assignor, the name and address of the assignee, and the number of Registrable Securities so transferred, as provided in Section 6.1 hereof, and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3              Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.4              Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

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6.5             TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.6              Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7              Other Registration Rights. Other than the certain Holders and Third-Party Investor Stockholders who each have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements and the Original RRA, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.8              Term. This Agreement shall terminate on the earlier of (a) the fifth (5th) anniversary of the date of this Agreement and (b) with respect to any Holder, the date (i) that such Holder no longer holds any Registrable Securities or (ii) the Holders of all Registrable Securities are permitted to sell such Registrable Securities without registration pursuant to Rule 144A (or any similar provision) under the Securities Act with no volume or other restrictions or limitations. The provisions of Section 3.5 and Article IV shall survive any termination.

6.9              Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

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6.10            Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 6.2 hereof, the Company may make any person or entity who acquires Class A Common Stock or rights to acquire Class A Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Class A Common Stock then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

6.11            Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.12            Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

6.13            Adjustments. If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

SES AI CORPORATION

By:
Name:
Title:

HOLDERS:

IVANHOE CAPITAL SPONSOR LLC

By:
	Name:	Robert Friedland
	Title:	President

[TARGET HOLDERS TO COME]

[Signature Page to Amended and Restated Registration Rights Agreement]

Schedule 1

Target Holders

[TO COME]

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [●], 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among SES AI Corporation, a Delaware corporation (formerly, Ivanhoe Capital Acquisition Corp.) (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Class A Common Stock or shares of Class A Common Stock underlying any rights then owned by the undersigned shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of
____________, 20__

[______________]

By:
Name:
Its:

EXHIBIT F

Form of IPO Letter Agreement Amendment

EXHIBIT G

Form of FIRPTA Certificate

EXHIBIT H

Form of Subscription Agreement

EXHIBIT I

Employee Incentive Plan

FINAL FORM

SES AI CORPORATION

2021 INCENTIVE AWARD PLAN

1.              Establishment of the Plan; Effective Date; Duration.

(a)            Establishment of the Plan; Effective Date. Ivanhoe Capital Acquisition Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation and be renamed SES AI Corporation prior to the Closing) (the “Company”), hereby establishes this incentive compensation plan to be known as the “SES AI Corporation 2021 Incentive Award Plan,” as amended from time to time (the “Plan”). The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards, Other Cash-Based Awards, Dividend Equivalents, and Performance Compensation Awards. The Plan shall become effective on the Effective Date. The effectiveness of the Plan shall be subject to approval of the Plan by the stockholders of the Company within twelve months following the date the Plan is first approved by the Board. The Plan shall remain in effect as provided in Section 1(b) of the Plan. Capitalized but undefined terms shall have the meaning set forth in Section 3 of the Plan.

(b)            Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 14. However, in no event may an Award be granted under the Plan on or after ten years from the Effective Date, provided, however, in the case of an Award that is an Incentive Stock Option, no Incentive Stock Option shall be granted on or after ten years from the earlier of (i) the date the Plan is approved by the Board and (ii) date the Company’s stockholders approve the Plan.

2.              Purpose. The purpose of the Plan is to provide a means through which the Company and its Affiliates may attract and retain key personnel and to provide a means whereby certain directors, officers, employees, consultants and advisors of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may be measured by reference to the value of Common Shares, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s stockholders.

3.              Definitions. Certain terms used herein have the definitions given to them in the first instance in which they are used. In addition, for purposes of the Plan, the following terms are defined as set forth below:

(a)            “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(b)            “Applicable Law” means any applicable law, including without limitation:  (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Common Shares are listed, quoted or traded.

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(c)            “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-Based Awards, Other Cash-Based Awards, Dividend Equivalents, and/or Performance Compensation Award granted under the Plan.

(d)            “Award Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Award.

(e)            “Board” means the Board of Directors of the Company.

(f)            “Business Combination Agreement” shall mean that certain Business Combination Agreement, by and among Ivanhoe Capital Acquisition Corp., Wormhole Merger Sub Pte. Ltd. and SES Holdings Pte. Ltd, dated as of July 12, 2021 as amended from time to time

(g)            “Cause” means, in the case of a particular Award, unless the applicable Award Agreement states otherwise, (i) the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting or similar agreement between the Participant and the Company or an Affiliate in effect at the time of such termination, or (ii) in the absence of any such employment or consulting or similar agreement (or the absence of any definition of  “Cause” contained therein), a Participant’s (A) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company or its Affiliates public disgrace or disrepute, or materially and adversely affects the Company’s or its Affiliates’ operations or financial performance or the relationship the Company has with its customers; (B) gross negligence or willful misconduct with respect to the Company or any of its Affiliates, including, without limitation, fraud, embezzlement, theft or proven dishonesty in the course of his employment or other service to the Company or an Affiliate; (C) alcohol abuse or use of controlled substances other than in accordance with a physician’s prescription; (D) refusal to perform any lawful, material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (F) below) to the Company or its Affiliates (other than due to a disability, as determined by the Committee), which refusal, if curable, is not cured within 15 days after delivery of written notice thereof; (E) material breach of any agreement with or duty owed to the Company or any of its Affiliates, which breach, if curable, is not cured within 15 days after the delivery of written notice thereof; (F) any breach of any obligation or duty to the Company or any of its Affiliates (whether arising by statute, common law or agreement) relating to confidentiality, noncompetition, nonsolicitation and/or proprietary rights or (G) material violation or breach of the documented code of ethics, code of conduct or similar document of the Company or an Affilliate or fiduciary duties to the Company or an Affiliate.

(h)            “Change in Control” shall, in the case of a particular Award, unless the applicable Award Agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon any of the following events:

(i)             any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (A) the Company or any of its Affiliates, (B) any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its Affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Shares) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, by way of merger, consolidation, recapitalization, reorganization or otherwise, of fifty percent (50%) or more of the total voting power of the then outstanding voting securities of the Company;

(ii)            the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the “Continuing Directors”) who (x) were directors on the Effective Date or (y) become directors after Effective Date and whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then in office who were directors on the Effective Date or whose election or nomination for election was previously so approved;

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(iii)           the consummation of a merger or consolidation of the Company with any other company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iv)           the consummation of a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all the Company’s assets; or

(v)           any other event specified as a “Change in Control” in an applicable Award Agreement.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (i), (ii), (iii), (iv), or (v) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(i)             “Claim” means any claim, liability or obligation of any nature, arising out of or relating to the Plan or an alleged breach of the Plan or an Award Agreement.

(j)             “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(k)            “Committee” means a committee of at least two people as the Board may appoint to administer the Plan or, if no such committee has been appointed by the Board, the Board.

(l)             “Common Shares” means shares of the Company’s Class A common stock, par value $0.0001 per share (and any stock or other securities into which such ordinary shares may be converted or into which they may be exchanged).

(m)           “Company” means Ivanhoe Capital Acquisition Corp., a Delaware corporation or its successor.

(n)            “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

(o)            “Dividend Equivalent” means a right awarded under Section 11 to receive the equivalent value (in cash or Common Shares) of ordinary dividends that would otherwise be paid on the Common Shares subject to an Award that is a full-value award but that have not been issued or delivered.

(p)            “Effective Date” shall mean the date on which the transactions contemplated by the Business Combination Agreementare consummated, provided that the Board has adopted the Plan prior to or on such date, subject to approval of the Plan by the Company’s stockholders.

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(q)            “Eligible Director” means a person who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

(r)            “Eligible Person” with respect to an Award denominated in Common Shares, means any (i) individual employed by the Company or an Affiliate; (ii) director of the Company or an Affiliate; (iii) consultant or advisor to the Company or an Affiliate; provided that if the Securities Act applies such persons must be eligible to be offered securities registrable on Form S-8 under the Securities Act; or (iv) prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he begins employment with or begins providing services to the Company or its Affiliates, provided that the Date of Grant of any Award to such individual shall not be prior to the date he begins employment with or begins providing services to the Company or its Affiliates).

(s)            “Exchange Act” means the U.S. Securities Exchange Act of 1934, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

(t)            “Exercise Price” has the meaning given such term in Section 7(b) of the Plan.

(u)            “Fair Market Value” means, as of any date, the value of Common Shares determined as follows:

(i)             If the Common Shares are listed on any established stock exchange or a national market system, the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii)            If the Common Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Common Share will be the mean between the high bid and low asked prices for the Common Shares on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii)           In the absence of an established market for the Common Shares, the Fair Market Value will be determined in good faith by the Committee (acting on the advice of an Independent Third Party, should the Committee elect in its sole discretion to utilize an Independent Third Party for this purpose).

(iv)           Notwithstanding the foregoing, the determination of Fair Market Value in all cases shall be in accordance with the requirements set forth under Section 409A of the Code to the extent necessary for an Award to comply with, or be exempt from, Section 409A of the Code.

(v)            “Immediate Family Members” shall have the meaning set forth in Section 15(b)(ii).

(w)           “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan for incentive stock options.

(x)            “Indemnifiable Person” shall have the meaning set forth in Section 4(e) of the Plan.

(y)            “Independent Third Party” means an individual or entity independent of the Company having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of the Plan. The Committee may utilize one or more Independent Third Parties.

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(z)            “Mature Shares” means Common Shares owned by a Participant that are not subject to any pledge or security interest and that have been either previously acquired by the Participant on the open market or meet such other requirements, if any, as the Committee may determine are necessary in order to avoid an accounting earnings charge on account of the use of such shares to pay the Exercise Price or satisfy a tax or deduction obligation of the Participant.

(aa)          “Nonqualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option.

(bb)         “Option” means an Award granted under Section 7 of the Plan.

(cc)          “Optionholder Earnout Shares” shall have the meaning set forth in the Business Combination Agreement.

(dd)         “Option Period” has the meaning given such term in Section 7(c) of the Plan.

(ee)          “Other Cash-Based Award” means a cash Award granted to a Participant under Section 10 of the Plan, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.

(ff)           “Other Stock-Based Award” means an equity-based or equity-related Award, other than an Option, SAR, Restricted Stock, Restricted Stock Unit or Dividend Equivalent, granted in accordance with the terms and conditions set forth under Section 10 of the Plan

(gg)         “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.

(hh)         “Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 12 of the Plan.

(ii)            “Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan pursuant to Section 12 of the Plan.

(jj)            “Performance Formula” shall mean, for a Performance Period, the one or more formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the applicable Performance Period.

(kk)          “Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria pursuant to Section 12 of the Plan.

(ll)            “Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.

(mm)        “Permitted Transferee” shall have the meaning set forth in Section 15(b)(ii) of the Plan.

(nn)         “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

(oo)         “Plan” means this SES AI Corporation 2021 Incentive Award Plan, as amended from time to time.

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(pp)         “Prior Plan”: means the SES Holdings Pte. Ltd. 2018 Share Incentive Plan established and adopted on November 7, 2018, as amended on March 31, 2021.

(qq)         “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(rr)           “Restricted Stock Unit” means an unfunded and unsecured promise to deliver Common Shares, cash, other securities or other property, subject to certain performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(ss)          “Restricted Stock” means Common Shares, subject to certain specified performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(tt)           “SAR Period” has the meaning given such term in Section 8(c) of the Plan.

(uu)         “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations or guidance.

(vv)         “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

(ww)        “Strike Price” means, except as otherwise provided by the Committee in the case of Substitute Awards, (i) in the case of a SAR granted in tandem with an Option, the Exercise Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value on the Date of Grant.

(xx)          “Subsidiary” means, with respect to any specified Person:

(i)             any corporation, association or other business entity of which more than 50% of the total voting power of shares (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii)            any partnership (or any comparable foreign entity (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

(yy)         “Substitute Award” has the meaning given such term in Section 5(e).

4.              Administration.

(a)            The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act and Applicable Law (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time he takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

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(b)            Subject to the provisions of the Plan and Applicable Law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Common Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Common Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Shares, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, in each case, to the extent consistent with the terms of the Plan.

(c)            The Committee may delegate to one or more officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons subject to Section 16 of the Exchange Act.

(d)            Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.

(e)            No member of the Board, the Committee, delegate of the Committee or any employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Articles of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

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(f)            Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5.             Grant of Awards; Shares Subject to the Plan; Limitations.

(a)            The Committee may, from time to time, grant Awards to one or more Eligible Persons.

(b)            Subject to adjustment as provided in Section 13 of the Plan, the maximum number of Common Shares that may be delivered in satisfaction of Awards under the Plan as of the Effective Date is (i) [●]1 shares, plus (ii) the number of Common Shares underlying awards under the Prior Plan that on or after the Effective Date expire or become unexercisable, or are forfeited, cancelled, settled in cash or otherwise terminated, in each case, without delivery of shares therefor (in the case of this subclause (ii), not to exceed [●]2 shares of Stock in the aggregate), plus (iii) any Optionholder Earnout Shares, as applicable, which are forfeited by reason of a termination of service or employment following the Effective Date (in the case of this subclause (iii), not to exceed [●]3 shares of Stock in the aggregate). In addition, subject to adjustment as provided in Section 13, such maximum number of Common Shares will automatically increase on January 1st of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to two (2)%) of the total number of shares of Stock outstanding on December 31st of the preceding year; provided, however that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of Common Shares. The maximum number of Common Shares that may be granted under the Plan during any single fiscal year to any Participant who is a non-employee director, when taken together with any cash fees paid to such non-employee director during such year in respect of his service as a non-employee director (including service as a member or chair of any committee of the Board), shall not exceed $750,000 in total value (calculating the value of any such Awards based on the Fair Market Value on the Date of Grant of such Awards for financial reporting purposes); provided that the non-employee directors who are considered independent (under the rules of The New York Stock Exchange or other securities exchange on which the Common Shares are traded) may make exceptions to this limit (up to $1,500,000) for a non-executive chair of the Board, if any, in which case the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

(c)            In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, or (ii) tax or deduction liabilities arising from such Option or other Award are satisfied by the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, then in each such case the Common Shares so tendered or withheld shall be added to the Common Shares available for grant under the Plan on a one-for-one basis. Common Shares underlying Awards under the Plan that are forfeited, canceled, expire unexercised, or are settled in cash shall also be available again for issuance as Awards under the Plan.

1 NTD. Insert number of shares that equals 10% of the total outstanding shares on a fully diluted basis immediately post-closing (or higher percentage supported by benchmarking).

2 NTD. Insert number of rollover awards.

3 NTD: Insert total number of Optionholder Earnout Shares.

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(d)            Common Shares delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.

(e)            Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Common Shares underlying any Substitute Awards shall not be counted against the aggregate number of Common Shares available for Awards under the Plan.

6.              Eligibility. Participation shall be limited to Eligible Persons who have entered into an Award Agreement or who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.

7.              Options.

(a)            Generally. Each Option granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Option so granted shall be subject to the conditions set forth in this Section 7 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Subject to Section 13, the maximum aggregate number of Common Shares that may be issued through the exercise of Incentive Stock Options granted under the Plan is [●]4 Common Shares, which, for the avoidance of doubt, such share limit shall not be subject to the annual adjustment provided in Section 5(b)(i). Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company and its Affiliates, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code; provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(b)            Exercise Price. Except with respect to Substitute Awards, the exercise price (“Exercise Price”) per Common Share for each Option shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)), the Exercise Price per share shall not be less than 110% of the Fair Market Value per share on the Date of Grant and provided further, that, notwithstanding any provision herein to the contrary, the Exercise Price shall not be less than the par value per Common Share.

4 NTD: Insert maximum number of shares that may be granted as ISOs. Typically, equity plans permit the entire initial share reserve to be granted as ISOs (i.e. the number in 5(a)(i) above).

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(c)            Vesting and Expiration. Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “Option Period”); provided, however, that the Option Period shall not exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)); provided, further, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability. If the Option would expire at a time when the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be automatically extended to a date that is 30 calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the Option Period.

(d)            Method of Exercise and Form of Payment. No Common Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any taxes required to be withheld or paid upon exercise of such Option. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option, accompanied by payment of the Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or Common Shares valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Common Shares in lieu of actual delivery of such shares to the Company); provided that such Common Shares are not subject to any pledge or other security interest and are Mature Shares; and (ii) by such other method as the Committee may permit in accordance with Applicable Law, in its sole discretion, including without limitation: (A) in other property having a Fair Market Value on the date of exercise equal to the Exercise Price, (B) if there is a public market for the Common Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Common Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price, or (C) by a “net exercise” method whereby the Company withholds from the delivery of the Common Shares for which the Option was exercised that number of Common Shares having a Fair Market Value equal to the aggregate Exercise Price for the Common Shares for which the Option was exercised. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(e)            Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he makes a disqualifying disposition of any Common Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Shares before the later of (i) two years after the Date of Grant of the Incentive Stock Option or (ii) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any Common Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.

(f)            Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, if applicable; any other Applicable Law; the applicable rules and regulations of the Securities and Exchange Commission; or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

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8.              Stock Appreciation Rights.

(a)            Generally. Each SAR granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each SAR so granted shall be subject to the conditions set forth in this Section 8 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

(b)            Strike Price. The Strike Price per Common Share for each SAR shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant.

(c)            Vesting and Expiration. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to exercisability. If the SAR would expire at a time when the exercise of the SAR would violate applicable securities laws, the expiration date applicable to the SAR will be automatically extended to a date that is 30 calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the SAR Period.

(d)            Method of Exercise. SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.

(e)            Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised, multiplied by the excess, if any, of the Fair Market Value of one Common Share on the exercise date over the Strike Price, less an amount equal to any taxes required to be withheld or paid. The Company shall pay such amount in cash, in Common Shares having a Fair Market Value equal to such amount, or any combination thereof, as determined by the Committee. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

9.              Restricted Stock and Restricted Stock Units.

(a)            Generally. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each such grant shall be subject to the conditions set forth in this Section 9 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

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(b)            Restricted Accounts; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, a book entry in a restricted account shall be established in the Participant’s name at the Company’s transfer agent and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than held in such restricted account pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award Agreement, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including, without limitation, the right to vote such Restricted Stock and the right to receive dividends, if applicable. To the extent shares of Restricted Stock are forfeited, any share certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company.

(c)            Vesting. Unless otherwise provided by the Committee in an Award Agreement the unvested portion of Restricted Stock and Restricted Stock Units shall terminate and be forfeited upon termination of employment or service of the Participant granted the applicable Award.

(d)            Delivery of Restricted Stock and Settlement of Restricted Stock Units.

(i)             Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his beneficiary, without charge, the share certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share) or shall register such shares in the Participants name without any such restrictions. Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in Common Shares having a Fair Market Value equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends (except as otherwise set forth by the Committee in the applicable Award Agreement).

(ii)            Unless otherwise provided by the Committee in an Award Agreement, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his beneficiary, without charge, one Common Share for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part Common Share in lieu of delivering only Common Shares in respect of such Restricted Stock Units or (B) defer the delivery of Common Shares (or cash or part Common Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if such delivery would result in a violation of Applicable Law until such time as is no longer the case. If a cash payment is made in lieu of delivering Common Shares, the amount of such payment shall be equal to the Fair Market Value of the Common Shares as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any taxes required to be withheld or paid.

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10.            Other Stock-Based Awards and Other Cash-Based Awards..

(a)            Other Stock-Based Awards. The Committee may grant types of equity-based or equity-related Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Common Shares), in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Other Stock-Based Awards may involve the transfer of actual Common Shares to Participants, or payment in cash or otherwise of amounts based on the value of Common Shares. The terms and conditions of such Awards shall be consistent with the Plan and set forth in the Award Agreement and need not be uniform among all such Awards or all Participants receiving such Awards.

(b)            Other Cash-Based Awards. The Committee may grant a Participant a cash Award not otherwise described by the terms of the Plan, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.

(c)            Value of Awards. Each Other Stock-Based Award shall be expressed in terms of Common Shares or units based on Common Shares, as determined by the Committee, and each Other Cash-Based Awards shall be shall be expressed in terms of cash, as determined by the Committee. The Committee may establish Performance Goals in its discretion pursuant to Section 12, and any such Performance Goals shall be set forth in the applicable Award Agreement. If the Committee exercises its discretion to establish Performance Goals, the number and/or value of Other Stock-Based Awards or Other Cash-Based Awards that will be paid out to the Participant will depend on the extent to which such Performance Goals are met.

(d)            Payment of Awards. Payment, if any, with respect to an Other Stock-Based Award or Other Cash-Based Award shall be made in accordance with the terms of the Award, as set forth in the Award Agreement, in cash, Common Shares or a combination of cash and Common Shares, as the Committee determines.

(e)            Vesting. The Committee shall determine the extent to which the Participant shall have the right to receive Other Stock-Based Awards or Other Cash-Based Awards following the Participant’s termination of employment or service (including by reason of such Participant’s death, disability (as determined by the Committee), or termination without Cause). Such provisions shall be determined in the sole discretion of the Committee and will be included in the applicable Award Agreement but need not be uniform among all Other Stock-Based Awards or Other Cash-Based Awards issued pursuant to the Plan and may reflect distinctions based on the reasons for the termination of employment or service.

11.            Dividend Equivalents. No adjustment shall be made in the Common Shares issuable or taken into account under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Common Shares prior to issuance of such Common Shares under such Award. The Committee may grant Dividend Equivalents based on the dividends declared on Common Shares that are subject to any Award (other than an Option or Stock Appreciation Right). Any Award of Dividend Equivalents may be credited as of the dividend payment dates, during the period between the Date of Grant of the Award and the date the Award becomes payable or terminates or expires, as determined by the Committee; however, Dividend Equivalents shall not be payable unless and until the Award becomes payable, and shall be subject to forfeiture to the same extent as the underlying Award. Dividend Equivalents may be subject to any additional limitations and/or restrictions determined by the Committee. Dividend Equivalents shall be payable in cash, Common Shares or converted to full-value Awards, calculated based on such formula, as may be determined by the Committee.

12.            Performance Compensation Awards.

(a)            Generally. The Committee shall have the authority, at the time of grant of any Award described in Sections 7 through 10 of the Plan, to designate such Award as a Performance Compensation Award. The Committee shall have the authority to make an award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award. Unless otherwise determined by the Committee, all Performance Compensation Awards shall be evidenced by an Award Agreement.

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(b)            Discretion of Committee with Respect to Performance Compensation Awards. The Committee shall have the discretion to establish the terms, conditions and restrictions of any Performance Compensation Award. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply and the Performance Formula.

(c)            Performance Criteria. The Committee may establish Performance Criteria that will be used to establish the Performance Goal(s) for Performance Compensation Awards which may be based on the attainment of specific levels of performance of the Company (and/or one or more Affiliates, divisions, business segments or operational units, or any combination of the foregoing) and may include, without limitation, any of the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) revenue or revenue growth (measured on a net or gross basis); (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of the Company’s equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total stockholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of new product rollouts; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; (xxxiii) personal targets, goals or completion of projects; and (xxxiv) such other criteria as established by the Committee in its discretion from time to time. Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any business unit(s) of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparable or peer companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. Any Performance Criteria that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.

(d)            Modification of Performance Goal(s). The Committee is authorized at any time to adjust or modify the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect any specified circumstance or event that occurs during a Performance Period, including but not limited to the following: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) unusual and/or infrequently occurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (vi) acquisitions or divestitures; (vii) discontinued operations; (viii) any other specific unusual or infrequently occurring or non-recurring events, or objectively determinable category thereof; (ix) foreign exchange gains and losses; and (x) a change in the Company’s fiscal year.

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(e)            Terms and Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period. Unless otherwise determined by the Committee, a Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (i) the Performance Goals for such period are achieved; and (ii) all or some of the portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals. Following the completion of a Performance Period, the Committee shall determine whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate the amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period.

13.            Changes in Capital Structure and Similar Events. In the event of  (a) any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Common Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, spin-off, split-up, split-off, combination, repurchase or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to acquire Common Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Common Shares, or (b) unusual or infrequently occurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, subject to the requirements of Code Sections 409A, 421, and 422, if applicable, including without limitation any or all of the following:

(a)            adjusting any or all of  (i) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (ii) the terms of any outstanding Award, including, without limitation, (A) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (B) the Exercise Price or Strike Price with respect to any Award or (C) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals);

(b)            providing for a substitution or assumption of Awards in a manner that substantially preserves the applicable terms of such Awards;

(c)            accelerating the exercisability or vesting of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event;

(d)            modifying the terms of Awards to add events, conditions or circumstances (including termination of employment within a specified period after a Change in Control) upon which the exercisability or vesting of or lapse of restrictions thereon will accelerate;

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(e)            deeming any performance measures (including, without limitation, Performance Criteria and Performance Goals) satisfied at target, maximum or actual performance through closing or such other level determined by the Committee in its sole discretion, or providing for the performance measures to continue (as is or as adjusted by the Committee) after closing;

(f)            providing that for a period prior to the Change in Control determined by the Committee in its sole discretion, any Options or SARs that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Common Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place after giving such notice for any reason whatsoever, the exercise will be null and void) and that any Options or SARs not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control; and

(g)            canceling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, Common Shares, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per Common Share received or to be received by other stockholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Common Shares subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a Common Share subject thereto may be canceled and terminated without any payment or consideration therefor); provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be final, conclusive and binding for all purposes.

14.            Amendments and Termination.

(a)            Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Common Shares may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

(b)            Amendment of Award Agreements; Repricing. The Committee may, to the extent consistent with the terms of any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, unless the Committee determines, in its sole discretion, that the amendment is necessary for the Award to comply with Code Section 409A. In addition, the Committee shall, without the approval of the stockholders of the Company, have the authority to reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.

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15.            General.

(a)            Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)) and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the death, disability or termination of employment or service of a Participant, or of such other events as may be determined by the Committee.

(b)            Nontransferability.

(i)             Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under Applicable Law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii)            Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award Agreement (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as, a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii)            The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Common Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

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(c)            Tax Withholding and Deductions.

(i)            A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to deduct and withhold, from any cash, Common Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Shares, other securities or other property) of any required taxes (up to the maximum statutory rate under Applicable Law as in effect from time to time as determined by the Committee) and deduction in respect of an Award, its grant, vesting or exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.

(ii)            Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing tax and deduction liability by (A) the delivery of Common Shares (which are not subject to any pledge or other security interest and are Mature Shares, except as otherwise determined by the Committee) owned by the Participant having a Fair Market Value equal to such liability or (B) having the Company withhold from the number of Common Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such liability.

(d)            No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company or an Affiliate, or other person, shall have any Claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. A Participant’s sole remedy for any Claim related to the Plan or any Award shall be against the Company, and no Participant shall have any Claim or right of any nature against any Subsidiary or Affiliate of the Company or any stockholder or existing or former director, officer or employee of the Company or any Subsidiary of the Company. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any Claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any Claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(e)            International Participants. With respect to Participants who reside or work outside of the United States of America, the Committee may in its sole discretion amend the terms of the Plan or outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other and, in furtherance of such purposes the Administrator may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

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(f)             Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his spouse or, if the Participant is unmarried at the time of death, his estate.

(g)            Termination of Employment/Service. Unless determined otherwise by the Committee at any time following such event and subject to Section 15(r) of the Plan: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice-versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity (or vice-versa), such change in status shall not be considered a termination of employment with the Company or an Affiliate.

(h)            No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no person shall be entitled to the privileges of ownership in respect of Common Shares or other securities that are subject to Awards hereunder until such shares have been issued or delivered to that person.

(i)             Government and Other Regulations.

(i)            The obligation of the Company to settle Awards in Common Shares or other consideration shall be subject to all Applicable Laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Common Shares or other securities pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Common Shares or other securities to be offered or sold under the Plan. The Committee shall have the authority to provide that all certificates for Common Shares or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

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(ii)            The Committee may cancel an Award or any portion thereof if the Committee determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Common Shares from the public markets, the Company’s issuance of Common Shares or other securities to the Participant, the Participant’s acquisition of Common Shares or other securities from the Company and/or the Participant’s sale of Common Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award denominated in Common Shares in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of  (A) the aggregate Fair Market Value of the Common Shares subject to such Award or portion thereof that is canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Common Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

(j)             Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior Claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(k)            Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or other equity-based awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(l)             No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees or service providers under general law.

(m)           Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of or service provider to the Company or the Committee or the Board, other than himself.

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(n)            Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

(o)            Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.

(p)            Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the Applicable Laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(q)            Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(r)            Code Section 409A.

(i)             Notwithstanding any provision of the Plan to the contrary, all Awards made under the Plan are intended to be exempt from or, in the alternative, comply with Code Section 409A and the authoritative guidance thereunder, including the exceptions for stock rights and short-term deferrals. The Plan shall be construed and interpreted in accordance with such intent. Each payment under an Award shall be treated as a separate payment for purposes of Code Section 409A.

(ii)            If a Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his termination of service, no amount that is nonqualified deferred compensation subject to Code Section 409A and that becomes payable by reason of such termination of service shall be paid to the Participant (or in the event of the Participant’s death, the Participant’s representative or estate) before the earlier of  (x) the first business day after the date that is six months following the date of the Participant’s termination of service, and (y) within 30 days following the date of the Participant’s death. For purposes of Code Section 409A, a termination of service shall be deemed to occur only if it is a “separation from service” within the meaning of Code Section 409A, and references in the Plan and any Award Agreement to “termination of service” or similar terms shall mean a “separation from service.” If any Award is or becomes subject to Code Section 409A, unless the applicable Award Agreement provides otherwise, such Award shall be payable upon the Participant’s “separation from service” within the meaning of Code Section 409A. If any Award is or becomes subject to Code Section 409A and if payment of such Award would be accelerated or otherwise triggered under a Change in Control, then the definition of Change in Control shall be deemed modified, only to the extent necessary to avoid the imposition of any additional tax under Code Section 409A, to mean a “change in control event” as such term is defined for purposes of Code Section 409A.

(iii)           Any adjustments made pursuant to Section 13 to Awards that are subject to Code Section 409A shall be made in compliance with the requirements of Code Section 409A, and any adjustments made pursuant to Section 13 to Awards that are not subject to Code Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either (x) continue not to be subject to Code Section 409A or (y) comply with the requirements of Code Section 409A.

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(s)            Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

(t)            Other Agreements. Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of Common Shares or other securities under an Award, that the Participant execute lock-up, stockholder or other agreements, as it may determine in its sole and absolute discretion.

(u)            Payments. Participants shall be required to pay, to the extent required by Applicable Law, any amounts required to receive Common Shares or other securities under any Award made under the Plan.

(v)            Erroneously Awarded Compensation. All Awards shall be subject (including on a retroactive basis) to (i) any clawback, forfeiture or similar incentive compensation recoupment policy established from time to time by the Company, including, without limitation, any such policy established to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) Applicable Law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (iii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the Common Shares or other securities are listed or quoted, and such requirements shall be deemed incorporated by reference into all outstanding Award Agreements.

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